Exhibit 10.1

EXECUTION VERSION

$147,000,000 Class A Advances

$28,000,000 Class B Advances

LOAN AND SECURITY AGREEMENT

by and among

NEWSTAR FINANCIAL, INC.,

(Servicer)

NEWSTAR ARLINGTON FUNDING LLC,

(Borrower)

EACH OF THE CLASS A LENDERS FROM TIME TO TIME PARTY HERETO,

(Class A Lenders)

EACH OF THE CLASS B LENDERS FROM TIME TO TIME PARTY HERETO,

(Class B Lenders)

WELLS FARGO SECURITIES, LLC,

(Administrative Agent)

and

U.S. BANK NATIONAL ASSOCIATION

(Trustee)

Dated as of April 4, 2013

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

EXHIBITS

EXHIBIT A-1	Form of Funding Notice (Advance Request)
EXHIBIT A-2	Form of Repayment Notice (Reduction of Advances Outstanding/Facility Amount)
EXHIBIT A-3	Form of Reinvestment Notice (Reinvestment of Principal Collections/ Acquisition of Additional Loans in connection with Substitution)
EXHIBIT A-4	Form of Funding Notice (Unfunded Exposure Account Disbursement)
EXHIBIT A-5	Form of Borrowing Base Certificate
EXHIBIT A-6	Form of Approval Notice
EXHIBIT B	Form of Variable Funding Note
EXHIBIT C	Form of Officer’s Certificate as to Solvency
EXHIBIT D	Form of Officer’s Closing Certificate
EXHIBIT E	Form of Release of Underlying Instruments
EXHIBIT F	[Reserved]
EXHIBIT G	Form of Transferee Letter
EXHIBIT H	Form of Joinder Supplement
EXHIBIT I	Form of Servicing Report
EXHIBIT J	Form of Servicer’s Certificate

SCHEDULES

SCHEDULE I	Legal Names
SCHEDULE II	Approved Valuation Firms
SCHEDULE III	Concentration Account
SCHEDULE IV	Agreed-Upon Procedures

ANNEXES

ANNEX A	Addresses for Notices
ANNEX B	Commitments

-vi-

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (as amended, modified, waived, supplemented, restated or replaced from time to time, this “Agreement”) is made as of April 4, 2013, by and among:

(1) NEWSTAR FINANCIAL, INC., a Delaware corporation, as Servicer (the “Servicer”);

(2) NEWSTAR ARLINGTON FUNDING LLC, a bankruptcy remote, special purpose Delaware limited liability company, as borrower (the “Borrower”);

(3) EACH OF THE CLASS A LENDERS FROM TIME TO TIME PARTY HERETO (together with its respective successors and assigns in such capacity, each a “Class A Lender,” and collectively, the “Class A Lenders”);

(4) EACH OF THE CLASS B LENDERS FROM TIME TO TIME PARTY HERETO (together with its respective successors and assigns in such capacity, each a “Class B Lender,” and collectively, the “Class B Lenders” and, together with the Class A Lenders, the “Lenders”);

(5) WELLS FARGO SECURITIES, LLC, a Delaware limited liability company (together with its successors and assigns, “WFS”), as the administrative agent hereunder (together with its successors and assigns in such capacity, the “Administrative Agent”); and

(6) U.S. BANK NATIONAL ASSOCIATION, a national banking association (“U.S. Bank”), not in its individual capacity but as the document custodian (together with its successors and assigns in such capacity, the “Document Custodian”) and trustee (together with its successors and assigns in such capacity, the “Trustee”).

RECITALS

WHEREAS, the Borrower has requested that the Class A Lenders purchase the Class A Variable Funding Notes (as defined below) and extend credit thereunder by providing Class A Commitments and making Class A Advances (each as defined below) under the Class A Variable Funding Notes from time to time prior to the Reinvestment Period End Date (as defined below) for the general business purposes of the Borrower;

WHEREAS, the Borrower has requested that the Class B Lenders purchase the Class B Variable Funding Notes (as defined below) and extend credit thereunder by providing Class B Commitments and making Class B Advances (each as defined below) under the Class B Variable Funding Notes from time to time prior to the Reinvestment Period End Date (as defined below) for the general business purposes of the Borrower;

WHEREAS, the Borrower has requested that the Servicer act as the servicer of the Borrower and manage the Collateral (as defined below);

WHEREAS, the Borrower and the Lenders have requested the Trustee to act as Trustee hereunder and all covenants and agreements made by the Borrower herein are for the benefit and security of the Secured Parties; and the Borrower and the Lenders are entering into this Agreement, and the Trustee is accepting the trusts created hereby, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged; and

WHEREAS, the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, based upon the foregoing Recitals, the mutual premises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms.

Certain capitalized terms used throughout this Agreement are defined in this Section 1.1. As used in this Agreement and its schedules, exhibits and other attachments, unless the context requires a different meaning, the following terms shall have the following meanings:

“1940 Act”: The Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Account”: Any of the Collateral Account, the Collection Account, the Principal Collection Account, the Interest Collection Account, the Expense Reserve Account, the Unfunded Exposure Account and any sub-accounts thereof deemed appropriate or necessary by the Trustee or Securities Intermediary for convenience in administering such accounts.

“Accreted Interest”: Interest accrued on a Loan that is added to the principal amount of such Loan instead of being paid as it accrues.

“Accrual Period: With respect to each Advance (or portion thereof), (i) with respect to the first Payment Date, the period from and including the Closing Date to and including the Determination Date in the month in which the first Payment Date occurs, and (ii) with respect to any subsequent Payment Date, the period ending on the Determination Date in the month in which such Payment Date occurs and commencing on the first day after the end of the preceding Accrual Period; provided, that the final Accrual Period hereunder shall end on and include the day prior to the payment in full of the Advances hereunder.

“Adjusted Borrowing Value”: For any Loan as of any date of determination, an amount equal to the least of (i) the Outstanding Balance of such Loan, (ii) the Purchase Price of such Loan multiplied by the Outstanding Balance thereof at such time, and (iii) the Assigned Value of such Loan multiplied by the Outstanding Balance thereof at such time; provided that the “Adjusted Borrowing Value” of any Loan that (x) is no longer an Eligible Loan or (y) constitutes an Equity Security shall be zero.

“Administrative Agent”: WFS, in its capacity as administrative agent, together with its successors and assigns, including any successor appointed pursuant to Section 11.6.

“Administrative Expenses”: All amounts (including indemnification payments but excluding principal and interest payments) due or accrued and payable by the Borrower to any Person pursuant to any Transaction Document, including, but not limited to, Servicer Reimbursable Expenses, any amounts owing by the Borrower to any third party service provider to the Borrower, the Servicer, any Lender or the Trustee, any Approved Valuation Firm, accountants, rating agencies, agents and counsel of any of the foregoing for fees and expenses or any other Person in respect of any other fees, expenses, or other payments (including indemnification payments).

“Advance”: Each Class A Advance and/or Class B Advance, as the context so requires.

“Advance Rate”: The Class A Advance Rate and/or the Class B Advance Rate, as the context so requires.

“Advances Outstanding”: As of any date of determination, the sum of the Class A Advances Outstanding and the Class B Advances Outstanding.

“Affected Party”: The Administrative Agent, the Lenders and each of their respective assigns and participants.

“Affiliate”: With respect to a Person, means any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person, or is a director or officer of such Person; provided that for purposes of determining whether any Loan is an Eligible Loan or any Obligor is an Eligible Obligor, the term Affiliate shall not include any Affiliate relationship which may exist solely as a result of direct or indirect ownership of, or control by, a common Financial Sponsor. For purposes of this definition, “control,” when used with respect to any specified Person means the possession, directly or indirectly, of the power to vote 20% or more of the voting securities of such Person or to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agented Loan”: Any Loan originated as part of a syndicated loan transaction that has one or more administrative, paying and/or collateral agents who receive payments and hold the collateral pledged by the related Obligor on behalf of all lenders with respect to the related credit facility.

“Aggregate Exposure Amount”: As of any date of determination, the sum of the Exposure Amounts of all Delayed Draw Loans and Revolving Loans included in the Collateral on such date.

“Aggregate Unfunded Exposure Equity Amount”: As of any date of determination, an amount equal to the sum of the Unfunded Exposure Equity Amounts with respect to all Delayed Draw Loans and Revolving Loans included in the Collateral on such date.

“Agreement”: The meaning specified in the Preamble.

“Applicable Law”: For any Person or property of such Person, all existing and future laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority which are applicable to such Person or property (including, without limitation, predatory lending laws, usury laws, the Federal Truth in Lending Act, and Regulation Z and Regulation B of the Board of Governors of the Federal Reserve System), and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Approval Notice”: With respect to any Loan, the written notice, substantially in the form attached hereto as Exhibit A-6, evidencing the approval by the Controlling Lender, in its sole discretion, of the acquisition of such Loan by the Borrower.

“Approved Valuation Firm”: Each valuation firm listed on Schedule II hereto or otherwise mutually agreeable to the Borrower and the Lenders.

“Asset Coverage Ratio”: The ratio, determined on a consolidated basis, without duplication, in accordance with GAAP, of (a) the fair value of the total assets of BDCA and its Subsidiaries as required by, and in accordance with, the 1940 Act and any orders of the SEC issued to BDCA to be determined by the Board of Directors of BDCA and reviewed by its auditors, less all liabilities (other than Indebtedness, including Indebtedness hereunder) of BDCA and its Subsidiaries, to (b) the aggregate amount of Indebtedness of BDCA and its Subsidiaries; provided that the calculation of the Asset Coverage Ratio shall not include Subsidiaries that are not required to be included by the 1940 Act as affected by such orders of the SEC issued to BDCA including, if set forth in any such order, any Subsidiary which is a small business investment company which is licensed by the Small Business Administration to operate under the Small Business Investment Act of 1958.

“Assigned Value”: With respect to each Loan included in the Collateral, as of any date of determination, the value (expressed as a percentage of such Loan’s par value) assigned to such Loan by the Controlling Lender in its sole discretion as of the Closing Date or the applicable Cut-Off Date (in the case of a Loan added to the Collateral after the Closing Date), in each case subject to the following terms:

(a) If an Assigned Value Adjustment Event of the type described in clauses (i), (iii), (iv) or (viii) (solely with respect to a Material Modification described in clause (a) therein) of the definition thereof with respect to such Loan occurs, the Assigned Value of such Loan will, automatically and without further action by the Controlling Lender, be zero;

(b) If an Assigned Value Adjustment Event not described in clause (a) hereof with respect to such Loan (other than a Broadly Syndicated Loan) occurs, the Assigned Value of such Loan may be amended by the Controlling Lender in its sole discretion. In the event the Borrower disagrees with the Controlling Lender’s determination of the Assigned Value of a Loan, the Borrower may (at its expense) retain any single Approved Valuation Firm to value such Loan and if the value (expressed as a percentage of par) determined by such firm is greater than the Controlling Lender’s determination of the Assigned Value, such firm’s valuation shall be the Assigned Value; provided that (a) the Assigned Value of such Loan shall be the value (expressed as a percentage of par) assigned by the Controlling Lender until such valuation firm has determined its value and (b) the Assigned Value shall not be based upon the practices set forth in FASB No. 157 or any pronouncement, statement, rule or amendment with respect to GAAP mandated mark to market requirements, but rather shall be based on the amortized cost adjusted for any credit deterioration of such Loan;

(c) Following an Assigned Value Adjustment Event not described in clause (a) hereof with respect to a Broadly Syndicated Loan, the Assigned Value of such Broadly Syndicated Loan may be amended by the Controlling Lender, in its sole discretion, but such Assigned Value shall not be less than the price (expressed as a percentage of par) of (w) the average of the published bid side prices based upon information from three secondary loan market dealers (selected by the Servicer in a commercially reasonable manner) active in the trading of such Loan or obligations or securities similar thereto or pricing services (one of which must be Loan-X Mark-It Partners or Loan Pricing Corporation if a bid side price from Loan-X Mark-It Partners is unavailable), (x) if a price cannot be obtained pursuant to the means contemplated by clause (w) hereof, the price determined as the average of the published bid side prices based upon information from two secondary loan market dealers (selected by the Servicer in a commercially reasonable manner) active in the trading of such Loan or obligations or securities similar thereto or pricing services (one of which shall be Loan-X Mark-It Partners or Loan Pricing Corporation if a bid side price from Loan-X Mark-It Partners is unavailable), (y) if a price cannot be obtained pursuant to the means contemplated by clauses (w) or (x) hereof, the price determined by Loan-X Mark-It Partners or Loan Pricing Corporation if a bid side price from Loan-X Mark-It Partners is unavailable or (z) if a price cannot be obtained pursuant to the means contemplated by clauses (w), (x) or (y) hereof (including on account of the Controlling Lender determining that pricing is not current or accurate or is not available as described in the following proviso), the price determined pursuant to clause (b) above; provided, that the Controlling Lender, in its sole discretion, may determine that any single published bid side price obtained from any applicable secondary loan market dealer or pricing service is not current or accurate or is not available, and, upon such determination, such price will not be eligible for consideration in clauses (w), (x) or (y) above;

(d) The Assigned Value of any Loan will be re-evaluated (which value shall be assigned at the sole discretion of the Controlling Lender) for any Loan whose Assigned Value was decreased following the occurrence of an Assigned Value Adjustment Event upon the improvement in the Senior Net Leverage Ratio or the Interest Coverage Ratio (as reported quarterly) that gave rise to the decrease in the Assigned Value. In addition if any event constituting an Assigned Value Adjustment Event has been remedied or is no longer in existence, the Borrower may request in writing that the Controlling Lender increase the Assigned Value of the related Loan. The Controlling Lender may increase such Assigned Value in its sole discretion; and

(e) The Controlling Lender shall promptly notify the Servicer of any change effected by the Controlling Lender in the Assigned Value of any Loan.

“Assigned Value Adjustment Event”: With respect to any Loan, the occurrence of any one or more of the following events after the related Cut-Off Date:

(i) a default in the payment of principal or interest under such Loan (after giving effect to any applicable grace or cure periods, but in any case not to exceed five (5) Business Days, in accordance with the Underlying Instruments);

(ii) a default as to all or any portion of one or more payments of principal or interest has occurred in relation to any other pari passu obligation for borrowed money of the related Obligor (after giving effect to any grace period applicable thereto but in no event exceeding five (5) Business Days past the applicable due date);

(iii) an Insolvency Event with respect to the related Obligor;

(iv) the Servicer has determined in accordance with the Collateral Management Standard that such Loan is on non-accrual status or not collectible;

(v) the failure to deliver any financial reporting package monthly (to the extent required by the Underlying Instruments), quarterly or annually with respect to such Loan pursuant to Section 6.8(f) no later than forty-five (45) days after the end of each month, sixty (60) days after the end of each quarter and one hundred twenty (120) days after the end of each fiscal year (or such greater number of days as allowed by the Underlying Instruments (including any grace periods thereunder), but which, in the case of annual financials, shall in no case exceed 150 days after the end of each fiscal year), unless otherwise agreed to by the Controlling Lender in its sole discretion;

(vi) the Interest Coverage Ratio (calculated solely with respect to interest payable in cash) for any Relevant Test Period with respect to such Loan is (A) less than 85% of the Interest Coverage Ratio with respect to such Loan as of the Cut-Off Date for such Loan and (B) less than 1.50 to 1.00;

(vii) the Senior Net Leverage Ratio for any Relevant Test Period of the related Obligor with respect to such Loan is (A) more than 0.50x higher than such Senior Net Leverage Ratio with respect to such Loan as of the Cut-Off Date for such Loan and (B) greater than 3.50 to 1.00; or

(viii) the occurrence of a Material Modification with respect to such Loan.

For the avoidance of doubt, a Loan shall not cease to be an Eligible Loan solely as a result of a change in Assigned Value pursuant to an Assigned Value Adjustment Event, but will remain an Eligible Loan at the new Assigned Value.

“Available Funds”: With respect to any Payment Date, all amounts received in the Collection Account (including, without limitation, any Collections on Loans included in the

Collateral and earnings from Permitted Investments in the Collection Account) during the Collection Period that ended on the Determination Date immediately preceding the calendar month in which such Payment Date occurs.

“Bankruptcy Code”: The United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Base Rate”: For any day, the rate per annum (rounded upward, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Federal Funds Rate in effect on such day plus 1.5% and (b) the Prime Rate in effect on such day.

“BDCA”: Business Development Corporation of America.

“Borrower”: The meaning specified in the Preamble.

“Borrower Purchase Notice”: The meaning specified in Section 12.4(a).

“Borrowing Base”: The Class A Borrowing Base and/or the Class B Borrowing Base, as the context may require.

“Borrowing Base Certificate”: A certificate setting forth the calculation of each Borrowing Base as of each Measurement Date, in the form of Exhibit A-5, prepared by the Servicer.

“Borrowing Base Deficiency”: The existence of a Class A Borrowing Base Deficiency or a Class B Borrowing Base Deficiency. For the avoidance of doubt, if a Class A Borrowing Base Deficiency and a Class B Borrowing Base Deficiency occur simultaneously, the Class A Borrowing Base Deficiency must be cured prior to the Class B Borrowing Base Deficiency.

“Breakage Costs”: With respect to any Lender and to the extent requested by such Lender in writing (which writing shall set forth in reasonable detail the basis for requesting any such amounts), any amount or amounts as shall compensate such Lender for any loss, cost or expense actually incurred by such Lender as a result of the liquidation or re-employment of deposits or other funds required by the Lender if any payment by the Borrower of Advances Outstanding or Interest occurs on a date other than a Payment Date (for avoidance of doubt, the Breakage Costs in respect of any such payment by the Borrower on any Payment Date shall be deemed to be zero). All Breakage Costs shall be due and payable hereunder on each Payment Date in accordance with Section 2.7 and Section 2.8. The determination by the applicable Lender of the amount of any such loss, cost or expense shall be conclusive absent manifest error.

“Broadly Syndicated Loan”: Any commercial loan that is (i) a broadly syndicated commercial loan, (ii) has first priority right of payments and is not (and cannot by its terms become) subordinate in right of payment to any obligation of the Obligor in any bankruptcy, reorganization, insolvency, moratorium or liquidation proceedings, (iii) is secured by a pledge of collateral, which security interest is validly perfected and first priority under Applicable Law (subject to liens permitted under the applicable credit agreement), (iv) the Servicer has determined in good faith that the value of the collateral securing the loan (or the enterprise value of the underlying business) on or about the time of origination equals or exceeds the outstanding principal balance of the loan plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by the same collateral, (v) has a tranche size of $250,000,000 or greater, (vi) has a trailing twelve month EBITDA (as reported in the most recent financial statements or covenant compliance certificate of the Obligor) of $50,000,000 or greater, and (vii) is rated by both S&P and Moody’s (or the Obligor is rated by S&P and Moody’s) at the time of acquisition by the Borrower and such ratings are not lower than B3 by Moody’s and B- by S&P. For avoidance of doubt, the reference to “tranche size” in clause (v) hereof is to the tranche currently held or contemplated for purchase by the Borrower. To the extent there are multiple pari passu tranches issued by the Obligor, such other tranches shall be included in the calculation of tranche size if they carry the same material terms and are each widely distributed. Additionally, the calculation of tranche size shall also include any last out component, but not any second lien component.

“Business Day”: Any day (other than a Saturday or a Sunday) on which banks are not required or authorized to be closed in New York, New York; Charlotte, North Carolina; Boston, Massachusetts; Minneapolis, Minnesota or Florence, South Carolina; provided that, if any determination of a Business Day shall relate to an Advance bearing interest at LIBOR, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations”: With respect to any entity, the obligations of such entity to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such entity under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock”: Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all similar ownership interests in a Person (other than a corporation), and any and all warrants, rights or options to purchase any of the foregoing.

“Cash”: Cash or legal currency of the United States of America as at the time shall be legal tender for payment of all public and private debts.

“Certificated Security”: The meaning specified in Section 8-102(a)(4) of the UCC.

“Change-in-Control”: Any of the following:

(a) Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding (i) Permitted Holders, and (ii) any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of such plan) becomes the “beneficial owner” (as defined under Rule 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of stock or other equity interests or any interest convertible into any such interest in the Originator or the initial Servicer having more than fifty percent (50%) of the voting power for the election of directors of the Originator or the initial Servicer, if any, under ordinary circumstances;

(b) the failure by the Equityholder to own all of the limited liability company membership interests in the Borrower free and clear of all Liens;

(c) the failure by BDCA and the Company to own all of the limited liability company membership interests in the Equityholder free and clear of all Liens, other than a pledge by the Company of the limited liability company membership interests in the Equityholder to Fortress Credit Corp., as administrative agent under any credit facility, pursuant to a pledge agreement approved by the Administrative Agent, or a pledge of such interests to any other Person with the prior consent of the Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed; or

(d) the dissolution, termination or liquidation in whole or in part, transfer or other disposition, in each case, of all or substantially all of the assets of BDCA.

“Class A Advance”: The meaning specified in Section 2.1(a)(ii).

“Class A Advance Rate”: The meaning set forth in the Fee Letter.

“Class A Advances Outstanding”: On any date of determination, the aggregate principal amount of all Class A Advances outstanding on such day, after giving effect to all repayments of Class A Advances and the making of new Class A Advances on such day.

“Class A Applicable Spread”: The rate per annum set forth in the Fee Letter.

“Class A Borrowing Base”: As of any Measurement Date, an amount equal to the lesser of:

(a) (i) the aggregate sum of the products of (A) the Class A Advance Rate for each Eligible Loan as of such date and (B) the Adjusted Borrowing Value of each such Eligible Loan as of such date, plus (ii) the amount on deposit in the Principal Collection Account as of such date, minus (iii) the Aggregate Unfunded Exposure Equity Amounts, plus (iv) the amount on deposit in the Unfunded Exposure Account (but not in excess of the Aggregate Exposure Amount);

(b) (i) the aggregate Adjusted Borrowing Value of all Eligible Loans as of such date minus (ii) the Minimum Equity Amount minus (iii) $10,000,000 of the Class B Advances, plus (iv) the amount on deposit in the Principal Collection Account as of such date, minus (v) the Aggregate Unfunded Exposure Equity Amounts, plus (vi) the amount on deposit in the Unfunded Exposure Account (but not in excess of the Aggregate Exposure Amount); and

(c) the Class A Facility Amount;

provided that, for the avoidance of doubt, any Loan which at any time is no longer an Eligible Loan shall not be included in the calculation of “Class A Borrowing Base.”

“Class A Borrowing Base Deficiency”: A condition occurring on any Measurement Date on which the Class A Advances Outstanding exceed the Class A Borrowing Base.

“Class A Commitment”: With respect to each Class A Lender, the commitment of such Class A Lender to make Class A Advances in accordance herewith prior to the Reinvestment Period End Date, in an amount not to exceed the Class A Facility Amount and, for each Class A Lender, the amount opposite such Class A Lender’s name in the designated Class set forth on Annex B hereto or on Schedule I to the Joinder Supplement relating to each such Class A Lender.

“Class A Facility Amount”: Initially the Maximum Facility Amount applicable to the Class A Advances, as such amount may vary from time to time pursuant to Section 2.3 hereof; provided that on or after the Reinvestment Period End Date, the Class A Facility Amount shall mean the Class A Advances Outstanding.

“Class A Facility Maturity Date”: April 4, 2018.

“Class A Interest”: For each Accrual Period and the Class A Advances Outstanding, the sum of the products (for each day during such Accrual Period) of:

IR x P x 1/D

where:

	IR	=	the Class A Interest Rate applicable on such day;
	P	=	the Class A Advances Outstanding on such day;
	D	=	360 days (or, to the extent the Class A Interest Rate is the Base Rate, 365 or 366 days, as applicable).

provided that, (i) no provision of this Agreement shall require the payment or permit the collection of Class A Interest in excess of the maximum permitted by Applicable Law, and (ii) Class A Interest shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

“Class A Interest Rate”: (a) The LIBOR Rate plus (b) the Class A Applicable Spread; provided that, upon and during the occurrence of a Eurodollar Disruption Event, with respect to the Class A Advances affected by such Eurodollar Disruption Event, “Class A Interest Rate” shall mean the Base Rate plus the Class A Applicable Spread.

“Class A Lenders”: The meaning specified in the Preamble, including Wells Fargo Bank, National Association and each financial institution which may from time to time become a Class A Lender hereunder by executing and delivering a Joinder Supplement to the Administrative Agent, the Trustee, the Servicer and the Borrower as contemplated by Section 2.1(a)(iv).

“Class A Non-Usage Fee”: The meaning set forth in the Fee Letter.

“Class A Obligations”: All Obligations owing to the Class A Lenders.

“Class A Structuring Fee”: The meaning set forth in the Fee Letter.

“Class A Variable Funding Note” or “AVFN”: The meaning specified in Section 2.1(a)(i).

“Class B Advance”: The meaning specified in Section 2.1(b)(ii).

“Class B Advance Rate”: The meaning set forth in the Fee Letter.

“Class B Advances Outstanding”: On any date of determination, the aggregate principal amount of all Class B Advances outstanding on such day, after giving effect to all repayments of Class B Advances and the making of new Class B Advances on such day.

“Class B Applicable Spread”: The rate per annum set forth in the Fee Letter.

“Class B Borrowing Base”: As of any Measurement Date, an amount equal to the lesser of:

(a) (i) the aggregate sum of the products of (A) the Class B Advance Rate for each Eligible Loan as of such date and (B) the Adjusted Borrowing Value of each such Eligible Loan as of such date, plus (ii) the amount on deposit in the Principal Collection Account as of such date, minus (iii) the Aggregate Unfunded Exposure Equity Amounts, plus (iv) the amount on deposit in the Unfunded Exposure Account (but not in excess of the Aggregate Exposure Amount), minus (v) the Class A Advances Outstanding;

(b) (i) the aggregate Adjusted Borrowing Value of all Eligible Loans as of such date minus (ii) the Minimum Equity Amount, plus (iii) the amount on deposit in the Principal Collection Account as of such date, minus (iv) the Aggregate Unfunded Exposure Equity Amounts, plus (v) the amount on deposit in the Unfunded Exposure Account (but not in excess of the Aggregate Exposure Amount), minus (vi) the Class A Advances Outstanding as of such date; and

(c) the Class B Facility Amount;

minus, in each case, the Class B Minimum Reserve Amount, except that such amount shall not be deducted from the Class B Borrowing Base if and to the extent a Class A Borrowing Base Deficiency exists;

provided that, if on such date the Class A Advances Outstanding are greater than zero, the Class B Borrowing Base on such date shall not be less than $10,000,000;

provided, further that, for the avoidance of doubt, any Loan which at any time is no longer an Eligible Loan shall not be included in the calculation of “Class B Borrowing Base.”

“Class B Borrowing Base Deficiency”: A condition occurring on any Measurement Date on which the Class B Advances Outstanding exceeds the Class B Borrowing Base.

“Class B Commitment”: With respect to each Class B Lender, the commitment of such Class B Lender to make Class B Advances in accordance herewith prior to the Reinvestment Period End Date, in an amount not to exceed the Class B Facility Amount and, for each Class B Lender, the amount opposite such Class B Lender’s name in the designated Class set forth on Annex B hereto or on Schedule I to the Joinder Supplement relating to each such Class B Lender.

“Class B Facility Amount”: Initially the Maximum Facility Amount applicable to the Class B Advances, as such amount may vary from time to time pursuant to Section 2.3 hereof; provided that on or after the Reinvestment Period End Date, the Class B Facility Amount shall mean the Class B Advances Outstanding.

“Class B Facility Maturity Date”: April 4, 2018.

“Class B Interest”: For each Accrual Period and the Class B Advances Outstanding, the sum of the products (for each day during such Accrual Period) of:

IR x P x 1/D

where:

	IR	=	the Class B Interest Rate applicable on such day;
	P	=	the Class B Advances Outstanding on such day;
	D	=	360 days (or, to the extent the Class B Interest Rate is the Base Rate, 365 or 366 days, as applicable).

provided that, (i) no provision of this Agreement shall require the payment or permit the collection of Class B Interest in excess of the maximum permitted by Applicable Law, and (ii) Class B Interest shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

“Class B Interest Rate”: (a) The LIBOR Rate plus (b) the Class B Applicable Spread; provided that, upon and during the occurrence of a Eurodollar Disruption Event, with respect to the Class B Advances affected by such Eurodollar Disruption Event, “Class B Interest Rate” shall mean the Base Rate plus the Class B Applicable Spread.

“Class B Lender Purchase Price”: The meaning specified in Section 9.2(c).

“Class B Lenders”: The meaning specified in the Preamble, including the Company and each financial institution which may from time to time become a Class B Lender hereunder by executing and delivering a Joinder Supplement to the Administrative Agent, the Servicer, the Trustee and the Borrower as contemplated by Section 2.1(b)(iv).

“Class B Minimum Reserve Amount”: An amount equal to $2,500,000.

“Class B Non-Usage Fee”: The meaning set forth in the Fee Letter.

“Class B Obligations”: All Obligations owing to the Class B Lenders.

“Class B Placement Fee”: The meaning set forth in the Fee Letter.

“Class B Purchase Notice”: The meaning specified in Section 12.3(a).

“Class B Variable Funding Note” or “BVFN”: The meaning specified in Section 2.1(b)(i).

“Clearing Agency”: An organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Clearing Corporation”: The meaning specified in Section 8-102(a)(5) of the UCC.

“Closing Date”: April 4, 2013.

“Code”: The Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: All right, title, and interest (whether now owned or hereafter acquired or arising, and wherever located) of the Borrower in all accounts, cash and currency, chattel paper, tangible chattel paper, electronic chattel paper, copyrights, copyright licenses, equipment, fixtures, general intangibles, instruments, commercial tort claims, deposit accounts, inventory, investment property, letter-of-credit rights, software, supporting obligations, accessions, and other property of the Borrower, including, without limitation, all right, title and interest of the Borrower in the following (in each case excluding the Retained Interest and any fee permitted to be retained by the Originator in connection with the origination of any Loan under clause (b)(iii) of the definition of Excluded Amounts):

(a) all Loans in which the Borrower has an interest, and all monies due or to become due in payment under such Loans on and after the related Cut-Off Date, including, but not limited to, all Collections;

(b) all Related Security with respect to the Loans referred to in clause (a); and

(c) all income and Proceeds of the foregoing.

For the avoidance of doubt, the term “Collateral” shall, for all purposes of this Agreement, be deemed to include any Loan acquired directly by the Borrower from a third party in a transaction arranged and underwritten by the Originator or any transaction in which the Borrower is the designee of the Originator under the instruments of conveyance relating to the applicable Loan.

“Collateral Account”: A Securities Account created and maintained on the books and records of the Securities Intermediary entitled “Collateral Account” in the name of the Borrower and subject to the prior Lien of the Trustee for the benefit of the Secured Parties.

“Collection Account”: A Securities Account created and maintained on the books and records of the Securities Intermediary entitled “Collection Account” in the name of the Borrower and subject to the prior Lien of the Trustee for the benefit of the Secured Parties.

“Collection Date”: The date on which the Obligations have been irrevocably paid in full in accordance with Section 2.3(b) and Section 2.7 or 2.8, as applicable, and the Commitments have been irrevocably terminated in full pursuant to Section 2.3(a) or as a result of the end of the Reinvestment Period.

“Collection Period”: With respect to the first Payment Date, the period from and including the Closing Date to and including the Determination Date preceding the first Payment Date; and thereafter, the period from but excluding the Determination Date preceding the previous Payment Date to and including the Determination Date preceding the current Payment Date.

“Collections”: (a) All cash collections and other cash proceeds of any Loan, including, without limitation or duplication, any Interest Collections, Principal Collections, amendment fees, late fees, prepayment fees, waiver fees or other amounts received in respect thereof (but excluding any Excluded Amounts) and (b) interest earnings on Permitted Investments or otherwise in any Account.

“Commitment”: The Class A Commitments and/or the Class B Commitments, as the context may require.

“Company”: NewStar Financial, Inc., a Delaware corporation.

“Company LIBOR Rate”: The posted rate for one-month, two-month or three-month, as applicable, deposits in Dollars appearing on the applicable Telerate Page (3750 for Dollars, which is known as Telerate Successor Page 37507) or the applicable Reuters Screen Page, or, if such Telerate Page is not available, in such other manner, as and when determined in accordance with the applicable Underlying Instruments.

“Company Prime Rate”: The rate designated by the Company (or the Person serving as agent on a Loan if other than the Company) from time to time and/or pursuant to the related Underlying Instruments as its prime rate in the United States, such rate to change as and when the designated rate changes; provided that the Company Prime Rate is not intended to be the lowest rate of interest charged by the Company (or such agent) in connection with extensions of credit to debtors.

“Concentration Account”: The account maintained at the Concentration Account Bank for the purpose of receiving Collections, the details of which are contained in Schedule III, as such schedule may be amended from time to time.

“Concentration Account Bank”: Either (i) U.S. Bank or (ii) Wells Fargo, as applicable.

“Continued Errors”: The meaning specified in Section 6.13(d).

“Contractual Obligation”: With respect to any Person, any provision of any securities issued by such Person or any mortgage, deed of trust, contract, undertaking, agreement, instrument or other material document to which such Person is a party or by which it or any of its property is bound or to which either is subject.

“Controlling Class B Lender”: The Class B Lender holding a majority of the aggregate outstanding amount of the Class B Commitments (or, if the Class B Commitments have been terminated, the Class B Advances).

“Controlling Lender”: The Class A Lender(s) holding a majority of the aggregate outstanding amount of the Class A Commitments (or, if the Class A Commitments have been terminated, the Class A Advances) until all amounts payable hereunder with respect to the Class A Advances are paid in full (other than contingent indemnification and reimbursement obligations for which no claim giving rise thereto has been asserted) and the Class A Commitments have terminated; and then, the Class B Lender(s) holding a majority of the aggregate outstanding amount of the Class B Commitments (or, if the Class B Commitments have been terminated, the Class B Advances) until the Class B Advances are paid in full and the Class B Commitments have terminated.

“Corporate Trust Office”: The applicable designated corporate trust office of the Trustee specified on Annex A hereto, or such other address within the United States as the Trustee may designate from time to time by notice to the Administrative Agent.

“Covenant Compliance Period”: The period beginning on the Closing Date and ending on the date on which all Commitments have been terminated and the Obligations have been paid in full (other than contingent indemnification and reimbursement obligations for which no claim giving rise thereto has been asserted).

“Credit and Collection Policy”: The written credit policies and procedures of the Originator and the initial Servicer with respect to secured loans as disclosed to the Administrative Agent and the Borrower, as such credit and collection policy may be amended or supplemented from time to time in accordance with Section 5.1(h) and Section 5.3(f).

“Cut-Off Date”: With respect to each Loan, the date such Loan is acquired by the Borrower.

“Default”: Any event that, with the giving of notice or the lapse of time, or both, would become an Event of Default.

“Defaulted Loan”: Any Loan which has been accelerated after an “Event of Default” as defined in the Underlying Instruments, which acceleration has not been waived, and any Loan classified as a Defaulted Loan by the Servicer in accordance with the Credit and Collection Policy and the Servicing Standard.

“Defaulting Lender”: Any Lender other than Wells Fargo that (i) has failed to fund any portion of the Advances required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (ii) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless such amount is the subject of a good faith dispute, (iii) has notified the Borrower, the Administrative Agent or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply or has failed to comply with its funding obligations under this Agreement or generally under other agreements in which it commits or is obligated to extend credit or (iv) has become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Delayed Draw Loan”: A Loan that is fully committed on the initial funding date of such Loan and is required to be fully funded in one or more installments on draw dates to occur within eighteen (18) months of the initial funding of such Loan but which, once all such installments have been made, shall no longer constitute a Delayed Draw Loan.

“Determination Date”: With respect to each Payment Date, the tenth (10th) day of the month of such Payment Date or, if such day is not a Business Day, the next succeeding Business Day.

“DIP Loan”: Any Loan (i) with respect to which the related Obligor is a debtor-in-possession as defined under the Bankruptcy Code, (ii) which has the priority allowed pursuant to Section 364 of the Bankruptcy Code and (iii) the terms of which have been approved by a court of competent jurisdiction (the enforceability of which is not subject to any pending contested matter or proceeding).

“Discretionary Sale”: The meaning specified in Section 2.17.

“Document Custodian”: U.S. Bank in its role as custodian of the Required Loan Documents and Loan Files hereunder.

“Document Custody Facilities” means the office of the Document Custodian set forth in Annex A.

“Discretionary Sale Date”: The Business Day identified by the Borrower to the Administrative Agent in a Discretionary Sale Notice as the proposed date of a Discretionary Sale.

“Discretionary Sale Notice”: The meaning specified in Section 2.17.

“Dollars”: Means, and the conventional “$” signifies, the lawful currency of the United States.

“EBITDA”: With respect to the Relevant Test Period with respect to the related Loan, the meaning of “EBITDA,” “Adjusted EBITDA” or any comparable definition in the Underlying Instruments for each such Loan, and in any case that “EBITDA,” “Adjusted EBITDA” or such comparable definition is not defined in such Underlying Instruments, an amount, for the Obligors on such Loan (determined on a consolidated basis without duplication in accordance with GAAP) equal to earnings from continuing operations for such period plus (a) interest expense, (b) income taxes, (c) depreciation and amortization for such Relevant Test Period (to the extent deducted in determining earnings from continuing operations for such period), (d) amortization of intangibles (including, but not limited to, goodwill, financing fees and other capitalized costs), other non-cash charges and organization costs, (e) extraordinary losses in accordance with GAAP, (f) one-time, non-recurring non-cash charges consistent with the compliance statements and financial reporting packages provided by the Obligors, and (g) any other item the Borrower and the Administrative Agent mutually deem to be appropriate.

“Eligible Asset”: A financial asset, either fixed or revolving, that by its terms converts into cash within a finite time period plus any rights or other assets designed to assure the servicing or timely distribution of proceeds to securityholders.

“Eligible Loan”: Each Loan (A) for which the Trustee has received (or, in accordance with the terms hereof will receive) the related Required Loan Documents; (B) that has been approved by the Controlling Lender, in its sole discretion, prior to the applicable Cut-Off Date; and (C) that satisfies each of the following eligibility requirements (unless the Controlling Lender and the Majority Class B Lenders in their respective sole discretion agree to waive any such eligibility requirement with respect to such Loan):

(a) such Loan is a first lien loan and a Middle Market Loan or Broadly Syndicated Loan;

(b) such Loan is an “eligible asset” as defined in Rule 3a-7 under the 1940 Act;

(c) such Loan is Registered;

(d) such Loan, together with the Related Security, has been purchased directly by or sold or assigned to the Borrower, in each case, pursuant to (and in accordance with) the Sale Agreement and the Borrower has good and marketable title, free and clear of all Liens (other than Permitted Liens), on such Loan and related security;

(e) the Loan (together with the Collections and Related Security) has been the subject of a grant by the Borrower in favor of the Trustee, for the benefit of the Secured Parties, of a valid and perfected first priority security interest;

(f) the Obligor with respect to such Loan is an Eligible Obligor;

(g) such Loan is denominated and payable only in Dollars in the United States or Canada and does not permit the currency in which or country in which such Loan is payable to be changed;

(h) such Loan complies with each of the representations and warranties made by the Borrower and Servicer hereunder with respect thereto and all information provided by the Borrower or the Servicer with respect to the Loan is true and correct in all material respects;

(i) such Loan and any Related Security with respect thereto does not contravene any Applicable Laws (including, without limitation, laws, rules and regulations, if applicable, relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices, licensing and privacy);

(j) all consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority or any other Person required to be obtained, effected or given in connection with the acquisition, transfer or performance (and, if originated by the Originator, the origination) by the Borrower or the Originator of such Loan have been duly obtained, effected or given and are in full force and effect;

(k) such Loan is eligible under its Underlying Instruments (giving effect to the provisions of Sections 9-406 and 9-408 of the UCC) to be sold to the Borrower and to have a security interest therein granted to the Trustee for the benefit of the Secured Parties;

(l) as of the applicable Cut-Off Date, such Loan is not the subject of an offer of exchange or tender by its issuer, for Cash, securities or any other type of consideration, and has not been called for redemption or tender into any other security or property that is not, on the date of such investment, a Loan;

(m) as of the applicable Cut-Off Date, such Loan (A) is not an Equity Security and (B) does not provide for the conversion or exchange into an Equity Security at any time on or after the date it is included as part of the Collateral;

(n) other than Permitted PIK Loans, such Loan is not a Loan with respect to which interest required by the Underlying Instrument to be paid in cash has previously been deferred or capitalized as principal and not subsequently paid in full;

(o) no selection procedure adverse to the interests of the Secured Parties was utilized by the Borrower or Originator in the selection of such Loan for inclusion in the Collateral;

(p) the repayment of such Loan is not subject to material non-credit related risk (for example, a Loan the payment of which is expressly contingent upon the nonoccurrence of a catastrophe), as reasonably determined by the Servicer in accordance with the Credit and Collection Policy and the Servicing Standard;

(q) the acquisition of such Loan will not cause the Borrower or the pool of Collateral to be required to register as an investment company under the 1940 Act;

(r) such Loan is not principally secured by Margin Stock;

(s) such Loan provides for a fixed amount of principal payable in Cash no later than its stated maturity;

(t) such Loan provides for periodic payments of interest in Cash no less frequently than quarterly;

(u) such Loan is not subject to any withholding tax unless the Obligor thereon is required under the terms of the related Underlying Instrument to make “gross-up” payments that cover the full amount of such withholding tax on an after-tax basis;

(v) (i) the funding obligations for such Loan have been fully satisfied and all sums available thereunder have been fully advanced or (ii) such Loan is a Revolving Loan or a Delayed Draw Loan and the inclusion of such Loan in the Collateral does not result in the aggregate commitments of the Borrower under all Revolving Loans and the aggregate unfunded commitments of the Borrower under all Delayed Draw Loans included in the Collateral exceeding $20,000,000;

(w) as of the applicable Cut-Off Date, such Loan is not principally secured by real estate;

(x) such Loan is evidenced by a promissory note (other than in the case of a Noteless Loan), a credit agreement containing an express promise to pay, a security agreement or instrument and related loan documents that have been duly authorized and executed, are in full force and effect and constitute the legal, valid, binding and absolute and unconditional payment obligation of the related Obligor, enforceable against such Obligor in accordance with their terms (subject, as to enforcement only, to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and to general principles of equity, whether considered in a suit at law or in equity), and there are no conditions precedent to the enforceability or validity of the Loan that have not been satisfied or validly waived;

(y) as of the applicable Cut-Off Date, all parties that have had any interest in the Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any and all applicable licensing requirements of the laws of the state wherein any Related Property is located, and (ii)(A) organized under the laws of such state, (B) qualified to do business in such state (or not required to be so qualified), (C) federal savings and loan associations or national banks having principal offices in such state or (D) not doing business in such state;

(z) such Loan (i) was originated and underwritten, or purchased and re-underwritten, by the Originator including, without limitation, the completion of a due diligence audit and collateral assessment, (ii) is fully documented, and (iii) is being serviced by the Servicer, in each case in accordance with the Credit and Collection Policy and the Servicing Standard;

(aa) such Loan has an original term to maturity that does not exceed 84 months;

(bb) all Servicing Files are being or shall be maintained at the principal place of business of the Servicer in accordance with the Credit and Collection Policy;

(cc) as of the date such Loan is first included as part of the Collateral, such Loan is not in payment default;

(dd) as of the applicable Cut-Off Date, there is no default, breach, violation or event or condition which would give rise to a right of acceleration existing under the Underlying Instruments and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event or condition which would give rise to a right of acceleration;

(ee) as of the applicable Cut-Off Date, such Loan is not a Materially Modified Loan and such Loan is not a loan (including, without limitation, a new loan that replaced a prior loan by the Originator or any of its Affiliates to the Obligor that was delinquent or defaulted) or extension of credit by the Originator to the Obligor for the purpose of making any past due principal, interest or other payments due on such Loan;

(ff) other than for Permitted PIK Loans, such Loan does not permit interest to be capitalized;

(gg) such Loan is not subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, by the related Obligor (including any account debtor or Person obligated to make payments on such Loan to such Obligor), nor will the operation of any of the terms of the Underlying Instruments, or the exercise of any right thereunder, render the Underlying Instruments unenforceable in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and the Underlying Instruments with respect to the Loan provide for an affirmative waiver by the related Obligor of all rights of rescission, set-off and counterclaim against the Originator and its assignees;

(hh) such Loan does not contain a confidentiality provision that restricts or purports to restrict the ability of the Administrative Agent or any Secured Party to exercise their rights under this Agreement, including, without limitation, their rights to review the Loan File, Underlying Instruments or credit approval file;

(ii) as of the applicable Cut-Off Date, if the Loan is one of a number of loans made to the same Obligor at the same seniority in such Obligor’s capital structure, such Loan and any other loans to the same Obligor contain standard cross-collateralization and cross-default provisions;

(jj) the rights to service, administer and enforce all rights and remedies under the applicable Underlying Instruments inure to the benefit of the holder of such Loan or its designee (including the administrative agent for such Loan) and neither the sale, transfer or assignment of such Loan to the Borrower, nor the granting of a security interest hereunder to the Trustee, on behalf of the Secured Parties, violates, conflicts with or contravenes any Applicable Law or any contractual or other restriction, limitation or encumbrance;

(kk) the master computer records of the Originator and the Servicer relating to such Loan have been clearly and unambiguously marked to show that such Loan has been sold to and is owned by the Borrower;

(ll) such Loan has not been sold, transferred, assigned or pledged by the Borrower to any person other than the Trustee, on behalf of the Secured Parties;

(mm) such Loan is not a financing to a debtor-in-possession in any insolvency proceeding;

(nn) such Loan is not a participation interest;

(oo) the inclusion of such Loan in the Collateral does not result in the aggregate Outstanding Balance of all Eligible Loans to the same Obligor (including any Affiliate thereof) exceeding $8,500,000;

(pp) the inclusion of such Loan in the Collateral does not result in the aggregate Outstanding Balance of all Eligible Loans that are Fixed Rate Loans exceeding $10,000,000; and

(qq) the inclusion of such Loan in the Collateral does not result in the aggregate Outstanding Balance of all Eligible Loans where the related Obligor is organized under the law of Canada exceeding $10,000,000.

“Eligible Obligor”: On any date of determination, any Obligor that:

(a) is a business organization (and not a natural person) duly organized and validly existing under the laws of its jurisdiction of organization;

(b) is a legal operating entity or holding company;

(c) has not entered into the Loan primarily for personal, family or household purposes;

(d) is not a Governmental Authority;

(e) is not an Affiliate of the Borrower, the Originator or the Servicer (so long as the Servicer is an Affiliate of the Borrower);

(f) unless waived by the Controlling Lender and the Majority Class B Lenders, each in their respective sole discretion, such Obligor is organized under the federal or provincial laws of, or its principal office is located in, and the Related Property with respect to which the Loan is principally underwritten is located in, the United States or Canada, and

(g) (x) is not (and has not been for at least three (3) years) the subject of and, to the best of the Borrower’s knowledge is not threatened with any proceeding which would result in, an Insolvency Event with respect to such Obligor and (y) as of the date on which such Loan becomes part of the Collateral, such Obligor is not in financial distress or experiencing a material adverse change in its condition, financial or otherwise, as determined by Servicer, which requirement in this clause (y) shall be deemed to be satisfied if the related Loan is approved by the Controlling Lender, pursuant to clause (B) of the definition of Eligible Loan.

“Enforcement Action”: In each case on or after the occurrence of an Event of Default (a) any action by the Administrative Agent or any Lender (or group of Lenders) to instruct the Trustee to enforce any Lien in respect of any Collateral, including any foreclosure proceeding, any public or private sale, or any other disposition pursuant to Article 9 of the UCC, (b) the exercise of any other right or remedy provided to the Trustee, the Administrative Agent or any Lender (or any group of Lenders) under this Agreement or any other Transaction Document or applicable law with respect to the Collateral, including the taking of control, retention or possession of, or the exercise of any right of setoff with respect to, any Collateral, (c) any action by the Trustee, the Administrative Agent or any Lender (or any group of Lenders) to retain or cause the Borrower (or the Servicer on behalf of the Borrower) to retain a broker or investment banker to prepare for and consummate the sale of any material portion of Collateral, (d) the disposition of Collateral by the Trustee after the occurrence and during the continuation of an Event of Default, or (e) the commencement by the Trustee, the Administrative Agent or any Lender (or any group of Lenders) of any legal proceedings or actions against or with respect to the Originator, the Borrower or the Servicer or any of such Person’s property or assets or any Collateral to facilitate any of the actions described in clauses (a), (b), (c) and (d) above.

“Environmental Laws”: Any and all foreign, federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials. Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. § 331 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300, et seq.), the Environmental Protection Agency’s regulations relating to underground storage tanks (40 C.F.R. Parts 280 and 281), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the rules and regulations thereunder, each as amended or supplemented from time to time.

“Equity Security”: (i) Any equity security or any other security that is not eligible for purchase by the Borrower as a Loan, or (ii) any security purchased as part of a “unit” with a Loan and that itself is not eligible for purchase by the Borrower as a Loan.

“Equityholder”: NewStar Arlington Fund LLC, a Delaware limited liability company.

“Equityholder Purchase Price”: The meaning specified in Section 9.2(c).

“ERISA”: The United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated or issued thereunder.

“ERISA Affiliate”: (a) Any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Borrower, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower, any corporation described in clause (a) above or any trade or business described in clause (b) above.

“Errors”: The meaning specified in Section 6.13(d).

“Eurodollar Disruption Event”: The occurrence of any of the following: (a) any Lender shall have notified the Administrative Agent, the Trustee, the Servicer and the Borrower of a determination by such Lender that it would be contrary to law or to the directive of any central bank or other Governmental Authority (whether or not having the force of law) to obtain Dollars in the London interbank market to fund any Advance, (b) any Lender shall have notified the Administrative Agent, the Trustee, the Servicer and the Borrower of a determination by such Lender that the rate at which deposits of Dollars are being offered to such Lender in the London interbank market does not accurately reflect the cost to such Lender of making, funding or maintaining any Advance or (c) any Lender shall have notified the Administrative Agent, the Trustee, the Servicer and the Borrower of the inability of such Lender, as applicable, to obtain Dollars in the London interbank market to make, fund or maintain any Advance.

“Events of Default”: The meaning specified in Section 9.1.

“Excepted Persons”: The meaning specified in Section 13.13(a).

“Exchange Act”: The United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Amounts”: (a) Any amount received in the Concentration Account with respect to any Loan included as part of the Collateral, which amount is attributable to the payment of any tax, fee or other charge imposed by any Governmental Authority on such Loan or on any Related Property, and (b) any amount received into the Collection Account or other Account representing (i) any amount representing a reimbursement of insurance premiums, (ii) any escrows relating to taxes, insurance and other amounts in connection with Loans which are held in an escrow account for the benefit of the Obligor and the secured party pursuant to escrow arrangements under the Underlying Instruments, (iii) any fee retained by the Originator in connection with the origination of any Loan, (iv) any fees or similar charges which are permitted to be retained by the Servicer under this Agreement, and (v) any amount with respect to any Loan retransferred or substituted for upon the occurrence of a Warranty Event or that is otherwise replaced by a Substitute Loan, or that is otherwise sold by the Borrower pursuant to Section 2.15, Section 2.16 or Section 2.17, to the extent such amount is attributable to a time after the effective date of such replacement or sale.

“Excluded Taxes”: With respect to any Secured Party or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a)

income or franchise Taxes, or branch profits Taxes, imposed on (or measured by) its net income by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located, or in the case of any Lender, in which its applicable lending office is located, unless such Taxes are imposed as a result of such Secured Party having executed, delivered or performed its obligations or received payments under, or enforced, this Agreement or any of the other Transaction Documents (in which case such Taxes will be treated as Non-Excluded Taxes); (b) U.S. withholding Taxes imposed on amounts payable as a result of a Lender (or a participant to a Loan) designating a new lending office, except to the extent that such Lender or participant was entitled, at the time of such designation, to receive additional amounts from the Borrower pursuant to Section 2.13; (c) any withholding Tax that is imposed on amounts payable to a Lender as a result of the Lender’s failure to comply with an applicable provision of Section 2.13(e) with respect to which such Lender is legally able to comply; (d) in the case of a Person that is not a “United States Person” as defined in Section 7701(a)(30) of the Code to which any Lender assigns any portion of a Loan or grants a participation therein, any U.S. withholding Tax that is imposed on amounts payable to such Person under this Agreement, except to the extent that the assigning Lender was entitled, at the time of such assignment or grant, to receive additional amounts from the Borrower pursuant to Section 2.13; and (e) any Tax imposed under Sections 1471 through 1474 of the Code.

“Expense Reserve Account”: A Securities Account created and maintained on the books and records of the Securities Intermediary entitled “Expense Reserve Account” in the name of the Borrower and subject to the prior Lien of the Trustee for the benefit of the Secured Parties.

“Expense Reserve Account Amount”: At any time, an amount equal to $50,000 minus the available balance of the Expense Reserve Account at such time.

“Exposure Amount”: As of any date of determination, with respect to any Delayed Draw Loan or Revolving Loan included in the Collateral, the excess, if any, of (i) the maximum commitment of the Borrower under the terms of the Underlying Instruments to make loans (and, for the avoidance of doubt, the Borrower’s commitment in respect of a Loan as to which the commitment to make additional loans has been terminated shall be zero) over (ii) the outstanding principal balance (exclusive of any interest and Accreted Interest) of such Delayed Draw Loan or Revolving Loan, as the case may be, on such date of determination.

“Facility Amount”: The sum of the Class A Facility Amount and the Class B Facility Amount.

“Facility Maturity Date”: The Class A Facility Maturity Date and/or the Class B Facility Maturity Date, as the context may require.

“Fair Market Value” With respect to any Loan, if such Loan is to be sold to the Originator or any other Affiliate of the Borrower, (i) the offered price quoted by Markit or Loan Pricing Corporation or (ii) if such price quotation is not available, the price that would be paid by a willing buyer to a willing seller of such Loan in an expedited sale on an arm’s-length basis determined by the Servicer (x) by obtaining bids for such Loan from three (3) unaffiliated market participants (or, if the Servicer is unable to obtain bids from three (3) such participants, then such lesser number of unaffiliated loan market participants from which the Servicer can obtain bids using efforts consistent with the Servicing Standard), or (y) if the Servicer is unable to obtain any bids for such Loan from an unaffiliated loan market participant, the price determined by an analysis performed by a recognized valuation firm with experience valuing assets of the applicable type to establish a fair market value of such Loan which reflects the price that would be paid by a willing buyer to a willing seller of such Loan in an expedited sale on an arm’s-length basis.

“FDIC”: The Federal Deposit Insurance Corporation, and any successor thereto.

“Federal Funds Rate”: For any period, a fluctuating interest per annum rate equal, for each day during such period, to the weighted average of the overnight federal funds rates as in Federal Reserve Board Statistical Release H.15(519) or any successor or substitute publication selected by the Administrative Agent (or, if such day is not a Business Day, for the next preceding Business Day), or, if for any reason such rate is not available on any day, the rate determined, in the sole discretion of the Administrative Agent, to be the rate at which overnight federal funds are being offered in the national federal funds market at 9:00 a.m. (Charlotte, North Carolina time) on such day.

“Fee Letter”: The Fee Letter, dated as of the date hereof, from the Administrative Agent and the Lenders to the Borrower, and acknowledged by the Servicer, as the same may be amended, restated, modified or supplemented from time to time.

“Fees”: The Structuring Fees and Non-Usage Fees.

“Financial Asset”: The meaning specified in Section 8-102(a)(9) of the UCC.

“Financial Sponsor”: Any Person, including any Subsidiary of such Person, whose principal business activity is acquiring, holding, and selling investments (including controlling interests) in otherwise unrelated companies that each are distinct legal entities with separate management, books and records and bank accounts, whose operations are not integrated with one another and whose financial condition and creditworthiness are independent of the other companies so owned by such Person.

“Financing Documents”: The meaning specified in Section 3.3(c).

“Fitch”: Fitch, Inc. or any successor thereto.

“Fixed Rate Loan”: A Loan other than a Floating Rate Loan.

“Floating Rate Loan”: A Loan where the interest rate payable by the Obligor thereof is based on the Company Prime Rate or the Company LIBOR Rate, plus some specified interest percentage in addition thereto, and the Loan provides that such interest rate will reset immediately upon any change in the related Company Prime Rate or Company LIBOR Rate.

“Funding Date”: With respect to any Advance, the date on which such Advance is made.

“Funding Notice”: A notice in the form of Exhibit A-1 requesting an Advance, including the items required by Section 2.2, or a notice in the form of Exhibit A-4 requesting a disbursement pursuant to Section 2.9(f).

“GAAP”: Generally accepted accounting principles as in effect from time to time in the United States.

“General Intangible”: The meaning specified in Section 9-102(a)(42) of the UCC.

“Governing Documents”: (a) With respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Governmental Authority”: With respect to any Person, any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person.

“Hazardous Materials”: All materials subject to regulation under any Environmental Law, including, without limitation, materials listed in 49 C.F.R. §172.101, materials defined as hazardous pursuant to § 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, flammable, explosive or radioactive materials, hazardous or toxic wastes or substances, lead-based materials, petroleum or petroleum distillates or asbestos or material containing asbestos, polychlorinated biphenyls, radon gas, urea formaldehyde and any substances classified as being “in inventory”, “usable work in process” or similar classification that would, if classified as unusable, be included in the foregoing definition.

“Increased Costs”: Any amounts required to be paid by the Borrower to an Affected Party pursuant to Section 2.12.

“Indebtedness”: (i) With respect to any Obligor under any Loan, the meaning of “Indebtedness” or any comparable definition in the Underlying Instruments for each such Loan, and in any case that “Indebtedness” or such comparable definition is not defined in such Underlying Instruments, without duplication, (a) all obligations of such entity for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such entity evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such entity under conditional sale or other title retention agreements relating to property acquired by such entity, (d) all obligations of such entity in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such entity, whether or not the indebtedness secured thereby has been assumed, (f) all guarantees by such entity of indebtedness of others, (g) all Capital Lease Obligations of such entity, (h) all obligations, contingent or otherwise, of such entity as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such entity in respect of bankers’ acceptances; and

(ii) for all other purposes, with respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or that is evidenced by a note, bond, debenture or similar instrument or other evidence of indebtedness customary for indebtedness of that type, (b) all obligations of such Person under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (c) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (d) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (e) all indebtedness, obligations or liabilities of that Person in respect of derivatives, and (f) all obligations under direct or indirect guaranties in respect of obligations (contingent or otherwise) to purchase or otherwise acquire, or to otherwise assure a creditor against loss in respect of, indebtedness or obligations of others of the kind referred to in clauses (a) through (e) of this clause (ii).

“Indemnified Amounts”: The meaning specified in Section 10.1(a).

“Indemnified Parties”: The meaning specified in Section 10.1(a).

“Independent Manager”: Means a natural person who, (A) for the five-year period prior to his or her appointment as Independent Manager, has not been, and during the continuation of his or her service as Independent Manager is not: (i) an employee, director, stockholder, member, manager, partner or officer of the Borrower or any of its respective Affiliates (other than his or her service as an Independent Manager of the Borrower or other Affiliates that are structured to be “bankruptcy remote”); (ii) a customer or supplier (other than as a supplier of registered agent or registered office services) of the Borrower or any of its Affiliates (other than his or her service as an Independent Manager of the Borrower); or (iii) any member of the immediate family of a person described in clauses (i) or (ii) above, and (B) has, (i) prior experience as an Independent Manager for a corporation or limited liability company whose charter documents required the unanimous consent of all Independent Managers thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three (3) years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.

“Indorsement”: The meaning specified in Section 8-102(a)(11) of the UCC, and “Indorsed” has a corresponding meaning.

“Initial Advance”: The first Advance made hereunder.

“Insolvency Event”: With respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction over such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree, order or appointment shall remain unstayed and in effect for a period of sixty (60) consecutive days, (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, (c) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or (d) the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Insolvency Laws”: The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insolvency Proceeding”: Any case, action or proceeding before any court or other Governmental Authority relating to any Insolvency Event.

“Instrument”: The meaning specified in Section 9-102(a)(47) of the UCC.

“Insurance Policy”: With respect to any Loan, an insurance policy covering liability and physical damages to, or loss of, the related Related Security.

“Intercreditor Agreement”: The Intercreditor and Concentration Account Administration Agreement (Wachovia Deposit Account), dated as of February 15, 2007 (as further amended, modified, waived, supplemented, restated or replaced from time to time), by and among U.S. Bank National Association, as account custodian and as secured party, Wachovia Capital Markets, LLC, as administrative agent of a credit facility, NewStar Financial, Inc., as originator, as original servicer, as collateral manager and as concentration account servicer, NewStar CP Funding LLC, as seller under a credit facility, U.S. Bank National Association, as trustee for various facilities, NewStar Trust 2005-1, as an issuer, NewStar Short-Term Funding LLC, as a borrower, NewStar Credit Opportunities Funding I Ltd., as seller under a credit facility, IXIS Financial Products Inc., as administrative agent of a credit facility and as an investor agent, NewStar Warehouse Funding 2005 LLC, as an issuer, NewStar Structured Finance Opportunities, LLC, as an issuer, NewStar Commercial Loan Trust 2006-1, as an issuer, NewStar Concentration LLC, as account titleholder, each party that from time to time executes and delivers a joinder thereto and Wachovia Bank, National Association, as concentration account bank.

“Interest Collection Account”: A Securities Account created and maintained on the books and records of the Securities Intermediary entitled “Interest Collection Account” in the name of the Borrower and subject to the prior Lien of the Trustee for the benefit of the Secured Parties.

“Interest Collections”: All payments of interest or fees on Loans and Permitted Investments, including any payments of accrued interest received on the sale of Loans or Permitted Investments and all payments of principal (including principal prepayments) on Permitted Investments purchased with the proceeds described in this definition, in each case, received in cash by or on behalf of the Borrower or Trustee; provided that Interest Collections shall not include (x) Sale Proceeds representing accrued interest that are applied toward payment for accrued interest on the purchase of an Loan (including in connection with a Substitution) and (y) interest received in respect of a Loan (including in connection with any sale thereof), which interest was purchased with Principal Collections.

“Interest Coverage Ratio”: With respect to any Loan for any Relevant Test Period, either (a) the meaning of “Interest Coverage Ratio” or comparable definition set forth in the Underlying Instruments for such Loan, or (b) in the case of any Loan with respect to which the related Underlying Instruments do not include a definition of “Interest Coverage Ratio” or comparable definition, the ratio of (i) EBITDA to (ii) Interest Obligations of such Obligor as of such Relevant Test Period, as calculated by the Servicer in good faith using information from, and calculations consistent with, the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the Underlying Instruments.

“Interest Obligations”: With respect to any period and any Loan, for the Obligor thereon and, to the extent included in the corresponding calculation of EBITDA, any of its parents or Subsidiaries that are obligated pursuant to the Underlying Instruments for such Loan (determined on a consolidated basis without duplication in accordance with GAAP), the meaning of “Interest Obligations” or any comparable definition in the Underlying Instruments for each such Loan, and in any case that “Interest Obligations” or such comparable definition is not defined in such Underlying Instruments, all cash interest in respect of Indebtedness (including the interest component of any payments in respect of Capital Lease Obligations) accrued during such period (whether or not actually paid during such period).

“Interest Rate”: The Class A Interest Rate and/or Class B Interest Rate, as applicable.

“Intermediary”: (a) A Clearing Corporation or (b) a Person, including a bank or broker, that in the ordinary course of its business maintains Securities Accounts for others and is acting in that capacity, which in each case is not an Affiliate of the Borrower or the Servicer.

“Investment”: With respect to any Person, any direct or indirect loan, advance or investment by such Person in any other Person, whether by means of share purchase, capital contribution, loan or otherwise, excluding the acquisition of Loans pursuant to the Sale Agreement.

“Investment Property”: The meaning specified in Section 9-102(a)(49) of the UCC.

“Joinder Supplement”: An agreement among the Borrower, a Lender and the Administrative Agent in the form of Exhibit H to this Agreement (appropriately completed) delivered in connection with a Person becoming a Lender hereunder after the Closing Date, as contemplated by Section 2.1(a)(iv) or Section 2.1(b)(iv), as applicable, a copy of which shall be delivered to the Trustee and the Servicer.

“Lender”: Each of the Class A Lenders and Class B Lenders, as applicable in the context used.

“LIBOR Rate”: For any day during an Accrual Period, with respect to any Advance (or portion thereof), an interest rate per annum equal to:

(a) the posted rate for thirty (30) day deposits in United States dollars appearing on Reuters Screen LIBOR01 Page (or any successor page) as of 11:00 a.m. (London Time) on the Business Day which is the second (2nd) Business Day immediately preceding such day; or

(b) if no such rate appears on Reuters Screen LIBOR01 Page (or any successor page), at such time and day, then the LIBOR Rate appearing on the Bloomberg Screen BBAM as of 11:00 a.m. (London time) on the Business Day which is the second (2nd) Business Day immediately preceding such day; or

(c) if no such rate appears on either screen referenced in clause (a) or (b), then the LIBOR Rate shall be determined by Wells Fargo Bank, National Association at its principal office in Charlotte, North Carolina as its rate (each such determination, absent manifest error, to be conclusive and binding on all parties hereto and their assignees) at which thirty (30) day deposits in United States dollars are being, have been, or would be offered or quoted by Wells Fargo Bank, National Association to major banks in the applicable interbank market for Eurodollar deposits at or about 11:00 a.m. on such day.

“Lien”: Any mortgage, lien, pledge, charge, right, claim, security interest or encumbrance of any kind of or on any Person’s assets or properties in favor of any other Person (including any UCC financing statement or any similar instrument filed against such Person’s assets or properties).

“Loan”: Any commercial loan or note which is sourced or originated by the Originator or which the Borrower acquires from a third party in the ordinary course of its business.

“Loan Checklist”: An electronic or hard copy, as applicable, of a checklist delivered by or on behalf of the Borrower to the Document Custodian of all Required Loan Documents to be included within the respective Loan File, which shall specify whether such document is an original or a copy and includes the identification number and name of the Obligor with respect to such Loan.

“Loan File”: With respect to each Loan, a file containing (a) each of the documents and items as set forth on the Loan Checklist with respect to such Loan and (b) duly executed originals (to the extent required by the Credit and Collection Policy (and, for purposes of the Document Custodian’s responsibilities hereunder, as identified on the Loan Checklist)) and copies of any other relevant records relating to such Loans and the Related Security pertaining thereto.

“Loan Register”: The meaning specified in Section 5.3(m).

“Loan Tape”: With respect to each Measurement Date, the loan tape with respect to the Loans included in the Collateral, which tape shall include (but not be limited to) the aggregate Outstanding Balance of all Loans and, with respect to each Loan, the following information:

(a) name and number of the related Obligor;

(b) calculation of the Senior Net Leverage Ratio as of the applicable Cut-Off Date for such Loan and for the most recent Relevant Test Period;

(c) calculation of the Total Net Leverage Ratio as of the applicable Cut-Off Date for such Loan and for the most recent Relevant Test Period;

(d) calculation of the Interest Coverage Ratio as of the applicable Cut-Off Date for such Loan and for the most recent Relevant Test Period;

(e) trailing twelve month EBITDA;

(f) collection status;

(g) loan status;

(h) scheduled maturity date;

(i) loan rate of interest (and reference rate);

(j) LIBOR floor (if applicable);

(k) Outstanding Balance;

(l) any Exposure Amount (if applicable);

(m) par amount;

(n) Purchase Price;

(o) Cut-Off Date

(p) Assigned Value;

(q) Adjusted Borrowing Value;

(r) Moody’s asset and Obligor rating (if applicable);

(s) S&P asset and Obligor rating (if applicable);

(t) Loan type (Broadly Syndicated Loan or Middle Market Loan);

(u) NewStar risk rating;

(v) Obligor jurisdiction;

(w) Loan tranche size;

(x) Loan lien position;

(y) industry classification;

(z) whether such Loan has been subject to an Assigned Value Adjustment Event (and of what type); and

(aa) whether such Loan has been subject to a Material Modification.

“Majority Class B Lenders”: The Class B Lenders representing more than 50% of the aggregate Class B Commitments (or, if all the Class B Commitments have been terminated, the Class B Advances Outstanding).

“Markit”: LoanX Markit Partners, or any successor thereto.

“Margin Stock”: “Margin Stock” as defined under Regulation U.

“Material Adverse Effect”: With respect to any event or circumstance, a material adverse effect on (a) the business, assets, condition (financial or otherwise), operations, performance, properties or prospects of the Originator, the Borrower or the Servicer, as applicable in the context used, (b) the validity, enforceability or collectability of this Agreement or any other Transaction Document or the validity, enforceability or collectability of the Collateral generally or any material portion of the Collateral, (c) the rights and remedies of the Trustee, the Administrative Agent and the Lenders with respect to matters arising under this Agreement or any other Transaction Document, (d) the ability of each of the Borrower or the Servicer, as applicable, to perform its respective obligations under any Transaction Document to which it is a party, or (e) the status, existence, perfection, priority or enforceability of the Trustee’s Lien on the Collateral.

“Material Modification”: Any amendment or waiver of, or modification or supplement to, an Underlying Instrument governing an Eligible Loan executed or effected on or after the Cut-Off Date for such Loan that:

(a) reduces or forgives any or all of the principal amount due under such Loan;

(b) extends or delays the stated maturity date of such Loan;

(c) waives one or more interest payments, permits any interest due in cash to be deferred or capitalized and added to the principal amount of such Loan (other than any deferral or capitalization already allowed by the terms of its Underlying Instruments) or reduces the amount of interest due with respect to such Loan (including, without limitation, any spread or coupon) (other than as permitted by the Underlying Instruments) when the Interest Coverage Ratio of the related Obligor for the most recent Relevant Test Period (calculated solely with respect to interest payable in cash) is less than 1.50 to 1.00 (prior to giving effect to such reduction in interest expense);

(d) contractually or structurally subordinates such Loan by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or the granting of Liens (other than Permitted Liens) on any of the Related Security securing such Loan;

(e) substitutes, alters or releases (other than as permitted by the Underlying Instruments) the Related Security securing such Loan, and each such substitution, alteration or release, as determined in the sole reasonable discretion of the Controlling Lender, materially and adversely affects the value of such Loan; provided, that the foregoing shall not apply to any release in conjunction with a relatively contemporaneous disposition by the Obligor accompanied by a mandatory reinvestment of net proceeds or mandatory repayment of the loan facility with the net proceeds; or

(f) amends, waives, forbears, supplements or otherwise modifies in any way the definition of “Senior Net Leverage Ratio” or “Interest Coverage Ratio” (or any respective comparable definitions in its Underlying Instruments) or the definition of any component thereof in a manner that, in the sole reasonable discretion of the Controlling Lender, is materially adverse to any Lender.

“Materially Modified Loan”: Any Loan subject to a Material Modification, unless otherwise deemed not to constitute a Materially Modified Loan by the Controlling Lender and the Majority Class B Lenders, each in its sole discretion.

“Maximum Facility Amount”: With respect to the Class A Advances, $147,000,000 and with respect to the Class B Advances, $28,000,000.

“Measurement Date”: Each of the following: (i) the Closing Date; (ii) each Determination Date; (iii) the date of any Funding Notice or Repayment Notice; (iv) any date on which a substitution or repurchase of a Loan occurs pursuant to Section 2.15; (v) any Optional Sale Date; (vi) the day as of which any Servicing Report, as provided for herein, is calculated; (vii) the date of any requested release of Principal Collections pursuant to Section 2.14; (viii) any Discretionary Sale Date; (ix) the date of any requested release of amounts on deposit in the Unfunded Exposure Account pursuant to Section 2.9(f), or Section 6.4(k); (x) the date on which an Assigned Value for any Eligible Loan is changed; and (xi) the date on which any Assigned Value Adjustment Event occurs.

“Middle Market Loan” Any commercial loan that (i) has first priority right of payments and is not (and cannot by its terms become) subordinate in right of payment to any obligation of the Obligor in any bankruptcy, reorganization, insolvency, moratorium or liquidation proceedings, (ii) is secured by a pledge of collateral, which security interest is validly perfected and first priority under Applicable Law (subject to liens permitted under the applicable credit agreement), and (iii) the Servicer has determined in good faith that the value of the collateral securing the loan (or the enterprise value of the underlying business) on or about the time of origination equals or exceeds the outstanding principal balance of the loan plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by the same collateral.

“Minimum Equity Amount”: $20,000,000.

“Moody’s”: Moody’s Investors Service, Inc., and any successor thereto.

“Mortgage”: The mortgage, deed of trust or other instrument creating a Lien on an interest in real property securing a Loan, including the assignment of leases and rents, if any, related thereto.

“Multiemployer Plan”: A “multiemployer plan” as defined in Section 4001(a)(3) of ERISA that is or was at any time during the current year or the preceding five (5) years contributed to by the Borrower or any ERISA Affiliate on behalf of its employees.

“Non-Excluded Taxes”: The meaning specified in Section 2.13(a).

“Non-Exempt Lender”: The meaning specified in Section 2.13(e).

“Non-Usage Fees”: The Class A Non-Usage Fee and the Class B Non-Usage Fee.

“Noteless Loan”: A Loan with respect to which the Underlying Instruments either (i) do not require the Obligor to execute and deliver a promissory note to evidence the indebtedness created under such Loan or (ii) require execution and delivery of such a promissory note only upon the request of any holder of the indebtedness created under such Loan, and as to which the Borrower has not requested a promissory note from the related Obligor.

“Notice of Exclusive Control”: The meaning specified in the Securities Account Control Agreement.

“Obligations”: The unpaid principal amount of, and interest (including, without limitation, interest accruing after the maturity of the Advances and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on the Advances and all other obligations and liabilities of the Borrower to the Secured Parties, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, or out of or in connection with any Transaction Document, and any other document made, delivered or given in connection therewith or herewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Administrative Agent, the Trustee or to the Lenders that are required to be paid by the Borrower pursuant to the terms of the Transaction Documents) or otherwise.

“Obligor”: With respect to any Loan, any Person or Persons obligated to make payments pursuant to or with respect to such Loan, including any guarantor thereof. For purposes of determining whether a Loan is made to an Eligible Obligor, all Loans included as part of the Collateral or to be transferred to the Collateral the Obligor of which is an Affiliate of another Obligor shall be aggregated with all Loans of such other Obligor; for example, if Corporation A is an Affiliate of Corporation B, and the sum of the Outstanding Balance of all of Corporation A’s Loans included as part of the Collateral equals $25,000,000, and the sum of the Outstanding Balance of all of Corporation B’s Loans included as part of the Collateral equals $10,000,000, the Outstanding Balance for Corporation A and Corporation B would be $35,000,000.

“Officer’s Certificate”: A certificate signed by a Responsible Officer of the Person providing the applicable certification, as the case may be.

“Opinion of Counsel”: A written opinion of counsel, which opinion and counsel are acceptable to the Administrative Agent in its sole discretion.

“Option Price”: The meaning specified in Section 2.15(c).

“Optional Sale”: The meaning specified in Section 2.16.

“Optional Sale Date”: With respect to any Optional Sale, the Business Day on which such Optional Sale is made.

“Originator”: NewStar Financial, Inc., in its capacity as originator.

“Other Taxes”: The meaning specified in Section 2.13(b).

“Outstanding Balance”: means, with respect to any Loan as of any date of determination, the outstanding principal balance of any advances or loans made by the Borrower to the related Obligor pursuant to the related Underlying Instruments as of such date of determination (exclusive of any interest and Accreted Interest).

“Payment Date”: Quarterly on the twentieth (20th) day of each February, May, August, and November, or, if such day is not a Business Day, the next succeeding Business Day, commencing in August 2013.

“Payment Duties”: The meaning specified in Section 7.2.

“Pension Plans”: The meaning specified in Section 4.1(x).

“Permitted Holders”: (a) Any of Corsair Capital, LLC and Capital Z Partners, Ltd., or (b) any Person or group of Persons that controls, is controlled by, or is under common control with, any of the foregoing, including without limitation, any fund that is an Affiliate of Corsair Capital, LLC or Capital Z Partners, Ltd. and/or managed by Corsair Capital, LLC or Capital Z Partners, Ltd. or any of their Affiliates.

“Permitted Investments”: Any one or more of the following types of investments:

(a) marketable obligations of the United States of America, the full and timely payment of which are backed by the full faith and credit of the United States of America and that have a maturity of not more than 270 days from the date of acquisition;

(b) marketable obligations, the full and timely payment of which are directly and fully guaranteed by the full faith and credit of the United States and that have a maturity of not more than 270 days from the date of acquisition;

(c) bankers’ acceptances and certificates of deposit and other interest-bearing obligations (in each case having a maturity of not more than 270 days from the date of acquisition) denominated in dollars and issued by any bank with capital, surplus and undivided profits aggregating at least $100,000,000, the short-term obligations of which are rated of least A-1 by S&P and P-1 by Moody’s;

(d) repurchase obligations with a term of not more than ten (10) days for underlying securities of the types described in clauses (a), (b) and (c) above entered into with any bank of the type described in clause (c) above;

(e) commercial paper rated at least A-1 by S&P and P-1 by Moody’s;

(f) demand deposits, time deposits or certificates of deposit (having original maturities of no more than 365 days) of depository institutions or trust companies incorporated under the laws of the United States of America or any state thereof (or domestic branches of any foreign bank) and subject to supervision and examination by federal or state banking or depository institution authorities; provided, however that at the time such investment, or the commitment to make such investment, is entered into, the short-term debt rating of such depository institution or trust company shall be at least A-1 by S&P and P-1 by Moody’s; and

(g) investments in money market funds (including funds for which the Trustee or an Affiliate thereof is the investment manager or advisor) rated AAAm/AAAm-G or higher by S&P or Aaa by Moody’s.

Each of the Permitted Investments may be purchased by the Trustee or through an Affiliate of the Trustee and may be issued by U.S. Bank or an Affiliate of U.S. Bank.

“Permitted Liens”:

(a) with respect to the interest of the Originator and/or of the Borrower in the Loans and the Accounts: (i) Liens in favor of the Borrower created pursuant to the Sale Agreement and transferred to the Trustee for the benefit of the Secured Parties pursuant to this Agreement and (ii) Liens in favor of the Trustee for the benefit of the Secured Parties pursuant to this Agreement; and

(b) with respect to the interest of the Originator and/or of the Borrower in the other Collateral (including any Related Property): (i) materialmen’s, warehousemen’s, mechanics’ and other Liens arising by operation of law in the ordinary course of business for sums not due or sums that are being contested by an appropriate Person in good faith by appropriate proceedings, (ii) purchase money security interests in specific items of equipment, (iii) Liens for state, municipal and other local taxes if such taxes shall not at the time be due and payable or the validity or amount thereof is currently being contested by an appropriate Person in good faith by appropriate proceedings, (iv) Liens in favor of the Borrower and transferred by the Borrower to the Trustee for the benefit of the Secured Parties pursuant to this Agreement, (v) Liens in favor of the Trustee for the benefit of the Secured Parties created pursuant to this Agreement, (vi) Liens which have priority over first priority perfected security interests in such other Collateral or any portion thereof under the UCC or any other Applicable Law, and (vii) with respect to Agented Loans, Liens in favor of the lead agent, the collateral agent or the paying agent for the benefit of all holders of indebtedness of such Obligor under the related facility.

“Permitted PIK Loan”: A Loan which provides for both (i) a portion of the interest that accrues thereon to be added to the principal amount of such Loan for some period of the time prior to such Loan requiring the current cash payment of such previously capitalized interest, which cash payment shall be treated as an Interest Collection at the time it is received and (ii) a portion of the interest that accrues thereon to be paid in cash, which cash portion shall not be less than (x) LIBOR plus 2.50% per annum, in the case of a Floating Rate Loan and (y) 8% per annum, in the case of a Fixed Rate Loan.

“Permitted Securitization”: Any private or public term or conduit securitization transaction undertaken by the Borrower where the Administrative Agent or an Affiliate thereof acts as placement agent (or in a similar capacity) that is secured, directly or indirectly, by any Loan currently or formerly included in the Collateral or any portion thereof or any interest therein released from the Lien of this Agreement, including, without limitation, any collateralized loan obligation or collateralized debt obligation offering or other asset securitization or term facility.

“Person”: An individual, partnership, corporation, limited liability company, joint stock company, trust (including a statutory or business trust), unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.

“Potential Replacement Servicer”: The meaning specified in Section 6.12.

“Predecessor Servicer Work Product”: The meaning specified in Section 6.13(d).

“Prepayment Premium”: An amount payable to the Lenders upon any termination or permanent reduction (in whole or in part) of the Facility Amount on or prior to the second anniversary of the Closing Date equal to the amount set forth in the Fee Letter. For the avoidance of doubt, no Prepayment Premium shall be payable (i) in connection with a prepayment of Advances Outstanding that does not result in a permanent reduction in the Facility Amount, (ii) if such reduction in the Facility Amount is made in conjunction with a term securitization where WFS is the lead or joint lead book runner, (iii) after the first anniversary of the Closing Date if the Borrower elects not to exercise its option to extend the Reinvestment Period for a second year on the first anniversary of the Closing Date or (iv) if the Controlling Lender has not approved at least 5 of the first 10 Loans constituting Eligible Loans presented for approval on or after the Closing Date.

“Prime Rate”: The rate announced by Wells Fargo from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by Wells Fargo or any other specified financial institution in connection with extensions of credit to debtors.

“Principal Collection Account”: A Securities Account created and maintained on the books and records of the Securities Intermediary entitled “Principal Collection Account” in the name of the Borrower and subject to the prior Lien of the Trustee for the benefit of the Secured Parties.

“Principal Collections”: All amounts received by the Borrower or the Trustee that are not Interest Collections to the extent received in cash by or on behalf of the Borrower or the Trustee.

“Proceeds”: With respect to any Collateral, all property that is receivable or received when such Collateral is collected, sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any insurance relating to such Collateral.

“Property”: Any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Pro Rata Share”: With respect to (i) any Class A Lender in the context of a payment by or to the Class A Lenders, the percentage obtained by dividing the Commitment of such Class A Lender (as determined pursuant to the definition of Commitment) by the aggregate Commitments of all the Class A Lenders (as determined pursuant to the definition of Commitment) or, if the Class A Commitments have been terminated, based on the Class A Advances Outstanding, (ii) any Class B Lender in the context of a payment by or to the Class B Lenders, the percentage obtained by dividing the Commitment of such Class B Lender (as determined pursuant to the definition of Commitment) by the aggregate Commitments of all the Class B Lenders (as determined pursuant to the definition of Commitment) or, if the Class B Commitments have been terminated, based on the Class B Advances Outstanding and (iii) any Lender in the context of a payment by or to the Lender, the percentage obtained by dividing the Commitment of such Lender (as determined pursuant to the definition of Commitment) by the aggregate Commitments of all the Lenders (as determined pursuant to the definition of Commitment) or, if the Commitments have been terminated, based on the Advances Outstanding.

“Purchase Option”: The meaning specified in Section 2.15(c).

“Purchase Option Notice”: The meaning specified in Section 2.15(c).

“Purchase Price”: With respect to any Loan, an amount (expressed as a percentage) equal to (i) the purchase price paid by the Borrower for such Loan (exclusive of any accrued interest, Accreted Interest, original issue discount and upfront fees) divided by (ii) the principal balance of such Loan outstanding as of the date of such purchase (exclusive of any accrued interest, Accreted Interest, original issue discount and upfront fees). Any purchase of a Loan in the primary syndication thereof at a price equal to or greater than 95% of par (including any purchase at a premium) shall be treated as a par loan.

“Qualified Institution”: A depository institution or trust company organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i)(a) that has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P or “P-1” or better by Moody’s, (b) the parent corporation of which has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P and “P-1” or better by Moody’s or (c) is otherwise acceptable to the Administrative Agent and (ii) the deposits of which are insured by the FDIC.

“Rating Agencies”: Each of S&P and Moody’s.

“Records”: All documents relating to the Loans, including books, records and other information (including without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) executed in connection with the origination or acquisition of the Collateral or maintained with respect to the Collateral and the related Obligors that the Borrower, the Originator or the Servicer have generated, in which the Borrower or the Servicer have acquired an interest pursuant to the Sale Agreement or in which the Borrower, the Originator or the Servicer have otherwise obtained an interest.

“Recoveries”: As of the time any Related Property with respect to any Loan is sold, discarded or abandoned (after a determination by the Servicer that such Related Property has little or no remaining value) or otherwise determined to be fully liquidated by the Servicer in accordance with the Credit and Collection Policy and the Servicing Standard with respect to any Defaulted Loan, the proceeds from the sale of the Related Property or any other related property, the proceeds of any related Insurance Policy, any other recoveries with respect to such Defaulted Loan and the Related Property and amounts representing late fees and penalties, net of liquidation expenses and amounts, if any, received that are required under such Loan, to be refunded to the related Obligor.

“Register”: The meaning specified in Section 13.16(c).

“Registered”: With respect to any registration-required obligation within the meaning of Section 163(f)(2) of the Code, a debt obligation that was issued after July 18, 1984 and that is in registered form within the meaning of Section 5f.103-1(c) of the Treasury Regulations.

“Regulation U”: Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R. § 221, or any successor regulation.

“Reinvestment”: The meaning specified in Section 2.14(i).

“Reinvestment Notice”: Each notice required to be delivered by the Servicer in respect of any Reinvestment of Principal Collections pursuant to Section 3.2(b) in the form of Exhibit A-3.

“Reinvestment Period”: The period commencing on the Closing Date and ending on the day preceding the Reinvestment Period End Date. For the avoidance of doubt, no Eligible Loan shall be permitted to settle and fund after the end of the Reinvestment Period.

“Reinvestment Period End Date”: The earliest to occur of (a) the date of the declaration of the Reinvestment Period End Date pursuant to Section 9.2(a), (b) the date of the occurrence of an Event of Default, (c) the date of the termination of all of the Commitments pursuant to Section 2.3(a), (d) the Scheduled Reinvestment Period End Date, (e) the first anniversary of the Closing Date unless the Borrower has both confirmed its desire to continue the Reinvestment Period through the Scheduled Reinvestment Period End Date and paid the additional Class A Structuring Fee set forth in the Fee Letter, or (f) the date of the occurrence of a Servicer Default.

“Related Property”: With respect to any Loan, any property or other assets designated and pledged or mortgaged as collateral to secure repayment of such Loan (including, without limitation, a pledge of the stock, membership or other ownership interests in the Obligor), including all Proceeds from any sale or other disposition of such property or other assets.

“Related Security”: As used in the Sale Agreement, all of the Originator’s right, title and interest in and to the items set forth in clauses (a) through (d) and clause (g) hereof and, as used herein, all of the Borrower’s right, title and interest in and to:

(a) any Related Property securing a Loan and all Recoveries related thereto;

(b) all Required Loan Documents and Loan Files related to any Loan, any Records, and the documents, agreements, and instruments included in the Loan File or Records including, without limitation, rights of recovery of the Borrower against the Originator;

(c) all Insurance Policies with respect to any Loan;

(d) all security interests, liens, guaranties, indemnities, warranties, letters of credit, accounts, bank accounts, mortgages or other encumbrances and property subject thereto from time to time purporting to secure or support payment of any Loan, together with all UCC financing statements or similar filings signed by an Obligor relating thereto;

(e) the Accounts and the Concentration Account as it relates to the Collateral, together with all Cash and investments in each of the foregoing other than amounts earned on investments therein;

(f) the Sale Agreement and the assignment to the Trustee for the benefit of the Secured Parties of all UCC financing statements filed by the Borrower against the Originator under or in connection with the Sale Agreement; and

(g) the proceeds of each of the foregoing.

“Relevant Test Period”: With respect to any Loan, the relevant test period for the calculation of Senior Net Leverage Ratio, Total Net Leverage Ratio, Interest Coverage Ratio or EBITDA, as applicable, for such Loan in accordance with the related Underlying Instruments or, if no such period is provided for therein, (i) for Obligors delivering monthly financing statements, each period of the last twelve (12) consecutive reported calendar months, and (ii) for Obligors delivering quarterly financing statements, each period of the last four (4) consecutive reported fiscal quarters of the principal Obligor on such Loan; provided that with respect to any Loan for which the relevant test period is not provided for in the related Underlying Instruments, if an Obligor is a newly-formed entity as to which twelve (12) consecutive calendar months have not yet elapsed, “Relevant Test Period” shall initially include the period from the date of formation of such Obligor to the end of the twelfth (12th) calendar month or fourth (4th) fiscal quarter (as the case may be) from the date of formation, and shall subsequently include each period of the last twelve (12) consecutive reported calendar months or four (4) consecutive reported fiscal quarters (as the case may be) of such Obligor.

“Remediation Plan”: The meaning specified in Section 12.2(a).

“Repayment Notice”: Each notice required to be delivered by the Borrower in respect of any reduction of the Commitments or by the Borrower or the Servicer (on behalf of the Borrower) in respect of any repayment of Advances Outstanding, in the form of Exhibit A-2.

“Replaced Loans”: The meaning specified in Section 2.15(a)(i).

“Reportable Event”: The meaning specified in Section 4.1(x).

“Reporting Date”: The date that is two (2) Business Days prior to the twentieth (20th) day of each calendar month or, if such day is not a Business Day, the next succeeding Business Day, with the first Reporting Date occurring in May 2013.

“Required Lenders”: The Lenders representing an aggregate of more than 50% of the aggregate Commitments of the Lenders then in effect (or, if the applicable Commitments have been terminated, Advances Outstanding); provided that the Commitment of, and the portion of any outstanding Advances, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Loan Documents”: For each Loan, originals (except as otherwise indicated) of the following documents or instruments:

(a) (i) other than in the case of a Noteless Loan, the original or, if accompanied by a “lost note” affidavit and indemnity, a copy of, the underlying promissory note, endorsed by the Borrower or the prior holder of record either in blank or to the Trustee for the benefit of the Secured Parties (and evidencing an unbroken chain of endorsements from the prior holder thereof evidenced in the chain of endorsements to the Trustee for the benefit of the Secured Parties), with any such endorsement to the Trustee to be in the following form: “U.S. Bank National Association, as Trustee”, and (ii) in the case of a Noteless Loan, (x) a copy of each Transfer Document, and (y) a copy of the related credit agreement, note purchase agreement or sale and servicing agreement (or equivalent agreement as identified on the Loan Checklist), as applicable, together with, to the extent in the possession of the Originator or reasonably available to the Originator, copies of all other documents and instruments described in clauses (b) and (c) hereof with respect to such Noteless Loan;

(b) originals or copies of each of the following, to the extent applicable to the related Loan: any related loan agreement, credit agreement, note purchase agreement, security agreement, mortgage, sale and servicing agreement, acquisition agreement, subordination agreement, intercreditor agreement or similar instruments, guarantee, Insurance Policy, assumption or substitution agreement or similar material operative document, in each case together with any amendment or modification thereto, as set forth on the Loan Checklist;

(c) with respect to any Loan originated by the Originator, either (i) copies of the UCC-1 Financing Statements, if any, and any related continuation statements, each showing the Obligor as debtor and the Trustee as total assignee or showing the Obligor, as debtor and the Originator as secured party and each with evidence of filing thereon, together with (except for Agented Loans) a copy of each intervening UCC-3 financing statement showing a complete chain of assignment from the secured party named in such UCC-1 Financing Statement to the Trustee with evidence of filing thereon disclosing the assignment to the Trustee or the Originator of the security interest in the personal property securing the Loan or (ii) copies of any such financing statements certified by the Servicer to be true and complete copies thereof in instances where the original financing statements have been sent to the appropriate public filing office for filing.

“Required Reports”: Collectively, the Servicer’s Certificate, the Servicing Report, financial statements of each Obligor, the Company and the Borrower required to be delivered under the Transaction Documents, the annual statements as to compliance required pursuant to Section 6.9(a) and the annual independent public accountant’s report pursuant to Section 6.9(b).

“Responsible Officer”: With respect to any Person, any duly authorized officer of such Person or of the manager of such Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other duly authorized officer of such Person or of the manager of such Person to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Payment”: (i) Any dividend or other distribution, direct or indirect, on account of any class of membership interests of the Borrower now or hereafter outstanding, except a dividend or distribution paid solely in interests of that class of membership interests or in any junior class of membership interests of the Borrower; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of membership interests of the Borrower now or hereafter outstanding, (iii) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire membership interests of the Borrower now or hereafter outstanding, and (iv) any payment of management fees by the Borrower (except for reasonable management fees to the Originator or its Affiliates in reimbursement of actual management services performed). For the avoidance of doubt, (i) payments and reimbursements due to the Servicer in accordance with this Agreement or any other Transaction Document do not constitute Restricted Payments, (ii) distributions by the Borrower to its members of amounts received by the Borrower pursuant to Section 2.7, or Section 2.8 do not constitute Restricted Payments, and (iii) distributions by the Borrower to its members of Loans or of cash or other proceeds relating thereto which have been purchased, repurchased or substituted thereby in accordance with this Agreement do not constitute Restricted Payments.

“Retained Interest”: With respect to any Loan arising as part of an agented or syndicated transaction that is transferred to the Borrower, (i) all of the rights and obligations, if any, of the agent(s) under the documentation evidencing such Loan arising under the related Underlying Instruments and (ii) the applicable portion of the interests, rights and obligations under the documentation evidencing any agented or syndicated transaction including such Loan that relate to such portion(s) of the indebtedness that is owned by another lender (which may be the Originator or an Affiliate thereof).

“Retransfer Date”: The meaning specified in Section 2.15(b).

“Retransfer Price”: The meaning specified in Section 2.15(b)(i).

“Review Criteria”: The meaning specified in Section 7.2(b)(i).

“Revolving Loan”: A Loan that is a line of credit or contains an unfunded commitment arising from an extension of credit to an Obligor, pursuant to the terms of which amounts borrowed may be repaid and subsequently reborrowed.

“S&P”: Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale Agreement”: The Loan Sale Agreement, dated as of the date hereof by and between the Originator and the Borrower.

“Sale Proceeds”: With respect to any Loan, all proceeds received as a result of the sale of such Loan, net of all out-of-pocket expenses of the Borrower, the Servicer and the Trustee incurred in connection with any such sale.

“Scheduled Payment”: Each scheduled payment of principal and/or interest required to be made by an Obligor on the related Loan, as adjusted pursuant to the terms of the related Underlying Instruments, if applicable.

“Scheduled Reinvestment Period End Date”: The date that is the second anniversary of the Closing Date.

“SEC”: The Securities and Exchange Commission or any successor Governmental Agency.

“Secured Party”: (i) Each Lender, (ii) the Administrative Agent, (iii) the Trustee (including, for the avoidance of doubt, the Document Custodian), (iv) the Securities Intermediary and (v) solely with respect to the right to receive amounts credited to the Expense Reserve Account, the Servicer.

“Securities Account”: The meaning specified in Section 8-501(a) of the UCC.

“Securities Account Control Agreement”: The Account Control Agreement, dated as of the date hereof, among the Borrower, the Trustee, the Servicer and U.S. Bank as the Securities Intermediary, as the same may be amended, modified, waived, supplemented or restated from time to time.

“Securities Act”: The U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Intermediary”: U.S. Bank, or any subsequent (i) Clearing Corporation; or (ii) Person, including a bank or broker, that in the ordinary course of its business maintains Securities Accounts for others and is acting in that capacity, agreeing to act in such capacity pursuant to the Securities Account Control Agreement.

“Security Certificate”: The meaning specified in Section 8-102(a)(16) of the UCC.

“Security Entitlement”: The meaning specified in Section 8-102(a)(17) of the UCC.

“Senior Net Leverage Ratio”: With respect to any Loan for any Relevant Test Period, the meaning of “Senior Net Leverage Ratio” or any comparable definition relating to first lien senior secured (or such applicable lien or applicable level within the capital structure) indebtedness in the Underlying Instruments for such Loan, and in any case that “Senior Net Leverage Ratio” or such comparable definition is not defined in such Underlying Instruments, the ratio of (a) first lien senior secured (or such applicable lien or applicable level within the capital structure) Indebtedness minus Unrestricted Cash to (b) EBITDA as calculated by the Borrower and the Servicer in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the Underlying Instruments.

“Servicer”: The meaning specified in the Preamble.

“Servicer Default”: The meaning specified in Section 6.12.

“Servicer Indemnified Parties”: The meaning specified in Section 10.2.

“Servicer Reimbursable Expenses”: The meaning specified in Section 6.7.

“Servicer Termination Notice”: The meaning specified in Section 6.12.

“Servicer’s Certificate”: The meaning specified in Section 6.8(c).

“Servicing Fee”: The meaning specified in Section 2.11(c).

“Servicing Fee Rate”: The rate per annum set forth in the Fee Letter.

“Servicing Report”: The meaning specified in Section 6.8(b).

“Servicing Standard”: With respect to any Loans included in the Collateral, to service and administer such Loans in accordance with the Underlying Instruments and all customary and usual servicing practices (A) which are consistent with the higher of: (x) the customary and usual servicing practices that a prudent loan investor or lender would use in servicing loans like the Loans for its own account, and (y) the same care, skill, prudence and diligence with which the Servicer services and administers loans for its own account or for the account of others; (B) with a view to maximize the value of the Loans; and (C) without regard to: (1) any relationship that the Servicer or any Affiliate of the Servicer may have with any Obligor or any Affiliate of any Obligor, (2) the Servicer’s obligations to incur servicing and administrative expenses with respect to a Loan, (3) the Servicer’s right to receive compensation for its services hereunder or with respect to any particular transaction, (4) the ownership by the Servicer or any Affiliate of any Retained Interest or any Loans, (5) the ownership, servicing or management for others by the Servicer of any other Loans or property by the Servicer or (6) any relationship that the Servicer or any Affiliate of the Servicer may have with any holder of other loans of the Obligor with respect to such Loans; provided that with respect to any Successor Servicer, the “Servicing Standard” shall be the same care, skill and diligence with which such Successor Servicer services and administers loans for its own account and for the account of others.

“Solvent”: As to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction, and does not propose to engage in a business or a transaction, for which such Person’s property assets would constitute unreasonably small capital.

“Standstill Period”: The period commencing on the date on which an Event of Default occurs (other than an Event of Default described in Section 9.1(d) with respect to the

Borrower or the Equityholder) and ending on the earlier of (a) the date on which such Event of Default is waived in accordance with the terms hereof, and (b) the date that is thirty (30) days after the occurrence of such Event of Default.

“Structuring Fees”: The Class A Structuring Fee and the Class B Placement Fee.

“Subsidiary”: As to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) sufficient to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Substitute Loan”: The meaning specified in Section 2.15(a).

“Successor Servicer”: The meaning specified in Section 6.12.

“Substitution”: The meaning specified in Section 2.14(b).

“Taxes”: The meaning specified in Section 2.13(a).

“Term Securitization”: Any private or public term securitization transaction (a) undertaken by the Company, the Borrower or an Affiliate of the Company or the Borrower that is secured, directly or indirectly, by any Loan currently or formerly included in the Collateral or any portion thereof or any interest therein, including, without limitation, any collateralized loan or collateralized debt offering or other asset securitization and (b) in which the Company or an Affiliate has agreed to purchase 100% of the equity in such term securitization transaction. For the avoidance of doubt, notwithstanding any agreement by the Company or an Affiliate to purchase 100% of the equity in such term securitization transaction, any such party agreeing to so purchase may designate other Persons as purchasers of such equity provided such party or parties remain primarily liable therefor if such designees fail to purchase in connection with the closing date of such term securitization and/or, after the closing of such term securitization, may transfer equity it purchases at the closing thereof.

“Termination Date”: The earliest of (a) the date of the termination of all the Commitments pursuant to Section 2.3(a), (b) the Class B Facility Maturity Date or (c) the date of the declaration of the Termination Date or the date of the automatic occurrence of the Termination Date pursuant to Section 9.2(a).

“Total Net Leverage Ratio”: With respect to any Loan for any Relevant Test Period, the meaning of “Total Net Leverage Ratio” or any comparable definition relating to total indebtedness in the Underlying Instruments for such Loan, and in any case that “Total Net Leverage Ratio” or such comparable definition is not defined in such Underlying Instruments, the ratio of (a) total Indebtedness minus Unrestricted Cash to (b) EBITDA as calculated by the Borrower and the Servicer in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the Underlying Instruments.

“Trade Ticket”: A confirmation of the purchase and sale of a Loan as provided by the Servicer to the Trustee in connection with such purchase.

“Transaction”: The meaning specified in Section 3.2.

“Transaction Documents”: This Agreement, the Sale Agreement, the Fee Letter, the Securities Account Control Agreement, each Variable Funding Note, any Joinder Supplement, any Transferee Letter and the Trustee Fee Letter.

“Transfer Document”: With respect to any Loan, each transfer document or instrument relating to such Loan evidencing the assignment of such Loan either (1) to the Originator and from the Originator to the Borrower, or (2) from the prior third party owner thereof directly to the Borrower (at the direction of the Originator).

“Transferee Letter”: The meaning specified in Section 13.16.

“Trustee”: U.S. Bank National Association, not in its individual capacity, but solely as Trustee, its successor in interest pursuant to Section 7.3 or such Person as shall have been appointed Trustee pursuant to Section 7.5.

“Trustee Fee”: The fees, expenses and indemnities set forth as such in the Trustee Fee Letter and as provided for in this Agreement or any other Transaction Document.

“Trustee Fee Letter”: The Trustee Fee Letter, dated as of the date hereof among the Trustee, the Borrower and the Servicer and acknowledged by the Administrative Agent, with the Schedule of Fees as of March 27, 2013 attached thereto, as the same may be amended, restated, modified or supplemented from time to time.

“Trustee Termination Notice”: The meaning specified in Section 7.5.

“UCC”: The Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

“Uncertificated Security”: The meaning specified in Section 8-102(a)(l8) of the UCC.

“Underlying Instruments”: The loan agreement, credit agreement or other agreement pursuant to which a Loan or Permitted Investment has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Loan or Permitted Investment or of which the holders of such Loan or Permitted Investment are the beneficiaries.

“Unfunded Exposure Account”: The meaning specified in Section 6.4(k).

“Unfunded Exposure Equity Amount”: As of any date of determination, with respect to any Revolving Loan or Delayed Draw Loan, an amount equal to the sum of (a) the product of (i) the Exposure Amount of such Loan times (ii) 100% minus the Advance Rate of such Loan, plus (b) the product of (i) (x) 100%, minus the Assigned Value of such Loan, times (y) the Exposure Amount of such Loan, times (ii) the Advance Rate of such Loan.

“United States” or “U.S.”: The United States of America.

“Unrestricted Cash”: The meaning of “Unrestricted Cash” or any comparable definition in the Underlying Instruments for each Loan, and in any case that “Unrestricted Cash” or such comparable definition is not defined in such Underlying Instruments, all cash available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes or subject to any lien (other than blanket liens permitted under or granted in accordance with such Underlying Instruments), as reflected on the most recent financial statements of the relevant Obligor that have been delivered to the Borrower.

“USA PATRIOT Act”: The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“U.S. Bank”: The meaning specified in the Preamble.

“Variable Funding Note” or “VFN”: The collective reference to the Class A Variable Funding Notes (or AVFNs) and the Class B Variable Funding Notes (or BVFNs).

“Warranty Event”: As to any Loan, (i) the earlier of knowledge by a Responsible Officer of the Originator or the Borrower, as applicable, or receipt of written notice thereof by the Borrower or the Originator from any of the Servicer, the Administrative Agent or the Trustee that as of the related Cut-Off Date there existed a breach of any representation or warranty relating to such Loan (other than any representation or warranty that the Loan satisfies the criteria of the definition of Eligible Loan) and the failure of the Originator or of the Borrower to cure such breach, or cause the same to be cured, within 30 days after the earlier to occur of a Responsible Officer of either the Borrower or the Originator becoming aware thereof or the receipt by the Borrower or the Originator of such notice thereof or (ii) the Originator or Borrower fails to satisfy Section 3.2(j) with respect to such Loan within two (2) Business Days after the date the applicable document was due to be delivered pursuant to such section.

“Warranty Loan”: Any Loan that fails to satisfy any criteria of the definition of Eligible Loan as of the applicable Cut-Off Date of such Loan or any Loan with respect to which a Warranty Event has occurred.

“Wells Fargo”: Wells Fargo Bank, National Association, a national banking association and its successors and assigns.

“WFS”: The meaning specified in the Preamble.

Section 1.2 Other Terms.

All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and used but not specifically defined herein, are used herein as defined in such Article 9.

Section 1.3 Computation of Time Periods.

Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

Section 1.4 Interpretation.

(a) In each Transaction Document, unless a contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Transaction Documents;

(iii) reference to any gender includes each other gender;

(iv) reference to day or days without further qualification means calendar days;

(v) reference to any time means Charlotte, North Carolina time;

(vi) the word “including” is not limiting and means “including without limitation”;

(vii) the word “any” is not limiting and means “any and all” unless the context clearly requires or the language provides otherwise;

(viii) reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, modified, waived, supplemented, assigned, restated or replaced and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents, and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor;

(ix) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any Section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision;

(x) reference to any delivery or transfer to the Trustee with respect to the Collateral means delivery or transfer to the Trustee on behalf of the Secured Parties; and

(xi) if any date for compliance with the terms or conditions of any Transaction Document falls due on a day which is not a Business Day, then such due date shall be deemed to be the immediately following Business Day.

(b) For the avoidance of doubt, if an Servicer Default or Event of Default has occurred in accordance with Section 6.12 or Section 9.1, as applicable (including the expiration of any applicable cure periods specified in Section 6.12 or Section 9.1, as applicable), such Servicer Default or Event of Default shall be deemed to be continuing hereunder unless waived in writing by the Controlling Lender.

ARTICLE II

THE VARIABLE FUNDING NOTE

Section 2.1 The Variable Funding Notes.

(a) The Class A Variable Funding Notes.

(i) On the terms and conditions hereinafter set forth, the Borrower shall deliver (i) on the Closing Date, to each Class A Lender at the applicable address set forth on Annex A to this Agreement, and (ii) on the effective date of any Joinder Supplement, to each additional Class A Lender, at the address set forth in the applicable Joinder Supplement, a duly executed variable funding note in substantially the form of Exhibit B (each a “Class A Variable Funding Note” or “AVFN”), dated as of the date of this Agreement or the Joinder Supplement, as applicable, each in a face amount equal to the applicable Class A Lender’s Class A Commitment as of the Closing Date or the effective date of any Joinder Supplement, as applicable, and otherwise duly completed. Each Variable Funding Note shall evidence obligations in an amount equal, at any time, to the outstanding Advances by such Class A Lender under the applicable AVFN on such day.

(ii) During the Reinvestment Period, the Borrower (or the Servicer on the Borrower’s behalf) may, at its option, request the Class A Lenders to make advances of funds (each, a “Class A Advance”) under the AVFNs pursuant to a Funding Notice; provided, however, that no Class A Lender shall be obligated to make any Class A Advance on or after the date that is three (3) Business Days prior to the Reinvestment Period End Date.

(iii) Following the receipt of a Funding Notice during the Reinvestment Period and subject to the terms and conditions hereinafter set forth, the Class A Lenders shall fund such Class A Advance. Notwithstanding anything to the contrary herein, no

Class A Lender shall make any Class A Advance if, after giving effect to such Class A Advance and the addition to the Collateral of any Eligible Loans to be acquired by the Borrower with the proceeds of such Class A Advance, (i) a Default or Event of Default could reasonably be expected to result therefrom or (ii) the aggregate Class A Advances Outstanding would exceed the Class A Borrowing Base.

(iv) The Borrower may, with the written consent of the Administrative Agent, add additional Persons as Class A Lenders and increase the Class A Commitments hereunder; provided that the Class A Commitment of any Class A Lender may only be increased with the prior written consent of such Class A Lender and the Administrative Agent. Each additional Class A Lender shall become a party hereto by executing and delivering to the Administrative Agent, the Trustee, the Servicer and the Borrower a Joinder Supplement and a representation letter in the form of Exhibit H.

(b) The Class B Variable Funding Notes.

(i) On the terms and conditions hereinafter set forth, the Borrower shall deliver (i) on the Closing Date, to each Class B Lender at the applicable address set forth on Annex A to this Agreement, and (ii) on the effective date of any Joinder Supplement, to each additional Class B Lender, at the address set forth in the applicable Joinder Supplement, a duly executed variable funding note in substantially the form of Exhibit B (each a “Class B Variable Funding Note” or “BVFN”), dated as of the date of this Agreement or the Joinder Supplement, as applicable, each in a face amount equal to the applicable Class B Lender’s Class B Commitment as of the Closing Date or the effective date of any Joinder Supplement, as applicable, and otherwise duly completed. Each Variable Funding Note shall evidence obligations in an amount equal, at any time, to the outstanding Advances by such Class B Lender under the applicable BVFN on such day.

(ii) During the Reinvestment Period, the Borrower (or the Servicer on the Borrower’s behalf) may, at its option, request the Class B Lenders to make advances of funds (each, a “Class B Advance”) under the BVFNs pursuant to a Funding Notice; provided, however, that no Class B Lender shall be obligated to make any Class B Advance on or after the date that is three (3) Business Days prior to the Reinvestment Period End Date.

(iii) Following the receipt of a Funding Notice during the Reinvestment Period and subject to the terms and conditions hereinafter set forth, the Class B Lenders shall fund such Class B Advance. Notwithstanding anything to the contrary herein, no Class B Lender shall make any Class B Advance if, after giving effect to such Class B Advance and the addition to the Collateral of any Eligible Loans to be acquired by the Borrower with the proceeds of such Class B Advance, (i) a Default or Event of Default could reasonably be expected to result therefrom (provided that, for the avoidance of doubt and notwithstanding the occurrence of a Default or Event of Default, a Class B Advance may be requested in connection with the cure of a Class A Borrowing Base Deficiency in whole or in part) or (ii) the aggregate Class B Advances Outstanding would exceed the Class B Borrowing Base.

(iv) The Borrower may, with the written consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed) and each Class B Lender, add additional Persons as Class B Lenders and increase the Class B Commitments hereunder; provided that the Class B Commitment of any Class B Lender may only be increased with the prior written consent of such Class B Lender and the Administrative Agent (not to be unreasonably withheld, conditioned or delayed). Each additional Class B Lender shall become a party hereto by executing and delivering to the Administrative Agent, the Trustee, the Servicer and the Borrower a Joinder Supplement and a representation letter in the form of Exhibit H.

Section 2.2 Procedures for Advances by the Lenders.

(a) Subject to the limitations set forth in Sections 2.1(a)(ii) and (b)(ii), the Borrower (or the Servicer on the Borrower’s behalf) may request an Advance from the Lenders by delivering to the Lenders the information and documents set forth in this Section 2.2 at the applicable times specified herein.

(b) With respect to all Advances, no later than 12:00 noon (Charlotte, North Carolina time) on the proposed Funding Date, the Borrower (or the Servicer on its behalf) shall deliver:

(i) to the Administrative Agent and the Trustee a wire disbursement and authorization form, to the extent not previously delivered; and

(ii) to the Administrative Agent, each Lender and the Trustee a duly completed Funding Notice (including a duly completed Borrowing Base Certificate updated to the date such Advance is requested and giving pro forma effect to the Advance requested and the use of the proceeds thereof, a pro forma Loan Tape and any applicable Approval Notices) which shall (i) specify the desired amount of such Advance, which amount shall not cause the Advances Outstanding to exceed the Borrowing Base and must be at least equal to $500,000 (or, in the case of any Advance to be applied to fund any draw under a Revolving Loan or Delayed Draw Loan or to fund a shortfall into the Unfunded Exposure Account, such lesser amount as may be required to fund such draw), to be allocated to each Lender in accordance with its Pro Rata Share, (ii) specify whether such Advance is to be a Class A Advance or a Class B Advance or both (and, if so, the respective amounts of each), (iii) specify the proposed Funding Date of such Advance, (iv) specify the Loan(s), if any, to be financed on such Funding Date in the pro forma Loan Tape (including the appropriate file number, Obligor, Outstanding Balance, Assigned Value and Purchase Price for each Loan), (v) specify the amount of cash required to be deposited into the Unfunded Exposure Account in connection with any Revolving Loan or Delayed Draw Loan funded by such Advance, if applicable, and (vi) include a representation that all conditions precedent for such Advance described in Article III hereof have been met. Each Funding Notice shall be irrevocable. If any Funding Notice is received by the Administrative Agent, the Trustee and each Lender after 12:00 noon (Charlotte, North Carolina time) on the proposed Funding Date or on a day that is not a Business Day, such Funding Notice shall be deemed to be received by the Administrative Agent, the Trustee and each Lender at 9:00 a.m. (Charlotte, North Carolina time) on the next Business Day.

(c) On the proposed Funding Date, subject to the limitations set forth in Sections 2.1(a)(ii) and (b)(ii) and upon satisfaction of the applicable conditions set forth in Article III, each Lender shall make available to the Borrower in same day funds, by wire transfer to the account designated by Borrower (or the Servicer on the Borrower’s behalf) in the Funding Notice given pursuant to this Section 2.2, an amount equal to such Lender’s Pro Rata Share of the least of (i) the amount requested by the Borrower (or the Servicer on the Borrower’s behalf) for such Advance, (ii) the aggregate unused Commitments then in effect and (iii) the maximum amount that, after taking into account the proposed use of the proceeds of such Advance, could be advanced to the Borrower hereunder without causing either (x) the Class A Advances Outstanding to exceed the Class A Borrowing Base or (y) the Class B Advances Outstanding to exceed the Class B Borrowing Base; provided that, for the avoidance of doubt, the Class B Advances may be advanced to the Borrower to cure a Class A Borrowing Base Deficiency subject to the provisions of Section 3.2.

(d) On each Funding Date, the obligation of each Lender to remit its Pro Rata Share of any such Advance shall be several from that of each other Lender and the failure of any Lender to so make such amount available to the Borrower shall not relieve any other Lender of its obligation hereunder.

(e) Subject to the terms, conditions, provisions and limitations set forth herein, the Borrower may (i) borrow, repay or prepay and reborrow Advances without any penalty, fee or premium on and after the Closing Date and prior to the end of the Reinvestment Period; (ii) repay or prepay Advances at any time after the Reinvestment Period; and (iii) at any time, withdraw funds in the Unfunded Exposure Account in order to satisfy its funding obligations under its Delayed Draw Loans and Revolving Loans and deposit Principal Collections received from its Revolving Loans into the Unfunded Exposure Account (up to the Aggregate Exposure Amount) in accordance with Section 6.4(k).

(f) Notwithstanding anything to the contrary herein (including, without limitation, the occurrence of an Event of Default (other than the occurrence of an Insolvency Event with respect to the Borrower) or the existence of an Default), if, upon the earlier to occur of the end of the Reinvestment Period or the Termination Date, the amount on deposit in the Unfunded Exposure Account is less than the Aggregate Exposure Amount, the Borrower covenants and agrees to (i) request an Advance hereunder from the Lenders in the amount of such shortfall for deposit into the Unfunded Exposure Account and/or (ii) deposit other funds of the Borrower in the amount of such shortfall into the Unfunded Exposure Account. For purposes of any Advance required to be requested by the Borrower to fulfill such funding obligation, the conditions precedent set forth in Article III shall be deemed to have been satisfied (other than the non-occurrence of an Event of Default related to an Insolvency Event with respect to the Borrower). Following the disbursement of such Advance to the Borrower by deposit into the Unfunded Exposure Account on the Funding Date (which shall be no later than two (2) Business Days following the end of the Reinvestment Period or the occurrence of the Termination Date but in any event prior to the Scheduled Reinvestment Period End Date), no further Advances will be made.

(g) For the avoidance of doubt, the Borrower may acquire Cash or Eligible Loans (subject to Section 3.4) for any purpose not in violation of the Transaction Documents from equity contributions from the Equityholder; provided that any asset to be contributed to the Borrower that is not Cash or an Eligible Loan (added subject to Section 3.4) must be approved by the Controlling Lender and the Majority Class B Lenders, each in its sole and absolute discretion.

Section 2.3 Reduction of the Facility Amount; Principal Repayments.

(a) The Borrower shall be entitled at its option, at any time so long as no Event of Default has occurred and is continuing:

(i) to irrevocably terminate the Class A Commitments in whole or irrevocably reduce any portion of the Class A Commitments that exceed the sum of the Class A Advances Outstanding, accrued Class A Interest and Breakage Costs owing to any Class A Lender; provided that (i) the Borrower shall give at least one (1) Business Day’s prior written notice to the Administrative Agent (with a copy to the Servicer) of such termination or reduction in the form of Exhibit A-2; (ii) any partial reduction of the Class A Commitments shall be in an amount equal to $5,000,000 and in integral multiples of $500,000 in excess thereof, (iii) the Borrower shall pay any Prepayment Premium payable in connection therewith (to the extent applicable in accordance with the definition thereof) and (iv) in connection with any termination of the Class A Commitments in whole, the Borrower shall pay all Class A Obligations. Any request for a reduction or termination pursuant to this Section 2.3(a) shall be irrevocable. The applicable Class A Commitment of each Class A Lender shall be reduced by an amount equal to its Pro Rata Share (prior to giving effect to any reduction of the Class A Commitments hereunder) of the aggregate amount of any reduction under this Section 2.3(a)(i); and

(ii) to irrevocably terminate the Class B Commitments in whole or irrevocably reduce any portion of the Class B Commitments that exceed the sum of the Class B Advances Outstanding, accrued Class B Interest and Breakage Costs owing to any Class B Lender; provided that (i) the Borrower shall give at least one (1) Business Day’s prior written notice to the Administrative Agent (with a copy to the Servicer) of such termination or reduction in the form of Exhibit A-2; (ii) any partial reduction of the Class B Commitments shall be in an amount equal to $2,500,000 and in integral multiples of $250,000 in excess thereof, (iii) the Borrower shall pay any Prepayment Premium payable in connection therewith (to the extent applicable in accordance with the definition thereof) and (iv) in connection with any termination of the Class B Commitments in whole, the Borrower shall pay all Class B Obligations; provided that, so long as any Class A Commitments or Class A Obligations are outstanding, the prior written consent of each Class A Lender shall be required to reduce or terminate the Class B Commitments. Any request for a reduction or termination pursuant to this Section 2.3(a)(ii) shall be irrevocable. The applicable Class B Commitment of each Class B Lender shall be reduced by an amount equal to its Pro Rata Share (prior to giving effect to any reduction of the Class B Commitments hereunder) of the aggregate amount of any reduction under this Section 2.3(a).

For the avoidance of doubt and notwithstanding any other provision of this Agreement, any reduction in the Facility Amount shall be applied first to the Class A Commitments until the Class A Commitments are reduced to zero and then to the Class B Commitments.

If the Borrower elects to terminate the Commitments in whole pursuant to this Section 2.3(a), then once the Obligations outstanding are reduced to zero, the Collection Date shall occur and the Collateral shall be released in accordance with Section 8.2(b).

(b) The Borrower shall be entitled at its option, at any time, to reduce Advances Outstanding; provided that (i) the Borrower (or the Servicer on behalf of the Borrower) shall give at least one (1) Business Day’s prior written notice of such reduction in the form of Exhibit A-2 to the Administrative Agent, the Trustee and the Lenders of such Advances (provided that same day notice may be given with respect to curing any Borrowing Base Deficiency) and (ii) any reduction of Advances Outstanding (other than with respect to repayments of Advances Outstanding made by the Borrower to reduce Advances Outstanding such that no Borrowing Base Deficiency exists) shall be in a minimum amount of $500,000 and in integral multiples of $100,000 in excess thereof. In connection with any such reduction of Advances Outstanding, the Borrower (or, in the case of clause (1) below, the Servicer on behalf of the Borrower) shall deliver (1) to the Administrative Agent, the Trustee and each Lender of such Advances, instructions to reduce such Advances Outstanding in the form of Exhibit A-2, (2) funds to the Trustee for payment to the Lenders of such Advances sufficient to repay such Advances Outstanding and any Breakage Costs, which may include instructions to the Trustee to use funds from the Principal Collection Account with respect thereto or funds otherwise provided by the Borrower, an Affiliate thereof or any other Person to the Trustee with respect thereto and (3) solely with respect to any Advance being repaid in connection with an Optional Sale, funds to the Trustee for payment to the Lenders of such Advances sufficient to repay all accrued Class A Interest and Class B Interest in respect of such Advance (and, unless otherwise instructed by the Administrative Agent, to pay such accrued Class A Interest and Class B Interest on the following Payment Date), and all accrued and unpaid costs and expenses of the Administrative Agent and the Lenders related to such repayment, which may include instructions to the Trustee to use funds from the Interest Collection Account with respect thereto or funds otherwise provided by the Borrower, an Affiliate thereof or any other Person to the Trustee with respect thereto; provided that, the Advances Outstanding will not be reduced unless sufficient funds have been remitted to pay all such amounts in the succeeding sentence in full. The Trustee shall apply amounts received from the Borrower (or an Affiliate thereof or any other Person) pursuant to this Section 2.3(b) in the following order: (a) in respect of Class A Advances, to the pro rata reduction of the Class A Advances Outstanding (and, if applicable pursuant to clause (2) above, to the payment of accrued Class A Interest), (b) in respect of the Class B Advances, to the pro rata reduction of the Class B Advances Outstanding (and, if applicable pursuant to clause (2) above, to the payment of accrued Class B Interest), and (c) to the payment of any Breakage Costs. Any Advance so repaid may, subject to the terms and conditions hereof, be reborrowed during the Reinvestment Period. Any Repayment Notice relating to any repayment pursuant to this Section 2.3(b) shall be irrevocable.

(c) Unless sooner prepaid pursuant to the terms hereof, the Class A Advances Outstanding shall be repaid in full on the earlier to occur of (i) the Class A Facility Maturity Date and (ii) the Termination Date.

(d) Unless sooner prepaid pursuant to the terms hereof, the Class B Advances Outstanding shall be repaid in full on the Termination Date.

(e) Provided no Event of Default has occurred and is continuing, the Borrower (or the Servicer on behalf of the Borrower) may, by written notice to the Administrative Agent delivered no later than three (3) Business Days prior to the first anniversary of the Closing Date, elect that the Reinvestment Period be continued through the Scheduled Reinvestment Period End Date. As a condition to the effectiveness of such election, the Borrower shall pay to the Class A Lender the additional Class A Structuring Fee specified in the Fee Letter. Upon such notice and payment to the Class A Lender of such fee, the Reinvestment Period End Date shall be the Scheduled Reinvestment Period End Date.

(f) For the avoidance of doubt and notwithstanding any other provision of this Agreement, the Borrower may, in its sole discretion, contemporaneously effect a prepayment or refinancing of the Advances Outstanding in full pursuant to Section 2.3(b), a reduction of the Commitments to zero pursuant to Section 2.3(a) and the occurrence of the Collection Date by paying all other outstanding Obligations (including, without limitation, any applicable Prepayment Premium) and instructing the Trustee to apply funds in any Account or funds otherwise provided by the Borrower, an Affiliate or any other Person to the Trustee.

Section 2.4 Determination of Interest.

(a) The Trustee shall determine the Class A Interest (including unpaid Class A Interest related thereto, if any, due and payable on a prior Payment Date) and the Class B Interest (including unpaid Class B Interest related thereto, if any, due and payable on a prior Payment Date) to be paid by the Borrower on each Payment Date for the related Accrual Period and shall advise the Servicer thereof on the third Business Day prior to such Payment Date.

(b) No provision of this Agreement shall require the payment or permit the collection of Class A Interest or Class B Interest in excess of the maximum permitted by Applicable Law.

(c) No Class A Interest or Class B Interest shall be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

Section 2.5 Notations on Variable Funding Notes.

Each Lender is hereby authorized to enter on a schedule attached to the VFN with respect to such Lender, as applicable, a notation (which may be computer generated) or to otherwise record in its internal books and records or computer system with respect to each Advance under the VFN made by the applicable Lender of (a) the date and principal amount thereof and (b) each payment and repayment of principal thereof. Any such recordation shall, absent manifest error, constitute prima facie evidence of the outstanding Advances, as applicable, under each VFN. The failure of any Lender to make any such notation on the schedule attached to the applicable VFN shall not limit or otherwise affect the obligation of the Borrower to repay the Advances in accordance with the terms set forth herein.

Section 2.6 Borrowing Base Deficiency Cures.

Any Borrowing Base Deficiency must be cured by the Borrower within five (5) Business Days (or ten (10) Business Days if such deficiency is solely the result of the decrease of the Assigned Value of a Loan by the Controlling Lender pursuant to clause (b) or (c) of the definition of Assigned Value) of the occurrence thereof by taking one or more of the following actions:

(i) crediting Cash into the Principal Collection Account;

(ii) repaying the applicable Advances Outstanding in accordance with Section 2.3(b);

(iii) solely with respect to a Class A Borrowing Base Deficiency, drawing a Class B Advance in accordance with Sections 2.1(b) and 2.2; or

(iv) posting additional Eligible Loans (subject to Controlling Lender approval as specified in the definition of Eligible Loan) and/or Permitted Investments as Collateral; provided that the amount of any reduction of such Borrowing Base Deficiency pursuant to any such additional Eligible Loans shall be the Adjusted Borrowing Value of such Eligible Loans.

For the avoidance of doubt, the Borrower may cure a Class A Borrowing Base Deficiency by any combination of (i), (ii), (iii) or (iv) of this Section 2.6 (or by any other action(s) with the prior written consent of the Controlling Lender) and the Borrower may cure a Class B Borrowing Base Deficiency by any combination of (i), (ii) or (iv) of this Section 2.6 (or by any other action(s) with the prior written consent of both the Controlling Lender and the Majority Class B Lenders). Notwithstanding any other provisions of this Agreement, if the Borrower has eliminated a Borrowing Base Deficiency pursuant to clause (i) of this Section 2.6, upon written request of the Borrower to the Trustee to release such funds from the Principal Collection Account and certification by the Borrower that immediately after giving effect to the return of any such Cash no Borrowing Base Deficiency will exist, the Borrower shall be entitled to the return of all or a portion of the Cash so deposited in the Principal Collection Account and the Trustee shall pay the amount so requested to the Borrower. For the avoidance of doubt, if a Class A Borrowing Base Deficiency and a Class B Borrowing Base Deficiency occur simultaneously, the Class A Borrowing Base Deficiency must be cured prior to the Class B Borrowing Base Deficiency.

Section 2.7 Settlement Procedures.

(a) On each Payment Date, so long as no Event of Default has occurred and is continuing, the Servicer shall direct the Trustee to pay pursuant to the related quarterly Servicing Report (and, subject to Section 2.10(d) the Trustee shall make payment from the Interest Collection Account to the extent of Available Funds, in reliance on the information set forth in such Servicing Report) to the following Persons, the following amounts in the following order of priority:

(1) pro rata to (i) the Trustee, in an amount equal to any accrued and unpaid Trustee Fees and (ii) the Securities Intermediary, in an amount equal to any amounts payable to the Securities Intermediary under the Securities Account Control Agreement;

(2) to the Servicer, in an amount equal to the sum of (i) all reasonable and documented Servicer Reimbursable Expenses (not to exceed $40,000 for such Payment Date) and (ii) any accrued and unpaid Servicing Fee;

(3) pro rata to each Class A Lender, in an amount equal to any accrued and unpaid Class A Interest and Class A Non-Usage Fee;

(4) pro rata to each Class B Lender, in an amount equal to any accrued and unpaid Class B Interest and Class B Non-Usage Fee;

(5) (i) prior to the end of the Reinvestment Period, at the Servicer’s discretion, to the Unfunded Exposure Account, up to an amount that would cause the funds in the Unfunded Exposure Account to equal the aggregate of all Unfunded Exposure Equity Amounts and (ii) after the Reinvestment Period, to the Unfunded Exposure Account, up to an amount that would cause the funds in the Unfunded Exposure Account to equal the Aggregate Exposure Amount;

(6) pro rata to (i) each Class A Lender, in an amount equal to any accrued and unpaid Breakage Costs, and (ii) to the Administrative Agent, any applicable Class A Lender and the Indemnified Parties with respect to the Class A Lenders, as applicable, all Fees and other amounts, including, without limitation, any Increased Costs and fees or expenses of counsel, but other than the principal of Advances Outstanding and any Prepayment Premium then due under this Agreement;

(7) pro rata to each Class A Lender, if a Class A Borrowing Base Deficiency exists, in an amount necessary to cure such Class A Borrowing Base Deficiency, pro rata in accordance with the amount of Class A Advances Outstanding hereunder;

(8) pro rata to each Class B Lender, if a Class B Borrowing Base Deficiency exists, in an amount necessary to cure such Class B Borrowing Base Deficiency, pro rata in accordance with the amount of Class B Advances Outstanding hereunder, including any replenishment of the Class B Minimum Reserve Amount to the extent then required to be deducted from the Class B Borrowing Base;

(9) pro rata to each Class A Lender, if the Class A Facility Amount has been terminated in whole pursuant to Section 2.3(a), in an amount equal to the Class A Advances Outstanding;

(10) pro rata to (i) each Class B Lender, in an amount equal to any accrued and unpaid Breakage Costs, and (ii) to any applicable Class B Lender and the Indemnified Parties with respect to the Class B Lenders, as applicable, all Fees and other amounts, including, without limitation, any Increased Costs and fees or expenses of counsel, but other than the principal of Advances Outstanding any Prepayment Premium then due under this Agreement;

(11) pro rata to each Class B Lender, if the Class B Facility Amount has been terminated in whole pursuant to Section 2.3(a), in an amount equal to the Class B Advances Outstanding;

(12) to the Expense Reserve Account, in an amount equal to the Expense Reserve Account Amount;

(13) pro rata to each applicable party to pay all other Administrative Expenses; and

(14) so long as no Default has occurred and is continuing, any remaining amounts shall be deemed released from the Lien of the Trustee hereunder and, at the direction of the Borrower, distributed to or otherwise at the direction of the Borrower.

(b) On each Payment Date, so long as no Event of Default has occurred and is continuing, the Servicer shall direct the Trustee to pay pursuant to the related quarterly Servicing Report (and, subject to Section 2.10(d), the Trustee shall make payment from the Principal Collection Account to the extent of Available Funds, in reliance on the information set forth in such Servicing Report) to the following Persons, the following amounts in the following order of priority:

(1) to the extent not paid pursuant to Sections 2.7(a)(1) through (11), to such Persons in such amounts in such priority;

(2) to the extent not paid pursuant to Section 2.7(a)(12), to the Expense Reserve Account, in an amount equal to the Expense Reserve Account Amount;

(3) pro rata to each Class A Lender, in an amount equal to any accrued and unpaid Prepayment Premium owing to the Class A Lenders;

(4) after the end of the Reinvestment Period, pro rata to each Class A Lenders to pay the Class A Advances Outstanding;

(5) pro rata to each Class B Lender, in an amount equal to any accrued and unpaid Prepayment Premium owing to the Class B Lenders;

(6) after the end of the Reinvestment Period, pro rata to each Class B Lender to pay the Class B Advances Outstanding;

(7) to the extent not paid pursuant to Section 2.7(a) or this Section 2.7(b), pro rata to each applicable party to pay all other Administrative Expenses;

(8) during the Reinvestment Period, at the discretion of the Servicer any remaining amounts specified shall remain in the Principal Collection Account as Principal Collections; and

(9) so long as no Default has occurred and is continuing, any remaining amounts shall be deemed released from the Lien of the Trustee hereunder and, at the direction of the Borrower, distributed to or otherwise at the direction of the Borrower.

Section 2.8 Alternate Settlement Procedures.

On each Payment Date (or more frequently at the direction of the Administrative Agent) (a) following the occurrence of and during the continuation of an Event of Default or (b) following the declaration of the occurrence, or the deemed occurrence, as applicable, of the Termination Date pursuant to Section 9.2(a), the Servicer (or, after delivery of a Notice of Exclusive Control, the Administrative Agent) shall direct the Trustee to pay pursuant to the related Servicing Report (and, subject to Section 2.10(d), the Trustee shall make payment from the Collection Account to the extent of Available Funds, in reliance on the information set forth in such Servicing Report) to the following Persons, the following amounts in the following order of priority:

(1) pro rata to (i) the Trustee, in an amount equal to any accrued and unpaid Trustee Fees and (ii) the Securities Intermediary, in an amount equal to any amounts payable to the Securities Intermediary under the Securities Account Control Agreement;

(2) to the Servicer, in an amount equal to the sum of (i) all reasonable and documented Servicer Reimbursable Expenses (not to exceed $40,000 for such Payment Date) and (ii) any accrued and unpaid Servicing Fee;

(3) pro rata to each Class A Lender, in an amount equal to any accrued and unpaid Class A Interest and Class A Non-Usage Fee;

(4) pro rata to each Class B Lender, in an amount equal to any accrued and unpaid Class B Interest and Class B Non-Usage Fee;

(5) to the Unfunded Exposure Account, up to an amount that would cause the funds in the Unfunded Exposure Account to equal the Aggregate Exposure Amount;

(6) pro rata to (i) each Class A Lender, in an amount equal to any accrued and unpaid Breakage Costs, and (ii) to the Administrative Agent and any applicable Class A Lender and the Indemnified Parties with respect to the Class A Lenders, all Fees and other amounts, including, without limitation, any

Increased Costs and fees or expenses of counsel, but other than the principal of Advances Outstanding and any Prepayment Premium then due under this Agreement;

(7) pro rata to the Class A Lenders to pay the Class A Advances Outstanding;

(8) pro rata to each Class A Lender, in an amount equal to any accrued and unpaid Prepayment Premium owing to the Class A Lenders;

(9) pro rata to (i) each Class B Lender, in an amount equal to any accrued and unpaid Breakage Costs, and (ii) to any applicable Class B Lender and the Indemnified Parties with respect to the Class B Lenders, all Fees and other amounts, including, without limitation, any Increased Costs and fees or expenses of counsel, but other than the principal of Advances Outstanding and any Prepayment Premium then due under this Agreement;

(10) pro rata to the Class B Lenders to pay the Class B Advances Outstanding;

(11) pro rata to each Class B Lender, in an amount equal to any accrued and unpaid Prepayment Premium owing to the Class B Lenders;

(12) to the Expense Reserve Account, in an amount equal to the Expense Reserve Account Amount;

(13) pro rata to each applicable party to pay all other Administrative Expenses; and

(14) any remaining amounts shall be deemed released from the Lien of the Trustee hereunder and, at the direction of the Borrower, distributed to or otherwise at the direction of the Borrower.

Section 2.9 Collections and Allocations.

(a) Collections. The Servicer shall promptly identify (with the assistance of the Trustee, if necessary) any collections as being on account of Interest Collections, Principal Collections, or other Collections, whether received by it in its capacity as “Concentration Account Servicer” under the Intercreditor Agreement or otherwise, and shall transfer or cause to be transferred to the Collection Account all such Collections which are in the form of available funds by the close of business on the second Business Day after such Collections are so received. Upon the transfer of Collections to the Collection Account, and on the basis of information received from the Servicer, the Trustee shall segregate Principal Collections and Interest Collections and transfer the same to the corresponding Principal Collection Account and Interest Collection Account, as applicable. The Trustee shall make such deposits or payments on the date indicated therein by wire transfer, in immediately available funds. The Trustee shall further provide a statement to the Servicer as to the amount of Principal Collections and Interest Collections on deposit in the Collection Account as of the related Determination Date on each

Reporting Date for inclusion in the Servicing Report. In addition, at the time the Trustee receives Collections or funds from the Concentration Account into the Collection Account, the Servicer will classify all funds so transferred as one of the following types of Collections (which list may have reasonable additional items added to it from time to time by written notice from the Servicer to the Trustee and the Administrative Agent): (i) Scheduled Payments, (ii) prepayments, (iii) recoveries, (iv) insurance proceeds, (v) fees, (vi) Excluded Amounts and (vii) additional amounts. Following the occurrence of a Servicer Default, the Borrower shall (or shall cause the Servicer to) immediately instruct all Obligors and agents under the Underlying Instruments to make all payments on the Loans directly into the Collection Account.

(b) Excluded Amounts. With the prior written consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed), the Servicer may direct the Trustee and the Securities Intermediary to withdraw from the Collection Account and pay to the Person entitled thereto any amounts credited thereto constituting Excluded Amounts if the Servicer has, prior to such withdrawal and consent, delivered to the Administrative Agent, the Trustee, the Borrower and each Lender a report setting forth the calculation of such Excluded Amounts in form and substance reasonably satisfactory to the Administrative Agent and each Lender.

(c) Initial Deposits. On the initial Funding Date with respect to any Loan, the Servicer will deposit or cause to be deposited into the Collection Account all Collections received in respect of such Loan on such initial Funding Date.

(d) Investment of Funds. So long as no Event of Default has occurred and is continuing, to the extent there are uninvested amounts deposited in the Collection Account or the Expense Reserve Account, all such amounts shall be invested in Permitted Investments selected by the Borrower or the Servicer on behalf of the Borrower (or pursuant to standing instructions provided by the Servicer on behalf of the Borrower) that mature no later than the Business Day immediately preceding the next Payment Date; provided that, from and after the occurrence and during the continuation of an Event of Default, to the extent there are uninvested amounts in the Collection Account or the Expense Reserve Account, all such amounts may be invested in Permitted Investments selected by the Administrative Agent (which may be standing instructions). All earnings (net of losses and investment expenses) thereon shall be retained or deposited into the Collection Account or the Expense Reserve Account, as applicable, and shall be applied on each Payment Date pursuant to the provisions of Section 2.7 or Section 2.8 (as applicable).

(e) Expense Reserve Account. At any time, the Servicer may direct the Trustee and the Securities Intermediary to withdraw from the Expense Reserve Account and pay to the Servicer an amount equal to any Servicer Reimbursable Expenses.

(f) Unfunded Exposure Account. The Servicer may withdraw amounts on deposit in the Unfunded Exposure Account for the purpose of funding the Borrower’s unfunded commitments with respect to Delayed Draw Loans and Revolving Loans in the Collateral, provided the following conditions are satisfied (unless otherwise waived in writing by the Administrative Agent):

(i) the Servicer provides same day written notice (in the form of a Funding Notice appended hereto as Exhibit A-4) to the Administrative Agent and the Trustee by facsimile (to be received no later than 1:00 p.m. on such day) of the request to withdraw funds from the Unfunded Exposure Account and the amount of such request;

(ii) the notice required in clause (i) above shall be accompanied by a Borrowing Base Certificate, executed by the Borrower and at least one (1) Responsible Officer of the Servicer and a current Loan Tape; and

(iii) the Trustee provides to the Administrative Agent by facsimile (to be received no later than 1:00 p.m. on that same date) a statement reflecting the total amount on deposit on such day in the Unfunded Exposure Account.

Upon the satisfaction or waiver of the conditions set forth in clauses (i) through (iii) above as certified by the Borrower or the Servicer on its behalf to the Trustee, the Trustee will release funds from the Unfunded Exposure Account to the Servicer in an amount not to exceed the lesser of (A) the aggregate amount requested by the Servicer, which amount shall not exceed the aggregate amount of the applicable funding commitment requests made by, and payable to, the Obligors under such Delayed Draw Loans and Revolving Loans and (B) the amount on deposit in the Unfunded Exposure Account on such day.

Section 2.10 Payments, Computations, etc.

(a) Unless otherwise expressly provided herein, all amounts to be paid or deposited by the Borrower hereunder shall be paid or deposited in accordance with the terms hereof no later than 12:00 noon (Charlotte, North Carolina time) on the day when due in lawful money of the United States in immediately available funds and any amount not received before such time shall be deemed received on the next Business Day. The Borrower shall, to the extent permitted by law, pay to the Secured Parties interest on all amounts not paid or deposited when due hereunder at 2.00% per annum above the Prime Rate, payable on demand; provided that such interest rate shall not at any time exceed the maximum rate permitted by Applicable Law. Such interest shall be for the account of the applicable Secured Party. All computations of interest and other fees hereunder shall be made on the basis of a year consisting of 360 days (other than calculations with respect to the Base Rate, which shall be based on a year consisting of 365 or 366 days, as applicable) for the actual number of days elapsed.

(b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of Interest or any fee payable hereunder, as the case may be. For avoidance of doubt, to the extent that Available Funds are insufficient on any Payment Date to satisfy the full amount of any Increased Costs pursuant to Section 2.12, such unpaid amounts shall remain due and owing and shall accrue interest as provided in Section 2.10(a) until repaid in full.

(c) If any Advance requested by the Borrower (or the Servicer on behalf of the Borrower) is not effectuated as a result of the Servicer’s or the Borrower’s actions or failure to fulfill any condition under Section 3.2, as the case may be, on the date specified therefor, whichever of the Servicer or the Borrower is at fault, such Person shall indemnify the applicable Lender against any reasonable loss, cost or expense incurred by the applicable Lender, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the applicable Lender to fund or maintain such Advance.

(d) All instructions and directions given to the Trustee by the Servicer, the Borrower or the Administrative Agent pursuant to Sections 2.7 and 2.8 shall be in writing (including instructions and directions transmitted to the Trustee by facsimile or e-mail), and such written instructions and directions shall be delivered with a written certification that such instructions and directions are in compliance with the provisions of Sections 2.7 and 2.8. If either the Administrative Agent or Trustee disagrees with the computation of any amounts to be paid or deposited by the Borrower or the Servicer under Sections 2.7 and 2.8 or otherwise pursuant to this Agreement or the Servicer has not delivered a Servicing Report as required by the terms hereof, the Administrative Agent shall so notify the Borrower, the Servicer and the Trustee in writing and in reasonable detail to identify the specific disagreement. If such disagreement cannot be resolved within two (2) Business Days or at any time Trustee receives instructions from the Servicer or the Borrower which conflict with any instructions received from the Administrative Agent, the Trustee shall rely on and follow the instructions given by the Administrative Agent.

Section 2.11 Fees.

(a) U.S. Bank in its capacities as Trustee and Document Custodian shall be entitled to receive the Trustee Fee in accordance with Sections 2.7(a)(1), (b)(1) and 2.8(1), as applicable.

(b) The Borrower shall pay to each of Mayer Brown LLP as counsel to the Administrative Agent and the Class A Lenders, Dechert LLP as counsel to the Borrower, the Originator and the Servicer, Edwards Wildman Palmer LLC as counsel to the Class B Lenders, and Nixon Peabody LLP as counsel to the Trustee, in each case within two (2) Business Days following an invoice therefor, their reasonable fees and out-of-pocket expenses through the Closing Date, and shall pay all additional reasonable fees and out-of-pocket expenses of such counsel within ten (10) Business Days after receiving an invoice for such amounts.

(c) The Servicer shall be entitled to receive a servicing fee (the “Servicing Fee”), in arrears in respect of each Collection Period in accordance with Section 2.7 and/or Section 2.8, as applicable, which fee shall be equal to the product of (i) Servicing Fee Rate, (ii) average daily aggregate Adjusted Borrowing Value during the immediately preceding Collection Period and (iii) the actual number of days in such Collection Period divided by 360. The Servicing Fee is payable to the Servicer to compensate the Servicer for performing its obligations as Servicer hereunder and, so long as the Servicer is also the Originator, for the Originator’s performance of its obligations hereunder and under the Sale Agreement as such obligations relate to Collateral purchased directly by the Borrower from third parties which was reunderwritten by the Originator on behalf of the Borrower in connection with the Borrower’s purchase thereof.

Section 2.12 Increased Costs; Capital Adequacy; Illegality.

(a) If either (i) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any Applicable Law or (ii) the compliance by an Affected Party with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), shall (A) change the basis of taxation of payments to any Affected Party in respect thereof with respect to its Advances or its interest in the Collateral, or any right or obligation to make Advances hereunder, or on any payment made hereunder (except for any Taxes (i) as to which an additional amount is payable pursuant to Section 2.13 or (ii) that are Excluded Taxes), (B) impose, modify or deem applicable any reserve requirement (including, without limitation, any reserve requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve requirement, if any, included in the determination of either Class A Interest or Class B Interest), special deposit or similar requirement against assets of, deposits with or for the amount of, or credit extended by, any Affected Party or (C) impose any other condition affecting any Affected Party’s rights hereunder or under any other Transaction Document, the result of which is to increase the cost to any Affected Party or to reduce the amount of any sum received or receivable by an Affected Party under this Agreement or under any other Transaction Document, then on the Payment Date following demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Borrower shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such additional or increased cost incurred or such reduction suffered.

(b) If either (i) the introduction of or any change in or in the interpretation of any law, guideline, rule, regulation, directive or request or (ii) compliance by any Affected Party with any law, guideline, rule, regulation, directive or request from any central bank or other Governmental Authority or agency (whether or not having the force of law), including, without limitation, compliance by an Affected Party with any request or directive regarding capital adequacy, but excluding Taxes, has or would have the effect of reducing the rate of return on the capital of any Affected Party as a consequence of its obligations hereunder or arising in connection herewith to a level below that which any such Affected Party could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Party with respect to capital adequacy) by an amount deemed by such Affected Party to be material, then from time to time, on the Payment Date following demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Borrower shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such reduction; provided that, notwithstanding anything in this Section 2.12(b) to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in law” for the purposes of clause (i) above, regardless of the date enacted, adopted or issued. For the avoidance of doubt, if the issuance of any amendment or supplement to Interpretation No. 46 or to Statement of Financial Accounting Standards No. 140 by the Financial Accounting Standards Board or any

other change in accounting standards or the issuance of any other pronouncement, release or interpretation, causes or requires the consolidation of all or a portion of the assets and liabilities of the Originator, the Borrower or any Affected Party with the assets and liabilities of the Administrative Agent or any Lender or shall otherwise impose any loss, cost, expense, reduction of return on capital or other loss, such event shall constitute a circumstance on which such Affected Party may base a claim for reimbursement under this Section 2.12.

(c) If as a result of any event or circumstance similar to those described in clause (a) or (b) of this Section 2.12, any Affected Party is required to compensate a bank or other financial institution providing liquidity support, credit enhancement or other similar support to such Affected Party in connection with this Agreement or the funding or maintenance of Advances hereunder, then on the Payment Date following demand by such Affected Party, the Borrower shall pay to such Affected Party such additional amount or amounts as may be necessary to reimburse such Affected Party for any amounts payable or paid by it.

(d) In determining any amount provided for in this Section 2.12, the Affected Party may use any reasonable averaging and attribution methods. Any Affected Party making a claim under this Section 2.12 shall submit to the Borrower and the Servicer a written description as to such additional or increased cost or reduction and the calculation thereof, which written description shall be conclusive absent manifest error.

(e) If a Eurodollar Disruption Event as described in clause (a) of the definition of “Eurodollar Disruption Event” with respect to any Lender occurred, such Lender shall in turn so notify the Borrower, whereupon all Advances Outstanding of the affected Lender in respect of which either Class A Interest or Class B Interest accrues based on the LIBOR Rate shall immediately be converted into Advances Outstanding in respect of which such Class A Interest or Class B Interest accrues based on the Base Rate; provided that (i) the Advances Outstanding shall only accrue based on the Base Rate for so long as a Eurodollar Disruption Event is continuing, (ii) the Administrative Agent agrees to promptly notify the Lenders and the Borrower at such time as any such Eurodollar Disruption Event is no longer continuing and (iii) on and after the Administrative Agent notifies the Lenders and the Borrower that any such Eurodollar Disruption Event is no longer continuing, the Advances Outstanding shall accrue based on the LIBOR Rate (if otherwise applicable at such time).

(f) The payment of amounts under this Section 2.12 (other than pursuant to Section 2.12(e)) shall be on an after-Tax basis.

Section 2.13 Taxes.

(a) Any and all payments made to the Lenders or the Administrative Agent by or on behalf of the Borrower under or in respect of this Agreement or any other Transaction Documents to which the Borrower is a party shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future taxes, levies, imposts, deductions, charges or withholding, and all liabilities (including penalties, interest and additions to tax) with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other Governmental Authority (collectively, “Taxes”), unless required by law. If the Borrower shall be required under any Applicable Law to deduct or withhold any Taxes from or in respect of any sum payable under or in respect of this Agreement or any of the other Transaction Documents to any Secured Party (including for purposes of Section 2.12 and this Section 2.13, any assignee, successor, or participant), (i) the Borrower shall make all such deductions and withholdings in respect of Taxes, (ii) the Borrower shall pay the full amount deducted or withheld in respect of Taxes to the relevant taxation authority or other Governmental Authority in accordance with any requirement of law, and (iii) if such Taxes are Non-Excluded Taxes the sum payable by the Borrower shall be increased as may be necessary so that, after the Borrower has made all required deductions and withholdings (including deductions and withholdings applicable to additional amounts payable under this Section 2.13(a)), such Secured Party receives an amount equal to the sum it would have received had no such deductions or withholdings been made in respect of Non-Excluded Taxes. For purposes of this Agreement “Non-Excluded Taxes” are Taxes other than Excluded Taxes.

(b) In addition, the Borrower hereby agrees to pay or, at the option of a Secured Party, timely reimburse it for the payment of, any present or future stamp, recording, documentary, excise, property or value-added taxes, or similar taxes, charges or levies that arise from the execution, delivery, enforcement or registration of, any performance, receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Transaction Document (collectively, “Other Taxes”).

(c) The Borrower hereby agrees to indemnify each Secured Party for, and to hold it harmless against, the full amount of Non-Excluded Taxes and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.13(c) imposed on or paid by or in respect of such Secured Party and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. The indemnity provided for in this Section 2.13(c) shall apply and be made whether or not the Non-Excluded Taxes or Other Taxes for which indemnification hereunder is sought have been correctly or legally asserted. Amounts payable by the Borrower under the indemnity set forth in this Section 2.13(c) shall be paid within ten (10) days from the date on which a Secured Party makes written demand therefor, which demand shall be conclusive as to the amount of such indemnity absent manifest error.

(d) Within thirty (30) days after the date of any payment of Taxes, the Borrower (or any Person making such payment on behalf of such Person) shall furnish to the applicable Secured Party a receipt or other tax forms otherwise evidencing payment thereof.

(e) Each Lender shall deliver to the Borrower, with a copy to the Administrative Agent, (i) within fifteen (15) days after the date hereof, two (or such other number as the Borrower may reasonably request pursuant to Applicable Laws) duly completed copies of IRS Form W-9, IRS Form W-8BEN or Form W-8ECI (together with any IRS Form W-8IMY (if required)) and any successor forms or other certificates or statements that may be required from time to time by the relevant United States taxing authorities or Applicable Laws, as appropriate, to permit the Borrower to make payments hereunder for the account of such Lender without deduction or withholding of United States federal income and any other applicable Taxes and (ii) upon the obsolescence of or after the occurrence of any event requiring a change in, any form or certificate previously delivered pursuant to this Section 2.13(e), copies

(in such numbers as may from time to time be prescribed by Applicable Laws or regulations) of such additional, amended or successor forms, certificates or statements as may be required under Applicable Laws or regulations to permit the Borrower or the Servicer to make payments hereunder for the account of such Lender without deduction or withholding of United States federal income and any other applicable Taxes.

(f) If, in connection with an agreement or other document providing liquidity support, credit enhancement or other similar support to the Lenders in connection with this Agreement or the funding or maintenance of Advances hereunder, the Lenders are required to compensate a bank or other financial institution in respect of Taxes under circumstances similar to those described in this Section 2.13, then, on the Payment Date following demand by the Lenders, the Borrower shall pay to the Lenders such additional amount or amounts as may be necessary to reimburse the Lenders for any amounts paid by them.

(g) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.13 shall survive the termination of this Agreement and the other Transaction Documents.

Section 2.14 Reinvestment. On the terms and conditions hereinafter set forth as certified in writing to the Administrative Agent and the Trustee, prior to the Facility Maturity Date, the Borrower (or the Servicer on behalf of the Borrower) may withdraw funds on deposit in the Principal Collection Account for the following purposes:

(i) to reinvest such funds in Loans to be pledged hereunder (a “Reinvestment”), so long as (1) all conditions precedent set forth in Section 3.2 have been satisfied and (2) each Loan acquired by the Borrower in connection with such reinvestment shall be an Eligible Loan;

(ii) to make payments in respect of the Advances Outstanding at such time in accordance with and subject to the terms of Section 2.3(b); or

(iii) during the Reinvestment Period, to fund Revolving Loans and Delayed Draw Loans.

Upon the satisfaction of the applicable conditions set forth in this Section 2.14 (as certified by the Borrower (or the Servicer on behalf of the Borrower) to the Administrative Agent and the Trustee), the Trustee will release funds from the Principal Collection Account to the Borrower (or as the Servicer on behalf of the Borrower may direct) in an amount not to exceed the lesser of (A) the amount requested by the Borrower (or the Servicer on behalf of the Borrower) and (B) the amount on deposit in the Principal Collection Account on such day.

Section 2.15 Substitution and Transfer of Loans; Repurchase of Defaulted Loans.

(a) Substitution of Loans. On any day so long as no Event of Default has occurred and is continuing (or, if an Event of Default has occurred and is continuing, the Controlling Lender has consented in its sole discretion), the Borrower may, subject to the conditions set forth in this Section 2.15 and subject to the other restrictions contained herein, replace any Loan with one or more Eligible Loans (such replacement, a “Substitution” and such new Loan, a “Substitute Loan”); provided that no such replacement shall occur unless each of the following conditions is satisfied as of the date of such replacement and substitution:

(i) the Borrower has proposed to the Lenders and the Administrative Agent (with a copy to the Trustee) in writing that the Loan to be replaced should be replaced (each, a “Replaced Loan”) and the Controlling Lender has consented in writing to such replacement in its sole and absolute discretion;

(ii) each Substitute Loan is an Eligible Loan (including having been approved by the Controlling Lender) on the date of substitution;

(iii) the sum of the Outstanding Balance of such Substitute Loans shall be equal to or greater than the sum of the Outstanding Balance of the Replaced Loans;

(iv) after giving effect to any such substitution and any other substitution(s) or transfer(s) substantially contemporaneously therewith, no Borrowing Base Deficiency exists;

(v) all representations and warranties of the Borrower contained in Section 4.1 and Section 4.2 shall be true and correct as of the date of substitution of any such Substitute Loan;

(vi) the inclusion of any such Substitute Loan does not cause an Event of Default or Default to occur;

(vii) except in the case of a substitution pursuant to Section 2.15(b), such substitution shall be subject to the provisions of Section 2.18;

(viii) each such substitution shall be subject to the applicable provisions of Section 2.20; and

(ix) the Borrower shall deliver to the Administrative Agent and the Trustee on the date of such substitution a certificate of a Responsible Officer certifying that each of the foregoing is true and correct as of such date.

In addition, the Borrower shall, in connection with such substitution, deliver the related Required Loan Documents to the Trustee in accordance with Section 3.2(j).

(b) Transfer or Substitution of Warranty Loans. If on any day a Loan is (or becomes) a Warranty Loan, no later than thirty (30) days following the earlier of knowledge by a Responsible Officer of the Borrower or the Originator of such Loan becoming a Warranty Loan or receipt by the Originator or by the Borrower, as applicable, from the Administrative Agent, the Servicer or the Trustee of written notice thereof, the Originator, pursuant to Section 6.1(b) of the Sale Agreement, or the Borrower shall either:

(i) make a deposit to the Collection Account (for allocation pursuant to Section 2.7 or Section 2.8, as applicable) in immediately available funds in an amount equal to the sum of (a) the Outstanding Balance of such Loan and (b) any accrued and unpaid interest thereon (collectively, the “Retransfer Price”) and in accordance with Applicable Law; or

(ii) subject to the satisfaction of the conditions in Section 2.15(a), substitute for such Warranty Loan a Substitute Loan.

In either of the foregoing instances, (i) if the Originator made such deposit or substitution pursuant to Section 6.1(b) of the Sale Agreement, the Borrower shall retransfer each such Warranty Loan and any Related Property to the Originator in accordance with the Sale Agreement and (ii) the Borrowing Base shall be reduced by the Adjusted Borrowing Value of such Warranty Loan and, if applicable, increased by the Adjusted Borrowing Value of each Substitute Loan. Upon confirmation of the deposit of such Retransfer Price into the Collection Account or the delivery by the Originator or by the Borrower of a Substitute Loan for each Warranty Loan (the “Retransfer Date”), such Warranty Loan shall not be included in the Borrowing Base and shall be released from the security interest granted hereunder in accordance with Section 2.19 and, as applicable, the Substitute Loan shall be included in the Collateral.

(c) Repurchase of Defaulted Loans. In the event a Loan becomes a Defaulted Loan, the Servicer and Equityholder are each hereby granted an option (a “Purchase Option”) to purchase such Defaulted Loan at a price (the “Option Price”) equal to the Fair Market Value thereof. Upon a Loan becoming a Defaulted Loan, the Servicer or Equityholder may exercise the Purchase Option by providing the Borrower, the Trustee, the Administrative Agent and the Lenders at least five (5) days prior written notice thereof (the “Purchase Option Notice”), which notice shall specify a cash exercise price at least equal to the Option Price. The exercise of any Purchase Option shall be irrevocable. Unless and until the Purchase Option with respect to a Defaulted Loan is exercised, the Servicer shall pursue such other resolution strategies available hereunder with respect to such Defaulted Loan, including, without limitation, workout and foreclosure, as the Servicer may deem appropriate and consistent with the Servicing Standard and the Credit and Collection Policy, in each case with a view towards the maximization of the recovery on such Loan to the Borrower on a present value basis. The exercise of the Purchase Option shall be subject to the following conditions precedent:

(i) any sale of the applicable Loans by the Borrower in connection with the exercise of the Purchase Option shall be made by the Borrower in a transaction in which the Borrower makes no representations, warranties or covenants and provides no indemnification for the benefit of any other party;

(ii) after giving effect to the exercise of the Purchase Option (x) the representations and warranties contained in Sections 4.1 and 4.2 hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date, (y) neither an Event of Default nor a Default shall have occurred and be continuing and (z) no Borrowing Base Deficiency exists;

(iii) the Servicer or Equityholder, as applicable, shall have deposited the Option Price into the Collection Account; and

(iv) satisfaction of the applicable provisions in Section 2.18 and Section 2.20.

Section 2.16 Optional Sales.

(a) So long as no Event of Default or Default has occurred and is continuing, on any Optional Sale Date, the Borrower shall have the right to prepay all or a portion of the Advances Outstanding in connection with a sale of all or a portion of the Collateral (each, an “Optional Sale”), subject to the following terms and conditions:

(i) The Borrower shall have given the Administrative Agent (with a copy to the Trustee) and the Lenders at least five (5) Business Days’ prior written notice of its intent to effect an Optional Sale, and (other than an Optional Sale which results in the termination in full of this Agreement) the Administrative Agent has consented in writing to such Optional Sale in its sole discretion unless such notice and consent are waived or such notice period is reduced by the Administrative Agent;

(ii) Any Optional Sale shall be in connection with either (A) a Term Securitization or (B) the repayment of all Obligations and termination in whole of the Facility Amount pursuant to Section 2.3;

(iii) Unless an Optional Sale is to be effected on a Payment Date (in which case the relevant calculations with respect to such Optional Sale shall be reflected on the applicable Servicing Report), the Servicer shall deliver to the Administrative Agent a certificate and evidence to the reasonable satisfaction of the Administrative Agent (with a copy to the Trustee) (which evidence may consist solely of a certificate from the Servicer) that the Borrower shall have sufficient funds on the related Optional Sale Date to effect the contemplated Optional Sale in accordance with this Agreement. In effecting an Optional Sale, the Borrower may use the Proceeds of sales of the Collateral to repay all or a portion of the Obligations in accordance with the priorities specified in Section 2.7;

(iv) After giving effect to any Optional Sale (other than an Optional Sale that results in a termination in full of this Agreement pursuant to Section 2.3) and any other substitution(s) or transfer(s) substantially contemporaneously therewith, (a) no Borrowing Base Deficiency shall exist (unless otherwise agreed in writing by the Controlling Lender and the Majority Class B Lenders), (b) the representations and warranties contained in Sections 4.1 and 4.2 hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date and (c) neither an Event of Default nor a Default shall result. On the related Optional Sale Date, the Administrative Agent, each Lender, and the Trustee, as applicable, shall have received, as applicable, in immediately available funds, an amount equal to the sum of (a) the portion of the Advances Outstanding to be prepaid that are attributable to the Collateral to be sold by the Borrower in connection with such Optional Sale plus (b) an amount equal to all unpaid Class A Interest and Class B Interest to the extent reasonably determined by the Administrative Agent and the Lenders to be attributable to that portion of the Advances Outstanding to be paid in connection with the Optional Sale plus (c) an aggregate amount equal to the sum of all other amounts due and owing to the Administrative Agent, the Trustee, the Lenders, the Servicer and the Affected Parties, as applicable, under this Agreement and the other Transaction Documents, to the extent accrued to such date (and, in the case of a partial sale of the Collateral, to accrue thereafter to the next Payment Date) (including, without limitation, Breakage Costs) in each case to the extent attributable to the Collateral to be sold by the Borrower in connection with such Optional Sale (or, in the case of a repayment in full and termination of the Facility Amount, all Obligations at such time); provided that the Administrative Agent shall have the right to determine whether the amount paid (or proposed to be paid) by the Borrower on the Optional Sale Date is sufficient to satisfy the requirements of clauses (iii) and (iv) and is sufficient to reduce the Advances Outstanding to the extent requested by the Borrower in connection with the Optional Sale;

(v) On or prior to each Optional Sale Date, the Borrower shall have delivered to the Administrative Agent and the Lenders a list specifying all Loans to be sold and assigned pursuant to such Optional Sale.

(b) In connection with any Optional Sale, the Borrower shall pay to the Administrative Agent, for the account of the applicable Lenders, any Prepayment Premium payable in connection therewith.

(c) Upon payment of the amounts described in Section 2.16(a)(iv), the Loans sold shall not be included in the Borrowing Base and shall be released from the security interest granted hereunder in accordance with Section 2.19.

Section 2.17 Discretionary Sales.

So long as no Event of Default or Default (other than in connection with a Discretionary Sale to cure a Borrowing Base Deficiency) has occurred and is continuing, the Borrower shall have the right to sell Loans and prepay all or a portion of the Advances Outstanding (each, a “Discretionary Sale”), subject to the following terms and conditions:

(i) At least one (1) Business Day prior to each Discretionary Sale Date, the Borrower shall have given the Administrative Agent (with a copy to the Trustee) and each Lender written notice of its intent to effect a Discretionary Sale (each such notice, a “Discretionary Sale Notice”), specifying the Discretionary Sale Date and including a list of all Loans to be sold and assigned pursuant to such Discretionary Sale, and the Administrative Agent shall have consented in writing to such Discretionary Sale in its sole and absolute discretion; provided that no consent of the Administrative Agent shall be required (1) if the sum of the Outstanding Balance of all Loans subject to a Discretionary Sale during any twelve (12) month period does not exceed an amount equal to 15% of the highest aggregate Outstanding Balance during the immediately preceding twelve (12) month period; or (2) if such sale by the Borrower is being completed to cure a Borrowing Base Deficiency, so long as immediately after giving effect to such sale and any other substitution or transfer substantially contemporaneously therewith, the Borrowing Base Deficiency shall be cured; provided, however that, notwithstanding the foregoing, any Discretionary Sale to an Affiliate of the Borrower other than pursuant to clause (2) above shall require the prior written consent of the Controlling Lender in its sole and absolute discretion;

(ii) Any Discretionary Sale shall be made by the Borrower in a transaction (i) reflecting arm’s-length market terms and (ii) in which the Borrower makes no representations, warranties or covenants and provides no indemnification for the benefit of any other party to the Discretionary Sale;

(iii) The Servicer shall deliver to the Administrative Agent (with a copy to the Trustee) a certificate and evidence to the reasonable satisfaction of the Administrative Agent (which evidence may consist solely of a certificate from the Servicer) that the Borrower shall have sufficient funds on the related Discretionary Sale Date to effect the contemplated Discretionary Sale in accordance with this Agreement (unless a Discretionary Sale is to be effected on a Payment Date (in which case the relevant calculations with respect to such Discretionary Sale shall be reflected on the applicable Servicing Report)). In effecting a Discretionary Sale, the Borrower may use the Proceeds of sales of the Collateral to satisfy its remittance obligations hereunder;

(iv) After giving effect to the Discretionary Sale and the assignment to the Borrower of the applicable Loans on any Discretionary Sale Date and any other substitution(s) or transfer(s) substantially contemporaneously therewith, (a) no Borrowing Base Deficiency shall exist (unless otherwise agreed in writing by the Controlling Lender), (b) the representations and warranties contained in Section 4.1 and 4.2 hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date, (c) neither an Event of Default nor a Default shall exist;

(v) On the related Discretionary Sale Date, the Trustee shall have received for distribution to the applicable recipients referred to below, in immediately available funds, an amount equal to the sum of (a) the portion of the Advances Outstanding to be prepaid that are attributable to the Collateral to be sold by the Borrower pursuant to this Section 2.17 plus (b) an amount equal to all unpaid Class A Interest and Class B Interest to the extent reasonably determined by the Administrative Agent and the Lenders to be attributable to that portion of the Advances Outstanding to be paid in connection with the Discretionary Sale plus (c) an aggregate amount equal to the sum of all other amounts due and owing to the Administrative Agent, the Trustee, the Lenders, and the Affected Parties, as applicable, under this Agreement and the other Transaction Documents, to the extent accrued to such date and to accrue to the next Payment Date (including, without limitation, Breakage Costs) in each case, to the extent attributable to the Loans to be sold by the Borrower pursuant to this Section 2.17; provided that the Administrative Agent shall have the right to determine whether the amount paid (or proposed to be paid) by the Borrower on the Discretionary Sale Date is sufficient to satisfy the requirements of clauses (iii) and (iv) above and is sufficient to reduce the Advances Outstanding to the extent requested by the Borrower in connection with the Discretionary Sale;

(vi) All Discretionary Sales of Loans to any Affiliate of the Borrower pursuant to this Section 2.17 shall be subject to the limitations contained in Section 2.18; and

(vii) On the related Discretionary Sale Date, the proceeds from such Discretionary Sale have been sent directly into the Collection Account.

(d) Upon payment of the amounts described in Section 2.15(v), the Loans sold shall not be included in the Borrowing Base and shall be released from the security interest granted hereunder in accordance with Section 2.19.

Section 2.18 Limitations on Certain Substitutions and Sales.

(a) The sum, without duplication, of (A) the Outstanding Balance of all Loans that were substituted pursuant to Section 6.1(a) of the Sale Agreement and Section 2.15(a) during the twelve (12) month period preceding the proposed date of substitution (or such lesser number of months as shall have elapsed since the Closing Date as of such date) plus (B) the aggregate Outstanding Balance of all Loans purchased by an Affiliate of the Borrower pursuant to Section 2.15 or Section 2.17 during such period shall not exceed an amount equal to 15% of the highest Outstanding Balance during the immediately preceding twelve (12) month period; provided, however, that this Section 2.18(a) shall not apply to any Warranty Loan sold or substituted pursuant to Section 6.1(b) of the Sale Agreement or Section 2.15(b).

(b) The sum, without duplication, of the Outstanding Balance of all Defaulted Loans and of all Loans subject to clause (i), (iii) or (iv) of the definition of “Assigned Value Adjustment Event” or clause (a) or (b) (and, with respect to clause (b), only if the extension or delay of the maturity date of a Loan relates to credit impairment of such Loan or the related Obligor) of the definition of “Material Modification” that were substituted pursuant to Section 6.1(a) of the Sale Agreement during the twelve (12) month period preceding the proposed date of substitution (or such lesser number of months as shall have elapsed since the Closing Date as of such date) or purchased by the Originator pursuant to Section 2.15(c) or Section 2.17 during such period shall not exceed an amount equal to 10% of the highest Outstanding Balance during the immediately preceding twelve (12) month period; provided, however, for the avoidance of doubt this Section 2.18(b) shall not apply to any Warranty Loan sold or substituted pursuant to Section 6.1(b) of the Sale Agreement or Section 2.15(b).

(c) Any Loan (other than any Warranty Loan) sold by the Borrower to the Originator or to any Affiliate thereof shall be sold on an arm’s-length basis at Fair Market Value.

Section 2.19 Release of Lien and Required Loan Documents.

(a) In connection with any Replaced Loan, Warranty Loan, Defaulted Loan or Loan subject to the exercise of a Purchase Option, Optional Sale or Discretionary Sale that is replaced, retransferred, purchased or sold pursuant to Sections 2.15, 2.16 or 2.17, on the applicable date of substitution or deposit into the Collection Account of all required amounts specified by the applicable Section, the Trustee, on behalf of the Secured Parties, shall, automatically and without further action be deemed to, and hereby does, transfer, assign and set-over to the Borrower, without recourse, representation or warranty, all the right, title and interest of the Trustee, for the benefit of the Secured Parties in, to and under such Loan and all future monies due or to become due with respect thereto, the Related Property and all rights to security for any such Loan, and all Proceeds and products of the foregoing. In addition, the Trustee, at the expense of the Borrower, will (i) execute such instruments of release with respect to the portion of the Collateral to be so replaced, retransferred, repurchased or sold, in recordable form if necessary, in favor of the Borrower or its designee as the Borrower or the Servicer may reasonably request, (ii) deliver to the Borrower or its designee any portion of the Collateral (including the related Required Loan Documents) to be so replaced, retransferred, repurchased or sold in its possession as identified to it by the Servicer and (iii) otherwise take such actions as requested by the Borrower or the Servicer as are necessary and appropriate to release the Lien of the Trustee for the benefit of the Secured Parties on the portion of the Collateral to be so replaced, retransferred, repurchased or sold.

(b) The Borrower hereby agrees to pay the reasonable legal fees and expenses of the Administrative Agent, the Trustee, each Lender and the Secured Parties in connection with any such substitution, retransfer, repurchase or sale (including, but not limited to, expenses incurred in connection with the release of the Lien of the Trustee, for the benefit of the Secured Parties, and any other party having an interest in the Collateral).

Section 2.20 Loan Acquisition and Disposition Criteria.

The Borrower shall not, nor shall the Servicer on behalf of the Borrower, acquire (whether by purchase or substitution) or dispose of any Loan unless each of the following conditions is met: (a) if such Loan is being acquired by the Borrower, it is an Eligible Asset, (b) such Loan is being acquired or disposed of in accordance with the terms of this Agreement, and (c) such Loan is not being acquired or disposed of for the primary purpose of recognizing gains or decreasing losses resulting from market value changes.

Section 2.21 Defaulting Lenders.

(a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender (other than Wells Fargo) becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 13.1.

(ii) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Event of Default or Default exists), to the funding of any Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held as cash collateral for future funding obligations of that Defaulting Lender to fund Advances under this Agreement; fourth, to the payment of any amounts owing to the other Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Event of Default or Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Advances in respect of which that Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Advances of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) For any period during which that Lender is a Defaulting Lender, that Defaulting Lender shall not be entitled to receive any Non-Usage Fees for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(b) If the Administrative Agent agrees in writing in its sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances to be held on a pro rata basis by the Lenders in accordance with their Pro-Rata Shares, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.22 Replacement of Lenders.

If any Lender is a Defaulting Lender hereunder or Wells Fargo defaults in any of its payment obligations as a Lender under this Agreement or if any Lender (other than Wells Fargo) (i) requires the Borrower to pay any additional amounts under Sections 2.12 (other than 2.12(e)) or 2.13 with respect thereto, (ii) does not consent to any amendment or modification (including in the form of a consent or waiver) which is approved by the Borrower, the Administrative Agent and the Required Lenders, or (iii) does not consent to a request to extend the Facility Maturity Date or the Scheduled Reinvestment Period End Date, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to (x) assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.16), all of its interests, rights and obligations under this Agreement and the Transaction Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) or (y) terminate all of its interests, rights and obligations under this Agreement and the Transaction Documents and reduce the aggregate Commitments outstanding; provided that:

(i) (A) if such Lender’s Commitments have been assigned pursuant to clause (x) above, such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) or (B) if such Lender’s Commitments have been terminated pursuant to clause (y) above, such Lender shall have received payment of all such amounts payable to it hereunder from the Borrower; provided, that any non-pro rata payments to a Lender hereunder must be consented to by the Administrative Agent; and provided, further, that no Prepayment Premium shall be payable by the Borrower in connection with any such termination; and

(ii) such assignment, delegation or termination does not conflict with Applicable Law.

Section 2.23 Assignment of the Sale Agreement.

The Borrower hereby collaterally assigns to the Trustee, for the benefit of the Secured Parties, all of the Borrower’s right, title and interest in and to, but none of its obligations under, the Sale Agreement and any UCC financing statements filed under or in connection therewith; provided, that the Trustee, for the benefit of the Secured Parties, hereby grants to the Borrower (and/or the Servicer on its behalf) a non-exclusive license (which shall be deemed revoked upon the occurrence and during the continuation of an Event of Default) to exercise any rights in connection with the Sale Agreement and any such UCC financing statements. In furtherance and not in limitation of the foregoing, the Borrower hereby assigns to the Trustee for the benefit of the Secured Parties its right to indemnification under the Sale Agreement. So long as no Event of Default shall have occurred and be continuing, the Borrower confirms that the Trustee, on behalf of the Secured Parties, shall have the right to enforce the Borrower’s rights and remedies under the Sale Agreement and any UCC financing statements filed under or in connection therewith for the benefit of the Trustee for the benefit of the Secured Parties.

ARTICLE III

CONDITIONS TO CLOSING AND ADVANCES

Section 3.1 Conditions to Closing and Initial Advance.

No Lender shall be obligated to make any Advance hereunder on the occasion of the Initial Advance, nor shall any Lender, the Administrative Agent or the Trustee be obligated to take, fulfill or perform any other action hereunder, until the following conditions have been satisfied or waived in writing by the Administrative Agent and the Class B Lenders:

(a) Each Transaction Document shall have been duly executed by, and delivered to, the parties thereto, and the Administrative Agent shall have received such other documents, instruments, agreements and legal opinions as the Administrative Agent or the Class B Lenders shall reasonably request in connection with the transactions contemplated by this Agreement, each in form and substance satisfactory to the Administrative Agent and the Class B Lenders;

(b) The Administrative Agent shall have received and completed a review to its satisfaction of the organizational documents of the Equityholder;

(c) The Administrative Agent and the Class B Lenders shall have received satisfactory evidence that each of the Originator, the Borrower and the Servicer has obtained all required consents and approvals of all Persons to the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby or thereby;

(d) The Originator, the Servicer and the Borrower shall each have delivered to the Administrative Agent a certificate as to whether such Person is Solvent in the form of Exhibit C;

(e) (i) The Borrower shall have delivered to the Administrative Agent a certification that no Default, Event of Default or Change-in-Control with respect to the Borrower has occurred and is continuing and (ii) the Servicer shall have delivered to the Administrative Agent a certification that no Default, Event of Default or Change-in-Control with respect to the Servicer or Servicer Default has occurred and is continuing;

(f) The Administrative Agent shall have received, with a counterpart for each Lender, the executed legal opinion or opinions of Dechert LLP, counsel to the Borrower, covering enforceability, grant and perfection of the security interests in the Collateral and non-consolidation of the Borrower with the Equityholder, in each case, in form and substance acceptable to the Administrative Agent in its reasonable discretion;

(g) The Borrower and the Administrative Agent shall have received the executed legal opinion or opinions of Dechert LLP, counsel to the Originator and to the Servicer, covering (i) enforceability of the Transaction Documents to which the Originator or the Servicer is a party and (ii) true sale of the Loans from the Originator to the Borrower, in each case, in form and substance acceptable to the Administrative Agent in its reasonable discretion;

(h) The Borrower, the Administrative Agent and each Lender shall have received copies of the Credit and Collection Policy;

(i) The Administrative Agent and the Lenders shall have received the fees (including fees, disbursements and other charges of counsel to the Administrative Agent and the Class B Lenders) to be received on the Closing Date referred to herein;

(j) The Administrative Agent and the Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(k) All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Transaction Documents shall be reasonably satisfactory in form and substance to the Administrative Agent and the Class B Lenders, and the Administrative Agent and the Class B Lenders shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request;

(l) On or prior to the date of the Initial Advance, each applicable Lender shall have received a duly executed copy of its Variable Funding Note, in a principal amount equal to the Commitment of such Lender;

(m) The UCC-1 financing statement is in proper form for filing in the filing office of the appropriate jurisdiction and, when filed, together with the Securities Account Control Agreement, is effective to perfect the Trustee’s security interest in the Collateral such that the Trustee’s security interest in the Collateral ranks senior to that of any other creditors of the Borrower (whether now existing or hereafter acquired);

(n) The Administrative Agent and the Class B Lenders shall have received a secretary’s certificate of the Originator, the Servicer, and the Borrower, with a counterpart for each Lender, that includes a copy of the resolutions (or other authorizing instruments, if applicable), in form and substance satisfactory to the Administrative Agent, of the board of directors (or similar governing or managing body) of such Person authorizing (i) the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party, (ii) in the case of the Borrower, the borrowings contemplated hereunder, and (iii) in the case of the Borrower and the Originator, the granting by it of the Liens created pursuant to the Transaction Documents, certified by the Secretary or an Assistant Secretary (or other authorized Person) of such Person as of the Closing Date, which certification shall be in form and substance satisfactory to the Administrative Agent and the Class B Lenders and shall state that the resolutions, or other authorizing instruments, if applicable, thereby certified have not been amended, modified, revoked or rescinded;

(o) The Administrative Agent and the Class B Lenders shall have received, with a counterpart for each Lender, a certificate of the Originator, the Servicer and the Borrower, dated the Closing Date, as to the incumbency and signature of the officers of such Person executing any Transaction Document, which certification may be included in the certificate delivered in respect of such Person pursuant to Section 3.1(n) and satisfactory in form and substance to the Administrative Agent and the Class B Lenders, and shall be executed by a Responsible Officer (or other authorized Person) of such Person;

(p) The Administrative Agent and the Class B Lenders shall have received, with a counterpart for each Lender, true and complete copies of the Governing Documents of the Originator, the Servicer and the Borrower, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary (or other authorized Person) of such Person, which certification may be included in the certificate delivered in respect of such Person pursuant to Section 3.1(n) and shall be in form and substance satisfactory to the Administrative Agent and the Class B Lenders;

(q) The Administrative Agent and the Class B Lenders shall have received, with a copy for each Lender, certificates dated as of a recent date from the Secretary of State or other appropriate authority, evidencing the good standing of the Originator, the Servicer and the Borrower (i) in the jurisdiction of its organization and (ii) in each other jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires it to qualify as a foreign Person except, as to this subclause (ii), where the failure to so qualify could not be reasonably expected to have a Material Adverse Effect;

(r) The Borrower shall have deposited, or caused to be deposited, $50,000 into the Expense Reserve Account;

(s) The Administrative Agent shall have received evidence in form and substance satisfactory to it that all filings, recordings, registrations and other actions, including, without limitation, the filing of duly executed financing statements on form UCC-1 necessary or, in the opinion of the Administrative Agent, desirable to perfect the Liens created, or purported to be created, by the Transaction Documents shall have been completed;

(t) The Administrative Agent and the Class B Lenders shall have received the results of a recent search by a Person satisfactory to the Administrative Agent, of the UCC, judgment and tax lien filings which may have been filed with respect to personal property of the Borrower, and bankruptcy and pending lawsuits with respect to the Borrower and the results of such search shall be satisfactory to the Administrative Agent and the Class B Lenders; and

(u) The Borrower shall have received the executed legal opinion or opinions of counsel to the Trustee, covering enforceability of the Transaction Documents to which the Trustee is a party.

Section 3.2 Conditions Precedent to All Advances and Acquisitions of Loans.

Each Advance under this Agreement, each Reinvestment of Principal Collections pursuant to Section 2.14 and each acquisition of Loans in connection with a Substitution pursuant to Section 2.15 (each, a “Transaction”) shall be subject to the further conditions precedent that:

(a) With respect to any Advance, the Servicer shall have delivered to the Administrative Agent (with a copy to the Trustee and each Lender) no later than 12:00 noon (Charlotte, North Carolina time), on the related Funding Date:

(i) a Funding Notice in the form of Exhibit A-1, a Borrowing Base Certificate and a Loan Tape and such additional information as may be reasonably requested by the Administrative Agent and each Lender with respect to each Loan, if any, proposed to be acquired by the Borrower in connection with such Transaction; and

(ii) an Approval Notice in the form of Exhibit A-6 for any Loans proposed to be acquired by the Borrower in connection with the Transaction;

(b) With respect to any Reinvestment of Principal Collections permitted by Section 2.14 and each acquisition of Loans in connection with a Substitution pursuant to Section 2.15, the Servicer shall have delivered to the Administrative Agent, no later than 1:00 pm on the Business Day of such reinvestment, a Reinvestment Notice in the form of Exhibit A-3, an Approval Notice in the form of Exhibit A-6 (for any Loan added to the Collateral on the related Funding Date), a Borrowing Base Certificate, executed by the Servicer on behalf of the Borrower, and a Loan Tape;

(c) On the date of such Transaction the Borrower shall be deemed to have certified that all conditions precedent to the requested Transaction have been satisfied and each of the following statements shall be true and correct as of such date:

(i) The representations and warranties contained in Section 4.1, Section 4.2 and Section 4.3 are true and correct in all respects on and as of such day as though made on and as of such day and shall be deemed to have been made on such day (other than any representation and warranty that is made as of a specific date);

(ii) No event has occurred and is continuing, or would result from such Transaction or from the application of proceeds thereof, that constitutes an Event of Default or a Default unless such Transaction is a Class B Advance being requested to cure a Class A Borrowing Base Deficiency;

(iii) On and as of such day, immediately after giving effect to such Transaction, the Class A Advances Outstanding do not exceed the Class A Borrowing Base (or, to the extent permitted under Section 2.15, any Class A Borrowing Base Deficiency is reduced);

(iv) On and as of such day, immediately after giving effect to such Transaction, the Class B Advances Outstanding do not exceed the Class B Borrowing Base (or, to the extent permitted under Section 2.15, any Class B Borrowing Base Deficiency is reduced);

(v) No Applicable Law shall prohibit or enjoin the proposed Advance, Reinvestment of Principal Collections or acquisition of Loans; and

(vi) (A) the Class A Advances Outstanding do not exceed the Class A Facility Amount and (B) the Class B Advances Outstanding do not exceed the Class B Facility Amount.

(d) On the date of such Transaction, the Servicer shall be deemed to have certified that all conditions precedent to the requested Transaction have been satisfied and each of the following statements shall be true and correct as of such date:

(i) With respect to the Servicer and the Originator, no event has occurred, or would result from such Transaction or from the application of proceeds thereof, that constitutes a Default, an Event of Default or a Servicer Default, unless such Transaction is a Class B Advance being requested to cure a Class A Borrowing Base Deficiency, a Default or a Servicer Default;

(ii) On and as of such day, immediately after giving effect to such Transaction, the Class A Advances Outstanding do not exceed the Class A Borrowing Base (or, to the extent permitted under Section 2.15, any Class A Borrowing Base Deficiency is reduced);

(iii) On and as of such day, immediately after giving effect to such Transaction, the Class B Advances Outstanding do not exceed the Class B Borrowing Base (or, to the extent permitted under Section 2.15, any Class B Borrowing Base Deficiency is reduced);

(iv) (A) the Class A Advances Outstanding do not exceed the Class A Facility Amount and (B) the Class B Advances Outstanding do not exceed the Class B Facility Amount.

(e) Except as provided in Section 2.2(f), (i) with respect to any Advance under this Agreement or any Reinvestment of Principal Collections pursuant to Section 2.14, the Reinvestment Period End Date shall not have occurred, and (ii) with respect to any Transaction, the Termination Date shall not have occurred;

(f) On the date of such Transaction, unless such Transaction is a Class B Advance being requested to cure a Class A Borrowing Base Deficiency, the Administrative Agent shall have received such other approvals, opinions or documents as the Administrative Agent may reasonably require;

(g) Unless such Transaction is a Class B Advance being requested to cure a Class A Borrowing Base Deficiency, the Borrower and Servicer shall have delivered to the Administrative Agent all reports required to be delivered by either thereof as of the date of such Transaction including, without limitation, all deliveries required by Section 2.2;

(h) Unless such Transaction is a Class B Advance being requested to cure a Class A Borrowing Base Deficiency, the Borrower shall have paid all fees then required to be paid and, without duplication of Section 2.11, shall have reimbursed the Lenders, the Trustee and the Administrative Agent for all fees, costs and expenses then required to be paid in connection with the closing of the transactions contemplated hereunder and under the other Transaction Documents, including the reasonable attorney fees and any other legal and document preparation costs incurred by the Lenders, the Trustee and the Administrative Agent;

(i) The Borrower and the Servicer shall have received a copy of a notice substantially in the form of Exhibit A-6 attached hereto, executed by the Controlling Lender, evidencing its approval in accordance with clause (B) of the definition of “Eligible Loan,” of any Loans to be added to the Collateral;

(j) In the case of any Advance, reinvestment of Principal Collections or any substitution of a Loan, the Borrower shall cause any assignment or Transfer Document for any Loan to be in the possession of the Trustee within two (2) Business Days after any related Cut-Off Date and all other Required Loan Documents (including any UCCs included in the Required Loan Documents) to be in the possession of the Trustee within seven (7) Business Days after any related Funding Date; and

(k) No Applicable Law shall prohibit, and no order, judgment or decree of any federal, state or local court or governmental body, agency or instrumentality shall prohibit or enjoin, the making of such Advance by any Lender in accordance with the provisions hereof or any other transaction contemplated herein.

The failure of the Borrower (or the Servicer on behalf of the Borrower) to satisfy any of the foregoing conditions precedent in respect of any Advance shall give rise to a right of the Administrative Agent and the applicable Lender, which right may be exercised at any time on the demand of the applicable Lender, to rescind the related Advance and direct the Borrower to pay to the Administrative Agent for the benefit of the applicable Lender an amount equal to the related Advances made during any such time that any of the foregoing conditions precedent were not satisfied.

Section 3.3 Trusteeship; Transfer of Loans and Permitted Investments.

(a) The Trustee shall hold all Certificated Securities (whether Loans or Permitted Investments) and Instruments in physical form at the Corporate Trust Office or the Document Custody Facilities. Any successor Trustee shall be a state or national bank or trust company which is not an Affiliate of the Borrower, which is a Qualified Institution and which makes the representations of the Trustee set forth herein to the Borrower, the Administrative Agent and the Lenders in connection with the assumption of the Trustee’s duties hereunder.

(b) Each time that the Borrower (or the Servicer on behalf of the Borrower) shall direct or cause the acquisition of any Permitted Investment, the Borrower shall (or the Servicer on behalf of the Borrower), if such Permitted Investment has not already been delivered to the Trustee in accordance with its underlying instruments, deliver such Permitted Investment to the Trustee to be credited to the Collection Account or Custodial Account. With respect to a Loan, the Borrower (or Servicer on behalf of the Borrower) shall direct or cause the delivery of the documents in accordance with the requirements set forth in the definition of “Required Loan Documents” to the Trustee at its Document Custody Facilities. The security interest of the Trustee in the funds or other property utilized in connection with such acquisition shall, immediately and without further action on the part of the Trustee, be released.

(c) The Borrower (or the Servicer on behalf of the Borrower) shall cause all Permitted Investments acquired by the Borrower to be credited to the appropriate Account, and shall cause all Loans acquired by the Borrower to be delivered to the Trustee by one of the following means (and shall take any and all other actions necessary to create and perfect in favor of the Trustee a valid security interest in each Loan and Permitted Investment, which security interest shall be senior (subject to Permitted Liens) to that of any other creditor of the Borrower (whether now existing or hereafter acquired):

(i) in the case of an Instrument or a Certificated Security represented by a Security Certificate in registered form by having it Indorsed to the Trustee or in blank by an effective Indorsement or registered in the name of the Trustee and by (A) delivering such Instrument or Security Certificate to the Document Custodian at the Document Custody Facilities and (B) causing the Document Custodian to maintain (on behalf of the Trustee for the benefit of the Secured Parties) continuous possession of such Instrument or Security Certificate at the Document Custody Facilities;

(ii) in the case of an Uncertificated Security, by (A) causing the Trustee to become the registered owner of such Uncertificated Security and (B) causing such registration to remain effective;

(iii) in the case of any Security Entitlement, by causing each such Security Entitlement to be credited to a Securities Account in the name of the Borrower pursuant to the Securities Account Control Agreement;

(iv) in the case of general intangibles (including any Loan or Permitted Investment not evidenced by an Instrument) by filing, maintaining and continuing the effectiveness of, a financing statement naming the Borrower as debtor and the Trustee as secured party and describing the Loan or Permitted Investment (as the case may be) as the collateral at the filing office of the Secretary of State of the State of Delaware.

Notwithstanding anything herein to the contrary, delivery of the Loans acquired by the Borrower which constitute Noteless Loans or which are otherwise not evidenced by a “security” or “instrument” as defined in Section 8-102 and Section 9-102(a)(47) of the UCC, respectively, shall be made by delivery to the Document Custodian of a copy of the documents described in item (a)(ii) of the definition of Required Loan Documents. Any duty on the part of the Trustee (including in its capacity as Document Custodian) with respect to the custody of such Loans shall be limited to the exercise of reasonable care by the Document Custodian in the physical custody of the Required Loan Documents and other documents delivered to it, and any related instrument, security, credit agreement, assignment agreement and/or other agreements or documents, if any (collectively, “Financing Documents”), that may be delivered to it. The Document Custodian may assume the genuineness of any such Financing Document it may receive and the genuineness and due authority of any signatures appearing thereon, and shall be entitled to assume that each such Financing Document it may receive is what it purports to be. If an original “security” or “instrument” as defined in Section 8-102 and Section 9-102(a)(47) of the UCC, respectively, is or shall be or become available with respect to any Loan to be held by the Document Custodian under this Agreement, it shall be the sole responsibility of the Borrower to make or cause delivery thereof to the Document Custodian, and the Document Custodian shall not be under any obligation at any time to determine whether any such original security or instrument has been or is required to be issued or made available in respect of any Loan or to compel or cause delivery thereof to the Document Custodian.

(d) The security interest of the Trustee in any Collateral disposed of in a transaction permitted by this Agreement shall, immediately and without further action on the part of the Trustee, be released and the Trustee shall immediately release such Collateral to, or as directed by, the Borrower (or the Servicer on behalf of the Borrower).

Section 3.4 Conditions to Pledges of Loans.

Each pledge of an additional Eligible Loan, a Substitute Loan or any other pledge of a Loan hereunder shall be subject to the further conditions precedent (to the extent not already satisfied under Section 3.2) that, and by delivery of a Borrowing Base Certificate including an additional Eligible Loan, Substitute Loan or other pledge of a Loan, the Borrower shall be deemed to have certified to the Trustee and Administrative Agent that:

(a) the Servicer (on behalf of the Borrower) shall have delivered to the Administrative Agent and each Lender (with a copy to the Trustee) no later than 2:00 p.m. on the date of such pledge: (A) a Borrowing Base Certificate, (B) an updated Loan Tape, (C) an Approval Notice (for each Loan added to the Collateral on the related Cut-Off Date) and (D) such additional information as may be reasonably requested by the Administrative Agent;

(b) the Borrower shall cause any assignment or Transfer Document for any Loan pledged to be in the possession of the Trustee within two (2) Business Days after the related Cut-Off Date and all other Required Loan Documents (including any UCCs included in the Required Loan Documents) to be in the possession of the Trustee within seven (7) Business Days after the related date of pledge; and

(c) the representations and warranties contained in Sections 4.1, 4.2 and 4.3 are true and correct in all respects, before and after giving effect to the pledge to take place on such Cut-Off Date, on and as of such day as though made on and as of such date (other than any representation and warranty that is made as of a specific date).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of the Borrower.

The Borrower represents and warrants as follows as of the Closing Date, each Funding Date, and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made:

(a) Organization and Good Standing. The Borrower has been duly organized, and is validly existing as a limited liability company in good standing, under the laws of the State of Delaware, with all requisite limited liability company power and authority to own or lease its properties and conduct its business as such business is presently conducted, and had at all relevant times, and now has all necessary power, authority and legal right to acquire, own and sell the Collateral.

(b) Due Qualification. The Borrower is (i) duly qualified to do business and is in good standing as a limited liability company in its jurisdiction of formation, and (ii) has obtained all necessary qualifications, licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

(c) Power and Authority; Due Authorization; Execution and Delivery. The Borrower (i) has all necessary limited liability company power, authority and legal right to (a) execute and deliver each Transaction Document to which it is a party, and (b) carry out the terms of the Transaction Documents to which it is a party, and (ii) has duly authorized, by all necessary limited liability company action, the execution, delivery and performance of each Transaction Document to which it is a party and the grant of a security interest in the Collateral on the terms and conditions herein provided. This Agreement and each other Transaction Document to which the Borrower is a party have been duly executed and delivered by the Borrower.

(d) Binding Obligation. Each Transaction Document to which the Borrower is a party constitutes a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and by general principles of equity (whether considered in a suit at law or in equity).

(e) No Violation. The consummation of the transactions contemplated by each Transaction Document to which it is a party and the fulfillment of the terms thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Governing Documents of the Borrower or any Contractual Obligation of the Borrower, (ii) result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the Borrower’s properties pursuant to the terms of any such Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law.

(f) Agreements. The Borrower is not a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect. The Borrower is not in default in any manner under any provision of any agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such defaults could reasonably be expected to result in a Material Adverse Effect.

(g) No Proceedings. There is no litigation, proceeding or investigation pending or, to the knowledge of the Borrower, threatened against the Borrower, before any Governmental Authority (i) asserting the invalidity of any Transaction Document to which the Borrower is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by any Transaction Document to which the Borrower is a party or (iii) that could reasonably be expected to have Material Adverse Effect.

(h) All Consents Required. All approvals, authorizations, consents, orders, licenses, filings or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Borrower of each Transaction Document to which the Borrower is a party have been obtained.

(i) Bulk Sales; Selection Procedures. The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not require compliance with any “bulk sales” act or similar law by the Borrower. No procedures believed by the Borrower to be adverse to the interests of the Lenders were utilized by the Borrower in identifying and/or selecting the Loans in the Collateral. In addition, each Loan shall have been underwritten in accordance with and satisfy the standards of any Credit and Collection Policy that has been established by the Originator and is then in effect.

(j) Solvency. The Borrower is not the subject of any Insolvency Proceedings or Insolvency Event. The transactions under the Transaction Documents to which the Borrower is a party do not and will not render the Borrower not Solvent.

(k) Taxes. The Borrower is and has always been treated as a disregarded entity for U.S. federal income tax purposes and has not elected under Treasury regulations Section 301.7701-3(c) to be treated as an association taxable as a corporation for U.S. federal income tax purposes. The Borrower has filed or caused to be filed all tax returns, if any, that are required to be filed by it. The Borrower has paid or made adequate provisions for the payment of all Taxes and all assessments made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower), and no tax lien has been filed and, to the Borrower’s knowledge, no claim is being asserted, with respect to any such Tax, fee or other charge.

(l) Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein or in the other Transaction Documents (including, without limitation, the use of the proceeds from the Advances) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Borrower does not own or intend to carry or purchase, and no proceeds from the Advances will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purpose credit” within the meaning of Regulation U.

(m) Security Interest.

(i) This Agreement creates a valid and continuing security interest (as defined in the UCC as in effect from time to time in the State of New York) in the Collateral in favor of the Trustee, on behalf of the Secured Parties, which security interest is validly perfected under Article 9 of the UCC and is prior to all other Liens (except for Permitted Liens), and is enforceable as such against creditors of and purchasers from the Borrower;

(ii) the Collateral is comprised of “instruments”, “security entitlements”, “general intangibles”, “certificated securities”, “uncertificated securities”, “securities accounts”, “investment property” and “proceeds” (each as defined in the applicable UCC) and such other categories of collateral under the applicable UCC as to which the Borrower has complied with its obligations under Section 4.1(m)(i);

(iii) with respect to Collateral that constitute Security Entitlements:

(1) all of such Security Entitlements have been credited to one of the Accounts and the securities intermediary for each Account has agreed to treat all assets credited to such Account as Financial Assets within the meaning of the UCC as in effect from time-to-time in the State of New York;

(2) the Borrower has taken all steps necessary to enable the Trustee to obtain “control” (within the meaning of the UCC as in effect from time-to-time in the State of New York) with respect to each Account; and

(3) the Accounts are not in the name of any Person other than the Borrower, subject to the lien of the Trustee for the benefit of the Secured Parties. The Borrower has not instructed the securities intermediary of any Account to comply with the entitlement order of any Person other than the Trustee; provided that, until the Trustee delivers a Notice of Exclusive Control, the Borrower and the Servicer may cause cash in the Accounts to be invested in Permitted Investments, and the proceeds thereof to be paid and distributed in accordance with this Agreement.

(iv) all Accounts constitute “securities accounts” as defined in the Section 8-501(a) of the UCC as in effect from time to time in the State of New York;

(v) the Borrower owns and has good and marketable title to the Collateral free and clear of any Lien (other than Permitted Liens) of any Person;

(vi) the Borrower has received all consents and approvals required by the terms of any Loan to the granting of a security interest in the Loans hereunder to the Trustee, on behalf of the Secured Parties;

(vii) the Borrower has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral granted to the Trustee, on behalf of the Secured Parties, under this Agreement;

(viii) other than the security interest granted to the Trustee, on behalf of the Secured Parties, pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Collateral. The Borrower has not authorized the filing of and is not aware of any financing statements against the Borrower that include a description of any collateral included in the Collateral other than any financing statement (A) relating to the security interest, if any, granted to the Borrower under the Sale Agreement or (B) that has been terminated and/or fully and validly assigned to the Trustee or the Borrower on or prior to the applicable Cut-Off Date;

(ix) there are no judgments or Liens for Taxes with respect to the Borrower and no claim is being asserted with respect to the Taxes of the Borrower;

(x) other than in the case of Noteless Loans, all original executed copies of each underlying promissory note that constitute or evidence each Loan that is evidenced by a promissory note has been or, subject to the delivery requirements contained herein, will be delivered to the Trustee;

(xi) other than in the case of Noteless Loans, the Borrower has received, or subject to the delivery requirements contained herein will receive, a written acknowledgment from the Trustee that the Trustee or its bailee is holding the underlying promissory notes that evidence all Loans evidenced by a promissory note for the Borrower, subject to the security interest granted to the Trustee for the benefit of the Secured Parties;

(xii) none of the underlying promissory notes that constitute or evidence the Loans has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Trustee on behalf of the Secured Parties;

(xiii) with respect to Collateral that constitutes a “certificated security,” such certificated security has been delivered to the Trustee on behalf of the Secured Parties and, if in registered form, has been specially Indorsed to the Trustee or in blank by an effective Indorsement or has been registered in the name of the Trustee upon original issue or registration of transfer by the Borrower of such certificated security; and

(xiv) in the case of an Uncertificated Security, by (A) causing the Trustee to become the registered owner of such Uncertificated Security and (B) causing such registration to remain effective.

(n) Reports Accurate. Other than any of the following information provided by the Servicer or the Originator with respect to itself, all information, exhibits, financial statements, documents, books, records or reports furnished or to be furnished to the Administrative Agent or any Lender by or on behalf of Borrower in connection with this Agreement are, as of their respective delivery dates (or such other date as may be specified therein), true, complete and correct in all material respects.

(o) Location of Offices. The Borrower’s location (within the meaning of Article 9 of the UCC) is, and at all times has been, the State of Delaware. The office where the Borrower keeps all its records with respect to the Collateral is at the address of the Borrower referred to in Section 13.2 hereof (or at such other locations as to which the notice and other requirements specified in Section 5.2(f) shall have been satisfied). The Borrower’s Federal Employee Identification Number is 46-2369130. The Borrower has not changed its name

(whether by amendment of its certificate of formation, by reorganization or otherwise) or its jurisdiction of organization and has not changed its location within the four (4) months preceding the Closing Date.

(p) Concentration Account. The name and address of the Concentration Account Bank, together with the account number of the Concentration Account of the Borrower at such Concentration Account Bank is specified in Schedule III. The Concentration Account and the Collateral Account are the only accounts to which Collections on the Collateral are sent. Except as contemplated by the Intercreditor Agreement, the Borrower has not granted any Person other than the Administrative Agent and Trustee an interest in the Concentration Account at a future time or upon the occurrence of a future event.

(q) Legal Name. The Borrower’s exact legal name is, and at all times has been the name as set forth on Schedule I hereto. The Borrower has no trade names, fictitious names, assumed names or “doing business as” names or other names under which it has done or is doing business.

(r) Sale Agreement. The Sale Agreement together with the Transfer Documents are the only agreements pursuant to which the Borrower purchases Collateral from the Originator.

(s) Value Given. The Borrower shall have given reasonably equivalent value to the Originator or the applicable third party seller of Collateral in consideration for the transfer to the Borrower of the Collateral, and no such transfer shall have been made for or on account of an antecedent debt, and no such transfer is or may be voidable or subject to avoidance under any Section of the Bankruptcy Code.

(t) Accounting. The Borrower accounts for the transfers to it from the Originator of interests in Collateral under the Sale Agreement as financings of such Collateral for consolidated accounting purposes (with a notation that it is treating the transfers as a sale for legal and, where relevant, tax and all other purposes on its books, records and financial statements, in each case consistent with GAAP and with the requirements set forth herein).

(u) Special Purpose Entity. The Borrower has not and shall not:

(i) engage in any business or activity other than the purchase, receipt and management of Collateral, the transfer and pledge of Collateral pursuant to the terms of the Transaction Documents, the entry into and the performance under the Transaction Documents and such other activities as are incidental thereto;

(ii) acquire or own any material assets other than (a) the Collateral or (b) incidental property as may be necessary for the operation of the Borrower and the performance of its obligations under the Transaction Documents, including, without limitation, capital contributions which it may receive from any member;

(iii) merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets (other than in accordance with the provisions hereof), without, in each case, first obtaining the prior written consent of the Administrative Agent and each Lender, or except as permitted by this Agreement, change its legal structure or jurisdiction of formation;

(iv) except as otherwise permitted under clause (iii), fail to preserve its existence as an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, or without the prior written consent of the Administrative Agent and each Lender, amend, modify, terminate or fail to comply with the provisions of Sections 1.05, 1.07, 1.08, 4.02(b), 6.01(b), 8.01(a)(i) and 10.01 of its operating agreement and any of the defined terms in Section 1.01 of its operating agreement that are contained in any of the above-mentioned sections thereof, or fail to observe limited liability company formalities;

(v) form, acquire or own any Subsidiary, own any equity interest in any other entity (other than equity interests in Obligors in connection with the exercise of any remedies with respect to a Loan or any exchange offer, work-out or restructuring of a Loan), or make any Investment in any Person (other than Permitted Investments or equity interests in Obligors in connection with the exercise of any remedies with respect to a Loan or any exchange offer, work-out or restructuring of a Loan) without the prior written consent of the Administrative Agent;

(vi) except as permitted by this Agreement and the Intercreditor Agreement, commingle its assets with the assets of any of its Affiliates, or of any other Person;

(vii) incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than Indebtedness to the Secured Parties hereunder or in conjunction with a repayment of all Advances owed to the Lenders and a termination of all the Commitments, except for trade payables in the ordinary course of its business; provided that such debt is not evidenced by a note and is paid when due;

(viii) become insolvent or fail to pay its debts and liabilities from its assets as the same shall become due;

(ix) fail to maintain its records, books of account and bank accounts separate and apart from those of any other Person;

(x) enter into any contract or agreement with any Person, except (a) the Transaction Documents and (b) other contracts or agreements that are upon terms and conditions that are commercially reasonable and substantially similar to those that would be available on an arm’s-length basis with third parties other than such Person; provided that, for the avoidance of doubt with regard to this clause (x), (i) to the extent the Equityholder acquires any Collateral from the Borrower, the amount of any cash or other assets paid or transferred to the Borrower in connection therewith in excess of the fair market value thereof shall be deemed a capital contribution by the Equityholder to the Borrower, and (ii) the member of the Borrower may contribute cash or other property as a capital contribution to the Borrower;

(xi) seek its dissolution or winding up in whole or in part;

(xii) fail to correct any known misunderstandings regarding the separate identities of the Borrower and the Equityholder or any principal or Affiliate thereof or any other Person;

(xiii) guarantee, become obligated for, or hold itself out to be responsible for the debt of another Person;

(xiv) fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name in order not (a) to mislead others as to the identity of the Person with which such other party is transacting business, or (b) to suggest that it is responsible for the debts of any third party (including any of its principals or Affiliates);

(xv) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(xvi) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors;

(xvii) except as may be required or permitted by the Code and regulations or other applicable state or local tax law, hold itself out as or be considered as a department or division of (a) any of its principals or Affiliates, (b) any Affiliate of a principal or (c) any other Person;

(xviii) fail to maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and not have its assets listed on any financial statement of any other Person; provided, however, that the Borrower’s assets and liabilities may be included in a consolidated financial statement of its Affiliate (or parent company) provided that (a) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the Borrower from such Affiliate and to indicate that the Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (b) such assets and liabilities shall also be listed on the Borrower’s own separate balance sheet;

(xix) fail to pay its own liabilities and expenses only out of its own funds;

(xx) fail to pay the salaries of its own employees, if any, in light of its contemplated business operations;

(xxi) except in connection with any exchange offer, work-out, restructuring or the exercise of any rights or remedies with respect to any Loan with respect to which an Obligor is or would thereby become an Affiliate, acquire the obligations or securities issued by its Affiliates or members;

(xxii) [intentionally omitted];

(xxiii) fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;

(xxiv) fail to use separate invoices and checks bearing its own name;

(xxv) pledge its assets for the benefit of any other Person, other than with respect to payment of the indebtedness to the Secured Parties hereunder;

(xxvi) (A) fail at any time to have at least one Independent Manager except while a vacancy is being filled pursuant to the Borrower’s organizational documents or (B) fail to ensure that all limited liability company actions relating to the selection or replacement of the Independent Manager are duly authorized and in accordance with the Borrower’s organizational documents;

(xxvii) fail to ensure that all limited liability company actions relating to the selection, maintenance or replacement of the Independent Manager are duly authorized by the unanimous vote of the applicable managers; provided that, unless prior written notice is provided to the Administrative Agent, neither the Borrower nor the Equityholder shall cause the Independent Manager to be removed without cause;

(xxviii) fail to provide that the unanimous consent of all managers (including the consent of the Independent Manager) is required for the Borrower to (a) institute proceedings to be adjudicated bankrupt or insolvent, (b) institute or consent to the institution of bankruptcy or insolvency proceedings against it, (c) file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (d) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Borrower, (e) make any assignment for the benefit of the Borrower’s creditors, (f) admit in writing its inability to pay its debts generally as they become due, or (g) take any action in furtherance of any of the foregoing;

(xxix) fail to file its own tax returns separate from those of any other Person, except to the extent that the Borrower is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law, and pay any taxes required to be paid under applicable law; or

(xxx) take or refrain from taking, as applicable, each of the activities specified in the non-consolidation opinion of Dechert LLP, dated as of the Closing Date, upon which the conclusions expressed therein are based.

(v) Confirmation from the Originator. The Borrower has received in writing from the Originator confirmation that the Originator will not cause the Borrower to file a voluntary petition under the Bankruptcy Code or Insolvency Laws. Each of the Borrower and the Originator is aware that in light of the circumstances described in the preceding sentence and other relevant facts, the filing of a voluntary petition under the Bankruptcy Code for the purpose of making any Collateral or any other assets of the Borrower available to satisfy claims of the creditors of the Originator would not result in making such assets available to satisfy such creditors under the Bankruptcy Code.

(w) Investment Company Act. The Borrower is not an “investment company” within the meaning of, and is not subject to registration under, the 1940 Act.

(x) ERISA. The present value of all benefits vested under all “employee pension benefit plans,” as such term is defined in Section 3 of ERISA which are subject to Title IV of ERISA and maintained by the Borrower, or in which employees of the Borrower are entitled to participate, other than a Multiemployer Plan (the “Pension Plans”), does not exceed the value of the assets of the Pension Plan allocable to such vested benefits (based on the value of such assets as of the most recent annual financial statements reflecting such amounts), (ii) no non-exempt prohibited transactions, accumulated funding deficiencies, withdrawals or reportable events within the meaning of 4043 of ERISA, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, (each a “Reportable Event”) have occurred with respect to any Pension Plans that, in the aggregate, could subject the Borrower to any material tax, penalty or other liability and (iii) no notice of intent to terminate a Pension Plan has been filed, nor has any Pension Plan been terminated under Section 4041(f) of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appoint a trustee to administer a Pension Plan and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan. None of the Collateral constitutes “plan assets” under 29 C.F.R. Section 2510.3-101 and Section 3(42) of ERISA by reason of a Pension Plan’s investment in the Borrower or its direct or indirect parent companies.

(y) Compliance with Law. The Borrower has complied in all respects with all Applicable Law to which it may be subject, and no item of Collateral contravenes any Applicable Law (including, without limitation, all applicable predatory and abusive lending laws, laws, rules and regulations relating to licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy).

(z) Credit and Collection Policy. The Borrower has complied in all material respects with all provisions applicable to it under the Credit and Collection Policy with respect to all of the Collateral.

(aa) Collections. The Borrower acknowledges that all Collections received by it or its Affiliates with respect to the Collateral transferred hereunder are held and shall be held in trust for the benefit of the Secured Parties until deposited into the Collection Account within two (2) Business Days after receipt as required herein.

(bb) Set-Off, etc. No Collateral has been compromised, adjusted, extended, satisfied, subordinated, rescinded, set-off or modified by the Borrower or, to the best of the Borrower’s knowledge, by the Originator or the Obligor thereof, and no Collateral is subject to compromise, adjustment, extension, satisfaction, subordination, rescission, set-off, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning the Collateral or otherwise, by the Borrower, or, to the best of the Borrower’s knowledge, by the Originator or the Obligor with respect thereto, except for amendments, extensions and modifications, if any, to such Collateral otherwise permitted under Section 6.4(a) of this Agreement and in accordance with the Credit and Collection Policy and the Servicing Standard.

(cc) Full Payment. As of the initial Funding Date thereof, the Borrower had no knowledge of any fact which should lead it to expect that any Loan will not be repaid by the applicable Obligor in full.

(dd) Accuracy of Representations and Warranties. Each representation or warranty by the Borrower contained herein or in any report, financial statement, exhibit, schedule, certificate or other document furnished by the Borrower pursuant hereto or in connection herewith is true and correct in all material respects.

(ee) Representations and Warranties in Sale Agreement. The representations and warranties made by the Borrower to the Originator in the Sale Agreement are hereby remade by the Borrower on each date to which they speak in the Sale Agreement as if such representations and warranties were set forth herein. For purposes of this Section 4.1(ee), such representations and warranties are incorporated herein by reference as if made by the Borrower to the Administrative Agent, each Lender and each of the Secured Parties under the terms hereof mutatis mutandis.

(ff) Reaffirmation of Representations and Warranties by the Borrower. On each day that any Advance is made hereunder, the Borrower shall be deemed to have certified that all representations and warranties described in this Section 4.1 are correct on and as of such day as though made on and as of such day, except for any such representations or warranties which are made as of a specific date.

(gg) Environmental. With respect to each item of Related Property as of the applicable Cut-Off Date for the Loan related to such Related Property, to the actual knowledge of a Responsible Officer of the Borrower (without independent inquiry): (a) the related Obligor’s operations comply in all material respects with all applicable Environmental Laws; and (b) the related Obligor does not have any material contingent liability in connection with any release of any Hazardous Materials into the environment. As of the applicable Cut-Off Date for the Loan related to such Related Property, the Borrower has not received any written notice of, or inquiry from any Governmental Authority regarding, any material violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Related Property.

(hh) USA PATRIOT Act. The Borrower is not (i) a country, territory, organization, person or entity named on an Office of Foreign Asset Control (OFAC) list; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or

(iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.

Section 4.2 Representations and Warranties of the Borrower Relating to the Agreement and the Collateral.

The Borrower hereby represents and warrants, as of the Closing Date and as of each Funding Date:

(a) Valid Security Interest. This Agreement constitutes a security agreement within the meaning of the UCC as in effect from time to time in the State of New York. Upon the delivery to the Trustee of all Collateral constituting “instruments” and “certificated securities” (as defined in the UCC as in effect from time to time in the jurisdiction where the Trustee’s Corporate Trust Office is located), the crediting of all Collateral that constitutes Financial Assets (as defined in the UCC as in effect from time to time in the State of New York) to an Account and the filing of the financing statements described in Section 4.1(m) in the jurisdiction in which the Borrower is located, such security interest shall be a valid and first priority perfected security interest in all of the Collateral (subject to Permitted Liens) in that portion of the Collateral in which a security interest may be created under Article 9 of the UCC as in effect from time to time in the State of New York.

(b) Eligibility of Collateral. As of the Closing Date and each Funding Date, (i) the Loan Tape and the information contained in each Funding Notice delivered pursuant to Section 2.2, is an accurate and complete listing of all Loans included in the Collateral as of the related Funding Date and the information contained therein with respect to the identity of such Loans and the amounts owing thereunder is true, correct and complete as of the related Funding Date, (ii) each such Loan included in the Borrowing Base is an Eligible Loan, (iii) each Loan included in the Collateral is free and clear of any Lien of any Person (other than Permitted Liens and any Lien which will be released contemporaneously with the acquisition thereof by the Borrower) and in compliance with all Applicable Laws and (iv) with respect to each Loan included in the Collateral, all consents, licenses, approvals or authorizations of or registrations or declarations of any Governmental Authority or any Person required to be obtained, effected or given by the Borrower in connection with the granting of a security interest in such Collateral to the Trustee as agent for the benefit of the Secured Parties have been duly obtained, effected or given and are in full force and effect.

(c) No Fraud. Each Loan was originated without any fraud or material misrepresentation by the Originator or, to the best of the Borrower’s knowledge, on the part of the Obligor.

Section 4.3 Representations and Warranties of the Servicer.

The Servicer represents and warrants as follows as of the Closing Date, each Funding Date, and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made:

(a) Organization and Good Standing. The Servicer has been duly incorporated, and is validly existing as a corporation in good standing, under the laws of the State of Delaware, with all requisite corporate power and authority to own or lease its properties and conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to this Agreement.

(b) Due Qualification. The Servicer is duly qualified to do business and is in good standing as a corporation, and has obtained all necessary qualifications, licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals, except where the failure to be so qualified or obtain such licenses or approvals would not reasonably be expected to have a Material Adverse Effect.

(c) Power and Authority; Due Authorization; Execution and Delivery. The Servicer (i) has all necessary corporate power, authority and legal right to (a) execute and deliver each Transaction Document to which it is a party, and (b) carry out the terms of the Transaction Documents to which it is a party, and (ii) has duly authorized, by all necessary corporate action, the execution, delivery and performance of each Transaction Document to which it is a party. This Agreement and each other Transaction Document to which the Servicer is a party have been duly executed and delivered by the Servicer.

(d) Binding Obligation. Each Transaction Document to which the Servicer is a party constitutes a legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and general principles of equity (whether considered in a suit at law or in equity).

(e) No Violation. The consummation of the transactions contemplated by each Transaction Document to which it is a party and the fulfillment of the terms thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Servicer’s certificate of incorporation or by-laws or any Contractual Obligation of the Servicer, (ii) result in the creation or imposition of any Lien upon any of the Servicer’s properties pursuant to the terms of any such Contractual Obligation, or (iii) violate any Applicable Law.

(f) No Proceedings. There is no litigation, proceeding or investigation pending or, to the Servicer’s knowledge, threatened against the Servicer, before any Governmental Authority (i) asserting the invalidity of any Transaction Document to which the Servicer is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by any Transaction Document to which the Servicer is a party or (iii) that could reasonably be expected to have Material Adverse Effect.

(g) All Consents Required. All approvals, authorizations, consents, orders, licenses, filings or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Servicer of each Transaction Document to which the Servicer is a party have been obtained.

(h) Reports Accurate. All Servicer’s Certificates and other written and electronic information, financial statements of the Servicer, documents, books, records or reports furnished by the Servicer to the Administrative Agent or any Lender in connection with this Agreement are true, complete and correct in all material respects as of the date it is or shall be dated.

(i) Collections. The Servicer acknowledges that all Collections received by it or its Affiliates with respect to the Collateral transferred or pledged hereunder are held and shall be held in trust for the benefit of the Secured Parties until deposited into the Collection Account within two (2) Business Days from receipt as required herein.

(j) Solvency. The Servicer is not the subject of any Insolvency Proceedings or Insolvency Event. The transactions under the Transaction Documents to which the Servicer is a party do not and will not render the Servicer not Solvent.

(k) No Fraud. Each Loan was originated without any fraud or material misrepresentation by the Originator, or to the best of the Servicer’s knowledge, on the part of the Obligor.

(l) Taxes. The Servicer has filed or caused to be filed all tax returns that are required to be filed by it. The Servicer has paid or made adequate provisions for the payment of all Taxes and all assessments made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Servicer), and no tax lien has been filed and, to the Servicer’s knowledge, no claim is being asserted, with respect to any such Tax, fee or other charge.

(m) Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein (including, without limitation, the use of the Proceeds from the sale of the Collateral) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Servicer does not own or intend to carry or purchase, and no proceeds from the Advances will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purpose credit” within the meaning of Regulation U.

(n) Security Interest. The Servicer will take all steps necessary to ensure that the Borrower has granted a security interest (as defined in the UCC) to the Trustee, for the benefit of the Secured Parties, in the Collateral, which is enforceable in accordance with Applicable Law upon execution and delivery of this Agreement. Upon the filing of UCC-1 financing statements naming the Trustee as secured party and the Borrower as debtor, the Trustee, for the benefit of the Secured Parties, shall have a valid and perfected first priority security interest in the Collateral (except for any Permitted Liens). All filings (including, without limitation, such UCC filings) as are necessary for the perfection of the Secured Parties’ security interest in the Collateral have been (or prior to the date of the applicable Advance will be) made.

(o) ERISA. The present value of all benefits vested under all “employee pension benefit plans,” as such term is defined in Section 3 of ERISA, maintained by the Servicer, or in which employees of the Servicer are entitled to participate, as from time to time in effect (herein called the “Pension Plans”), does not exceed the value of the assets of the Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual valuation date). No Reportable Events have occurred with respect to any Pension Plans that, in the aggregate, could subject the Servicer to any material tax, penalty or other liability. No notice of intent to terminate a Pension Plan has been billed, nor has any Pension Plan been terminated under Section 4041(f) of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appoint a trustee to administer, a Pension Plan and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

(p) Investment Company Act. The Servicer is not an “investment company” within the meaning of, and is not subject to registration under, the 1940 Act.

(q) USA PATRIOT Act. The Servicer is not (i) a country, territory, organization, person or entity named on an OFAC list; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.

(r) Environmental. With respect to each item of Related Property as of the applicable Cut-Off Date for the Loan related to such Related Property, to the actual knowledge of a Responsible Officer of the Servicer (without independent inquiry): (a) the related Obligor’s operations comply in all material respects with all applicable Environmental Laws; and (b) the related Obligor does not have any material contingent liability in connection with any release of any Hazardous Materials into the environment. As of the applicable Cut-Off Date for the Loan related to such Related Property, the Servicer has not received any written notice of, or inquiry from any Governmental Authority regarding, any material violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Related Property.

Section 4.4 Representations and Warranties of the Trustee.

The Trustee in its individual capacity and as Trustee represents and warrants as follows (and any successor Trustee appointed hereunder represents and warrants as follows in its individual capacity and as Trustee):

(a) Organization; Power and Authority. It is a duly organized and validly existing national banking association in good standing under the laws of the United States. It has full corporate power, authority and legal right to execute, deliver and perform its obligations as Trustee under this Agreement.

(b) Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary association action on its part, either in its individual capacity or as Trustee, as the case may be.

(c) No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of its articles of incorporation or bylaws or any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Trustee is a party or by which it or any of its property is bound.

(d) No Violation. The execution and delivery of this Agreement, the performance of the Transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any material respect, any Applicable Law as to the Trustee.

(e) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Trustee required in connection with the execution and delivery of this Agreement, the performance by the Trustee of the transactions contemplated hereby and the fulfillment by the Trustee of the terms hereof have been obtained.

(f) Validity, Etc. This Agreement constitutes the legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms, except as such enforceability may be limited by applicable Insolvency Laws and general principles of equity (whether considered in a suit at law or in equity).

(g) Non-Affiliated. The Trustee is not affiliated, as that term is defined in Rule 405 under the Securities Act, with the Borrower or with any other Person involved in the organization or operation of the Borrower. In case at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 4.4(g), the Trustee shall give prompt notice to the Borrower, the Servicer and the Administrative Agent that it has ceased to be eligible to be the Trustee.

(h) Qualified Institution. The Trustee meets the requirements of Rule 3a-7(a)(4)(i) under the 1940 Act. In case at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 4.4(h), the Trustee shall give prompt notice to the Borrower, the Servicer and the Administrative Agent that it has ceased to be eligible to be the Trustee.

Section 4.5 Representations and Warranties of each Lender.

Each Lender hereby individually represents and warrants, as to itself, that (i) it is either a “qualified institutional buyer” under Rule 144A of the Securities Act or an institutional “Accredited Investor” as defined in Rule 501(a)(1)-(3) or (7) under the Securities Act and (ii) it is acquiring the Variable Funding Notes for investment for its own account and not with a view to any distribution of such Variable Funding Notes (but without prejudice to its right at all times to sell or otherwise dispose of the Variable Funding Notes in accordance herewith).

ARTICLE V

GENERAL COVENANTS

Section 5.1 Affirmative Covenants of the Borrower.

The Borrower covenants and agrees with the Lenders that during the Covenant Compliance Period:

(a) Compliance with Laws. The Borrower will comply in all material respects with all Applicable Laws, including those with respect to the Collateral or any part thereof.

(b) Preservation of Company Existence. The Borrower will (i) preserve and maintain its limited liability company existence, rights, franchises and privileges in the jurisdiction of its formation, and (ii) qualify and remain qualified in good standing as a limited liability company in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c) Performance and Compliance with Collateral. The Borrower (or the Servicer on behalf of the Borrower) will, at the Borrower’s expense, timely and fully perform and comply (or, by exercising its rights thereunder, cause the Originator to perform and comply pursuant to the Sale Agreement) with all provisions, covenants and other promises required to be observed by it under the Collateral, the Transaction Documents and all other agreements related to such Collateral.

(d) Keeping of Records and Books of Account. The Borrower will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Collateral in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all or any portion of the Collateral.

(e) Protection of Interest in Collateral. With respect to the Collateral acquired by the Borrower, the Borrower will (i) acquire such Collateral pursuant to and in accordance with the terms of the Sale Agreement or directly from an unaffiliated third party, (ii) at the Borrower’s expense, take all action necessary to perfect, protect and more fully evidence the Borrower’s ownership of such Collateral free and clear of any Lien other than the Lien created hereunder and Permitted Liens, including, without limitation, (a) with respect to the Loans and that portion of the Collateral in which a security interest may be perfected by filing and maintaining (at the Borrower’s expense), effective financing statements against the Borrower in all necessary or appropriate filing offices, (including any amendments thereto or assignments thereof) and filing continuation statements, amendments or assignments with respect thereto in such filing offices, (including any amendments thereto or assignments thereof) and (b) executing or causing to be executed such other instruments or notices as may be necessary or appropriate, (iii) permit the Administrative Agent or its respective agents or representatives to visit the offices of the Borrower during normal office hours and upon reasonable notice examine and make copies of all documents, books, records and other information concerning the Collateral and discuss matters related thereto with any of the Responsible Officers of the Borrower having knowledge of such matters, and (iv) take all additional action that the Administrative Agent may reasonably request to perfect, protect and more fully evidence the respective interests of the parties to this Agreement in the Collateral.

(f) Deposit of Collections. The Borrower (or the Servicer on behalf of the Borrower) shall, within two (2) Business Days after receipt thereof, direct the Trustee to transfer from the Collection Account (A) all Collections received by it in respect of the Collateral attributable to Interest Collections to the Interest Collection Account, and (B) all Collections received by it in respect of the Collateral attributable to Principal Collections to the Principal Collection Account.

(g) Special Purpose Entity. The Borrower shall be in compliance with the special purpose entity requirements set forth in Section 4.1(u).

(h) Credit and Collection Policy. The Borrower will (a) comply in all material respects with the Credit and Collection Policy in regard to the Collateral, and (b) furnish to the Administrative Agent and each Lender, prior to its effective date, prompt written notice of any material changes in the Credit and Collection Policy. The Borrower will not agree to or otherwise permit to occur any change in the Credit and Collection Policy that could be reasonably expected to have a Material Adverse Effect without the prior written consent of the Administrative Agent and the Lenders; provided that no consent shall be required from the Administrative Agent or any Lender in connection with any change mandated by Applicable Law or a Governmental Authority as evidenced by an Opinion of Counsel to that effect delivered to the Administrative Agent and each Lender.

(i) Events of Default. The Borrower will provide the Administrative Agent and each Lender (with copy to the Trustee) with immediate written notice of the occurrence of each Event of Default and each Default of which the Borrower has knowledge or has received notice. In addition, no later than five Business Days following the Borrower’s knowledge or notice of the occurrence of any Event of Default or Default, the Borrower will provide to the Administrative Agent and each Lender (with copy to the Trustee) a written statement of the chief financial officer or Responsible Officer handling financial matters of the Borrower setting forth the details of such event and the action that the Borrower proposes to take with respect thereto.

(j) Obligations. The Borrower shall pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof and the Borrower (or the Servicer on behalf of the Borrower) shall enforce all indemnities and rights against Obligors in accordance with this Agreement and all rights against the Originator under the Sale Agreement.

(k) Taxes. The Borrower will be treated as a disregarded entity for U.S. federal income tax purposes. The Borrower will file and pay any and all Taxes required to meet its obligations with respect thereto under the Transaction Documents.

(l) Use of Proceeds. The Borrower will use the proceeds of the Advances only to acquire Eligible Loans, to fund unfunded commitments pertaining to Revolving Loans and Delayed Draw Loans, to deposit funds in the Unfunded Exposure Account, to make distributions to its member(s) (including Restricted Payments) so long as no Default or Event of Default has occurred and is continuing, and to pay related expenses (including expenses payable hereunder).

(m) Obligor Notification Forms. The Borrower shall furnish the Trustee with an appropriate power of attorney to send (at the direction of the Administrative Agent after the occurrence and during the continuation of an Event of Default) Obligor notification forms to give notice to the Obligors and/or any appropriate agent with respect to any Agented Loan of the Trustee’s interest in the Collateral for the benefit of the Secured Parties and the obligation to make payments as directed by the Trustee acting at the direction of the Administrative Agent.

(n) Borrower’s Collateral. With respect to each item of Collateral granted to the Trustee, for the benefit of the Secured Parties, the Borrower will (i) take all action necessary to perfect, protect and more fully evidence the grant of the security interest in such Collateral to the Trustee, for the benefit of the Secured Parties, including, without limitation, (a) filing and maintaining effective financing statements against the Borrower in all necessary or appropriate filing offices, and filing continuation statements, amendments or assignments with respect thereto in such filing offices, and (b) executing or causing to be executed such other instruments or notices as may be necessary or appropriate and (ii) take all additional action that the Administrative Agent may reasonably request to perfect, protect and more fully evidence the respective interests of the parties to this Agreement in such Collateral.

(o) Adverse Claims. The Borrower will not create, or participate in the creation of, or permit to exist, any Liens on any of the Accounts other than the Lien created by this Agreement and the Securities Account Control Agreement.

(p) Notices. The Borrower will furnish to the Administrative Agent, each Lender and the Servicer:

(i) Income Tax Liability. Within ten (10) Business Days after the receipt of revenue agent reports or other written proposals, determinations or assessments of the Internal Revenue Service or any other taxing authority which propose, determine or otherwise set forth positive adjustments to the Tax liability of the Borrower, the Servicer or the Equityholder which equal or exceed $1,000,000 in the aggregate, telephonic or facsimile notice (confirmed in writing within five (5) Business Days) specifying the nature of the items giving rise to such adjustments and the amounts thereof;

(ii) Auditors’ Management Letters. Promptly after the receipt thereof, any auditors’ management letters are received by the Borrower or by its accountants;

(iii) Representations and Warranties. Promptly after the knowledge of, or receipt of notice by, a Responsible Officer of the Borrower of the same (and, in any event, within two (2) Business Days), the Borrower shall notify the Administrative Agent if any representation or warranty set forth in Section 4.1 or Section 4.2 was incorrect at the time it was given or deemed to have been given and at the same time deliver to the Administrative Agent a written notice setting forth in reasonable detail the nature of such facts and circumstances. In particular, but without limiting the foregoing, the Borrower shall notify the Administrative Agent in the manner set forth in the preceding sentence before any Funding Date of any facts or circumstances within the knowledge of a Responsible Officer of the Borrower which would render any of the said representations and warranties untrue as of such Funding Date;

(iv) ERISA. Promptly after receiving notice of any Reportable Event with respect to the Borrower (or any ERISA Affiliate thereof), a copy of such notice;

(v) Proceedings. As soon as possible and in any event within three (3) Business Days after a Responsible Officer of the Borrower receives notice or obtains knowledge thereof, notice of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Collateral, the Transaction Documents, the Trustee’s interest in the Collateral, or the Borrower or the Equityholder; provided that notwithstanding the foregoing, any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral, the Transaction Documents, the Trustee’s interest in the Collateral, the Borrower, the Servicer or the Equityholder in excess of $1,000,000 or more shall be deemed to be material for purposes of this Section 5.1(p)(v); and

(vi) Notice of Material Events. Promptly upon becoming aware thereof, notice of any other event or circumstances that, in the reasonable judgment of the Borrower, is likely to have a Material Adverse Effect.

(q) Contest Recharacterization. The Borrower shall in good faith contest any attempt to recharacterize the treatment of the Loans as property of the bankruptcy estate of the Originator.

(r) Minimum Class B Advances. On any date that there are any Class A Advances Outstanding, the Class B Advances Outstanding shall not be less than $10,000,000.

(s) Further Assurances. The Borrower will execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing UCC and other financing statements, agreements or instruments) that may be required under applicable law, or that the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Transaction Documents and in order to grant, preserve, protect and perfect the validity and first priority (subject to Permitted Liens) of the security interests and Liens created or intended to be created hereby. Such security interests and Liens will be created hereunder and the Borrower shall deliver or cause to be delivered to the Administrative Agent all such instruments and documents (including legal opinions and lien searches) as it shall reasonably request to evidence compliance with this Section. The Borrower agrees to provide such evidence as the Administrative Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien.

(t) Non-Consolidation. The Borrower shall at all times act in a manner such that each of the assumptions made by Dechert LLP in its opinion delivered pursuant to Section 3.1 is true and accurate in all material respects. The Borrower shall at all times observe and be in compliance in all material respects with all covenants and requirements in the Governing Documents of the Borrower.

(u) Acquisition and Disposition Requirements. Each acquisition, disposition, substitution and repurchase of Loans by the Borrower will be undertaken in accordance with Section 2.20.

(v) Other. The Borrower (or the Servicer on behalf of the Borrower) will furnish to the Administrative Agent promptly, from time to time, such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of the Borrower as the Administrative Agent may from time to time reasonably request in order to protect the interests of the Trustee or the other Secured Parties under or as contemplated by this Agreement.

(w) Servicer Default. Following the occurrence of a Servicer Default, the Borrower shall immediately direct (or cause the Servicer to direct) all payments on the Loans to be made directly to the Collection Account.

Section 5.2 Negative Covenants of the Borrower.

During the Covenant Compliance Period:

(a) Other Business. The Borrower will not (i) engage in any business other than (A) entering into and performing its obligations under the Transaction Documents and other activities contemplated by the Transaction Documents, (B) the acquisition, ownership and management of the Collateral and (C) the sale of the Collateral as permitted hereunder, (ii) incur any Indebtedness, obligation, liability or contingent obligation of any kind other than pursuant to this Agreement, or (iii) except as otherwise provided in Section 4.1(u)(v), form any Subsidiary or make any Investment in any other Person.

(b) Collateral Not to be Evidenced by Instruments. The Borrower will not take any action to cause any Loan that is not, as of the Closing Date or the related Funding Date, as the case may be, evidenced by an Instrument, to be so evidenced except in connection with the enforcement or collection of such Loan or unless such Instrument is promptly delivered to the Trustee, together with an Indorsement in blank, as collateral security for such Loan.

(c) Security Interests. Except as otherwise permitted herein and in respect of any Discretionary Sale, Substitution, Optional Sale, or other sale permitted hereunder or required under the Sale Agreement, neither the Borrower nor the Servicer on behalf of the Borrower will sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) on any Collateral, whether now existing or hereafter transferred hereunder, or any interest therein. Promptly after receipt by a Responsible Officer of the Borrower of knowledge or notice thereof, the Borrower will promptly notify the Administrative Agent and the Trustee of the existence of any Lien (including Liens for Taxes) other than Permitted Liens on any Collateral and the Borrower shall defend the right, title and interest of the Trustee, for the benefit of the Secured Parties in, to and under the Collateral against all claims of third parties; provided that nothing in this Section 5.2(c) shall prevent or be deemed to prohibit the Borrower from suffering to exist Permitted Liens upon any of the Collateral.

(d) Mergers, Acquisitions, Sales, etc. The Borrower will not be a party to any merger or consolidation, or purchase or otherwise acquire any of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or sell, transfer, convey or lease any of its assets, or sell or assign with or without recourse any Collateral or any interest therein, other than as permitted or required pursuant to this Agreement or the Sale Agreement.

(e) Restricted Payments. The Borrower shall not make any Restricted Payments except that, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may declare and make distributions to its members on their membership interests otherwise in accordance with the Transaction Documents.

(f) Change of Name or Location of Loan Files. The Borrower shall not (x) change its name, move the location of its principal place of business and chief executive office, change the offices where it keeps the records from the location referred to in Section 13.2, or change the jurisdiction of its formation, or (y) move, or consent to the Trustee or Servicer moving, the Required Loan Documents and the Loan Files from the location thereof on the Closing Date, unless the Borrower has given at least thirty (30) days’ written notice to the Administrative Agent and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Trustee, for the benefit of the Secured Parties, in the Collateral.

(g) Accounting of Purchases. Other than for tax and consolidated accounting purposes, the Borrower will not account for or treat (whether in financial statements or otherwise) the transactions contemplated by the Sale Agreement in any manner other than as a sale of the Collateral by the Originator to the Borrower.

(h) ERISA Matters. The Borrower will not (a) engage or permit any ERISA Affiliate to engage in any prohibited transaction for which an exemption is not available or has not previously been obtained from the United States Department of Labor, (b) permit to exist any accumulated funding deficiency, as defined in Section 302(a) of ERISA and Section 412(a) of the Code, or funding deficiency with respect to any Pension Plan other than a Multiemployer Plan, (c) fail to make or permit any ERISA Affiliate to fail to make, any payments to a Multiemployer Plan that the Borrower or any ERISA Affiliate may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto, (d) terminate any Pension Plan so as to result in any liability, or (e) permit to exist any occurrence of any Reportable Event with respect to a Pension Plan.

(i) Operating Agreement; Sale Agreement. The Borrower will not amend, modify, waive or terminate any provisions of Sections 1.05, 1.07, 1.08, 4.02(b), 6.01(b),

8.01(a)(i) and 10.01 of its operating agreement or any of the defined terms in Section 1.01 thereof that are contained in any of the above-mentioned sections, or any provision of the Sale Agreement without the prior written consent of the Administrative Agent.

(j) Changes in Payment Instructions to Obligors. The Borrower will not add or terminate the Concentration Account at the Concentration Account Bank listed in Schedule III or make any change, or permit the Servicer to make any change, in its instructions to Obligors regarding payments to be made with respect to the Collateral to the Concentration Account Bank, unless the Administrative Agent has consented to such addition, termination or change (which consent shall not be unreasonably withheld) and has received duly executed copies of the Intercreditor Agreement (incorporating appropriate amendments), with each new Concentration Account Bank being a party thereto.

(k) Extension or Amendment of Collateral. The Borrower will not, except as otherwise permitted in Section 6.4(a) extend, amend or otherwise modify the terms of any Loan.

(l) Fiscal Year. The Borrower shall not change its fiscal year or method of accounting without providing the Administrative Agent with prior written notice (i) providing a detailed explanation of such changes and (ii) including a pro forma financial statements demonstrating the impact of such change.

(m) Change-in-Control. The Borrower shall not enter into any transaction or agreement which results in a Change-in-Control with respect to the Borrower (other than in connection with a Permitted Securitization or any other simultaneous repayment of the Obligations in full) without the prior written consent of each Lender.

(n) Credit and Collection Policy. The Borrower will furnish to the Administrative Agent and each Lender, prior to its effective date, written notice of any material changes in the Credit and Collection Policy. The Borrower will not agree to or otherwise permit to occur any change in the Credit and Collection Policy that could reasonably be expected to have a Material Adverse Effect without the prior written consent of the Administrative Agent and each Lender; provided that no consent shall be required from the Administrative Agent or any Lender in connection with any change mandated by Applicable Law or a Governmental Authority as evidenced by an Opinion of Counsel to that effect delivered to the Administrative Agent and each Lender.

Section 5.3 Affirmative Covenants of the Servicer.

The Servicer covenants and agrees with the Borrower and the Lenders that during the Covenant Compliance Period:

(a) Compliance with Law. The Servicer will comply in all material respects with all Applicable Law in connection with the performance of its obligations under this Agreement.

(b) Preservation of Corporate Existence. The Servicer will (i) preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation and (ii) qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c) Performance and Compliance with Collateral. The Servicer will exercise its rights hereunder in order to permit the Borrower to duly fulfill and comply with all obligations on the part of the Borrower to be fulfilled or complied with under or in connection with each item of Collateral and will take all necessary action to preserve the first priority security interest of the Trustee for the benefit of the Secured Parties in the Collateral.

(d) Keeping of Records and Books of Account.

(i) The Servicer will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Collateral in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Collateral and the identification of the Collateral.

(ii) The Servicer shall permit the Borrower, the Administrative Agent, each Lender or their respective designated representatives, in each case at the expense of the Borrower, to visit the offices of the Servicer during normal office hours and upon reasonable notice and with reasonable frequency and examine and make copies of all documents, books, records and other information concerning the Collateral and discuss matters related thereto with any of the Responsible Officers of the Servicer having knowledge of such matters.

(iii) The Servicer will, on or prior to the date hereof, mark its master data processing records and other books and records relating to the Collateral indicating that the Loans are owned by the Borrower subject to the Lien of the Trustee for the benefit of the Secured Parties hereunder.

(iv) The Servicer will cooperate with the Borrower and provide all information in its possession or reasonably available to it to the Borrower or any Person designated by the Borrower to receive such information so the Borrower may comply with and perform its obligations under the Transaction Documents.

(e) Preservation of Security Interest. The Servicer (at the Borrower’s expense) will file such financing and continuation statements and any other documents that may be required by any law or regulation of any Governmental Authority to preserve and protect fully the first priority perfected ownership and security interest of the Trustee for the benefit of the Secured Parties in, to and under the Loans and proceeds thereof and that portion of the Collateral in which a security interest may be perfected by filing.

(f) Credit and Collection Policy. The Servicer will (i) comply in all material respects with the Credit and Collection Policy in regard to the administration of the Collateral (except with the prior written consent of the Administrative Agent), and (ii) furnish to the Borrower, each Lender and the Administrative Agent, prior to its effective date, prompt written notice of any material changes in the Credit and Collection Policy. The Servicer will not agree to or otherwise permit to occur any material change in the Credit and Collection Policy that could reasonably be expected to have a Material Adverse Effect without the prior written consent of the Administrative Agent and each Lender; provided that no consent shall be required from the Administrative Agent or any Lender in connection with any change mandated by Applicable Law or a Governmental Authority as evidenced by an Opinion of Counsel to that effect delivered to the Administrative Agent and each Lender. Performance by the Servicer of its obligations under this Section 5.3(f) shall be deemed performance by the Borrower of its similar obligations under Section 5.1(h).

(g) Events of Default. The Servicer will provide the Administrative Agent and each Lender (with a copy to the Trustee) with immediate written notice of the occurrence of each Event of Default and each Default of which the Servicer has knowledge or has received notice. In addition, no later than five (5) Business Days following the Servicer’s knowledge or notice of the occurrence of any Event of Default or Default, the Servicer will provide to the Administrative Agent and each Lender (with a copy to the Trustee) a written statement of the chief financial officer or chief accounting officer of the Servicer setting forth the details of such event and the action that the Servicer proposes to take with respect thereto. Performance by the Servicer of its obligations under this Section 5.3(g) shall be deemed performance by the Borrower of its similar obligations under Section 5.1(i).

(h) [intentionally omitted].

(i) Other. The Servicer will promptly furnish to the Borrower, each Lender and the Administrative Agent such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of the Servicer as the Administrative Agent or any Lender may from time to time reasonably request in order to protect the interests of the Administrative Agent, the Trustee or the Secured Parties under or as contemplated by this Agreement.

(j) Proceedings. The Servicer will furnish to the Administrative Agent, as soon as possible and in any event within three (3) Business Days after a Responsible Officer of the Servicer receives notice or obtains knowledge thereof, notice of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Collateral, the Transaction Documents, the Trustee’s interest in the Collateral, the Servicer, or the Originator; provided that notwithstanding the foregoing, any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral, the Transaction Documents, the Trustee’s interest in the Collateral, the Servicer, or the Originator in excess of $1,000,000 or more shall be deemed to be material for purposes of this Section 5.3(j).

(k) Deposit of Collections. The Servicer shall, within two (2) Business Days after receipt thereof, deposit into the Collection Account any and all Collections received by the Servicer.

(l) Change-in-Control. Upon the occurrence of a Change-in-Control, the Servicer shall provide the Administrative Agent, each Lender and the Trustee with notice of such Change-in-Control within thirty (30) days after completion of the same.

(m) Loan Register. The Servicer will maintain, or cause to be maintained, with respect to each Noteless Loan a register (which may be in physical or electronic form and readily identifiable as the loan asset register) (each, a “Loan Register”) in which it will record, or cause to be recorded, (v) the principal amount of such Noteless Loan, (w) the amount of any principal or interest due and payable or to become due and payable from the Obligor thereunder, (x) the amount of any sum in respect of such Noteless Loan received from the related Obligor, (y) the date of origination of such Noteless Loan and (z) the maturity date of such Noteless Loan. At any time a Noteless Loan is included in the Collateral, the Servicer shall deliver to the Borrower, the Administrative Agent and the Trustee a copy of the related Loan Register, together with a certificate of a Responsible Officer of the Servicer certifying to the accuracy of such Loan Register as of the date of acquisition of such Noteless Loan by the Borrower, all of which information may be included in the applicable Borrowing Base Certificate.

(n) Acquisition and Disposition Requirements. Each acquisition, disposition, substitution and repurchase of Loans by the Servicer on behalf of the Borrower will be undertaken in accordance with Section 2.20.

Section 5.4 Negative Covenants of the Servicer.

During the Covenant Compliance Period:

(a) Deposits to Concentration Account. Except as otherwise contemplated by the Intercreditor Agreement, the Servicer will not deposit or otherwise credit, or cause or permit to be so deposited or credited to the Concentration Account Cash or Cash proceeds other than Collections in respect of the Collateral.

(b) Mergers, Acquisition, Sales, etc. The Servicer will not consolidate with or merge into any other Person or convey or sell its properties and assets substantially as an entirety to any Person, unless the Servicer is the surviving entity and unless:

(i) the Servicer has delivered to the Administrative Agent and each Lender an Officer’s Certificate and an Opinion of Counsel each stating that any consolidation, merger, conveyance or sale complies with this Section 5.4(b) and that all conditions precedent herein provided for relating to such transaction have been complied with and, in the case of the Opinion of Counsel, such other matters as the Administrative Agent may reasonably request;

(ii) the Servicer shall have delivered notice of such consolidation, merger, conveyance or sale to the Administrative Agent and each Lender;

(iii) after giving effect thereto, no Servicer Default, Event of Default or Default shall have occurred; and

(iv) so long as Wells Fargo Securities, LLC is the Administrative Agent, Wells Fargo Securities, LLC has consented in writing to such consolidation, merger, conveyance or sale if this facility is not being repaid in its entirety concurrently with such action.

(c) Change of Name or Location of Loan Files. The Servicer shall not (i) change its name, move the location of its principal place of business and chief executive office, change the offices where it keeps records concerning the Collateral from the location referred to in Section 13.2, or change the jurisdiction of its incorporation, or (ii) move, or consent to the Trustee moving, the Required Loan Documents and Loan Files from the location thereof on the Closing Date, unless the Servicer has given at least thirty (30) days’ written notice to the Administrative Agent and the Trustee and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Trustee for the benefit of the Secured Parties in the Collateral.

(d) Change in Payment Instructions to Obligors. The Servicer will not add a new Concentration Account or terminate the Concentration Account at the Concentration Account Bank listed in Schedule III or make any change in its instructions to Obligors regarding payments to be made to the Borrower or the Servicer or payments to be made to the Concentration Account Bank, unless the Administrative Agent has consented to such addition, termination or change (which consent shall not be unreasonably withheld) and has received duly executed copies of each Intercreditor Agreement (incorporating appropriate amendments), with each new Concentration Account Bank being a party thereto.

(e) Extension or Amendment of Collateral. The Servicer will not, except as otherwise permitted in Section 6.4(a), extend, amend or otherwise modify the terms of any Loan.

Section 5.5 Affirmative Covenants of the Trustee.

During the Covenant Compliance Period:

(a) Compliance with Law. The Trustee will comply in all material respects with all Applicable Law.

(b) Preservation of Existence. The Trustee will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation and qualify and remain qualified in good standing in each jurisdiction where failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c) Location of Underlying Instruments. Subject to Section 7.8, the Underlying Instruments shall remain at all times in the possession of the Trustee at the Corporate Trust Office or its Document Custody Facilities unless notice of a different address is given in accordance with the terms hereof or unless the Administrative Agent agrees to allow certain Underlying Instruments to be released to the Servicer on a temporary basis in accordance with the terms hereof, except as such Underlying Instruments may be released pursuant to this Agreement.

(d) Corporate Trustee Required; Eligibility. The Trustee (including any successor Trustee appointed pursuant to Section 7.5) hereunder shall at all times (i) be a national banking association or banking corporation or trust company organized and doing business under the laws of any state or the United States, (ii) be authorized under such laws to exercise corporate trust powers, (iii) have a combined capital and surplus of at least $200,000,000, (iv) not be affiliated, as that term is defined in Rule 405 of the Securities Act, with the Borrower or with any person involved in the organization or operation of the Borrower, (v) not offer or provide credit or credit enhancement to the Borrower and (vi) be subject to supervision or examination by federal or state authority. If such banking association publishes reports of condition at least annually, pursuant to Applicable Law or the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 5.5(d) its combined capital and surplus shall be deemed to be as set forth in its most recent report of condition so published. In case at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 5.5(d), the Trustee shall give prompt notice to the Borrower, the Servicer and the Lenders that it has ceased to be eligible to be the Trustee.

Section 5.6 Negative Covenants of the Trustee.

During the Covenant Compliance Period:

(a) Underlying Instruments. The Trustee will not dispose of any documents constituting the Underlying Instruments in any manner that is inconsistent with the performance of its obligations as the Trustee pursuant to this Agreement and will not dispose of any Collateral except as contemplated by this Agreement.

(b) No Changes to Trustee Fee. The Trustee will not make any changes to the Trustee Fee set forth in the Trustee Fee Letter without the prior written approval of the Administrative Agent and the Borrower.

ARTICLE VI

COLLATERAL ADMINISTRATION

Section 6.1 Designation of the Servicer.

(a) Servicer. The servicing, administering and collection of the Collateral shall be conducted by the Person designated as the Servicer hereunder from time to time in accordance with this Section 6.1. Until the Controlling Lender gives to the Company a Servicer Termination Notice, the Company is hereby designated as, and hereby agrees to perform the duties and responsibilities of, the Servicer pursuant to the terms hereof.

(b) Successor Servicer. Upon the Servicer’s receipt of a Servicer Termination Notice (with a copy to the Trustee), the Servicer agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrative Agent reasonably believes will facilitate the transition of the performance of such activities to a Successor Servicer, and the Successor Servicer shall assume each and all of the Servicer’s obligations to service and administer the Collateral, on the terms and subject to the conditions herein set forth, and the Servicer shall use its best reasonable efforts to assist the Successor Servicer in assuming such obligations.

(c) Subcontracts. The Servicer may, with the prior consent of the Administrative Agent, subcontract with any other Person for servicing, administering or collecting the Collateral; provided that the Servicer shall remain liable for the performance of the duties and obligations of the Servicer pursuant to the terms hereof and that any such subcontract may be terminated upon the occurrence of a Servicer Default.

(d) Servicing Programs. In the event that the Servicer uses any software program in servicing the Collateral that it licenses from a third party, the Servicer shall use its best reasonable efforts to obtain whatever licenses or approvals are necessary to allow the Servicer to assign such licenses to any other Successor Servicer appointed as provided in this Agreement.

(e) Waiver. The Borrower acknowledges that the Administrative Agent or any of its Affiliates may act as the Successor Servicer, and the Borrower waives any and all claims against the Administrative Agent or any of its respective Affiliates (other than claims relating to such party’s gross negligence or willful misconduct) relating in any way to the servicing functions having been performed by the Administrative Agent or any of its Affiliates in accordance with the terms and provisions (including the standard of care) set forth in the Transaction Documents.

Section 6.2 Duties of the Servicer.

(a) Appointment. The Borrower hereby appoints the Servicer as its agent, as from time to time designated pursuant to Section 6.1, to service the Collateral and enforce its respective rights in and under such Collateral. In order to facilitate the servicing of the Collateral, the Trustee is hereby directed to and does authorize the Company to perform the duties of the Servicer under this Agreement and the other Transaction Documents. The Servicer hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto as set forth herein. The Servicer and the Borrower hereby acknowledge that the Administrative Agent, each Lender, the Trustee and the Secured Parties are third party beneficiaries of the obligations undertaken by the Servicer hereunder. The parties hereto each acknowledge that the Servicer, as Servicer under this Agreement, possesses only such rights with respect to the enforcement of rights and remedies with respect to the Loans and the Related Property and under the Required Loan Documents as have been transferred to the Borrower and the Trustee with respect to the related Loan.

(b) Duties. The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect on the Collateral from time to time, all in accordance with Applicable Laws, and in accordance with the Credit and Collection Policy and the Servicing Standard. Without limiting the foregoing, the duties of the Servicer shall include the following:

(i) servicing and managing the Loans and consenting to and negotiating amendments, modifications and waivers to the Loans in the Collateral in accordance with the Credit and Collection Policy;

(ii) preparing and submitting of claims to, and post-billing liaison with, Obligors on each Loan;

(iii) maintaining all necessary servicing records with respect to the Collateral and providing such reports to the Administrative Agent, each Lender and the Trustee in respect of the servicing of the Collateral (including information relating to its performance under this Agreement) as may be required hereunder or as the Administrative Agent and each Lender may reasonably request;

(iv) maintaining and implementing administrative and operating procedures (including, without limitation, an ability to recreate servicing records evidencing the Collateral in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information reasonably necessary or advisable for the collection of the Collateral;

(v) promptly delivering to the Administrative Agent, each Lender, or the Trustee, from time to time, such information and servicing records (including information relating to its performance under this Agreement) as the Administrative Agent, each Lender or the Trustee may from time to time reasonably request;

(vi) identifying each Loan clearly and unambiguously in its servicing records to reflect that such Loan is owned by the Borrower and that the Borrower is granting a security interest therein to the Trustee for the benefit of the Secured Parties pursuant to this Agreement;

(vii) notifying the Administrative Agent and each Lender of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim (1) that is or is threatened in writing to the Servicer to be asserted by an Obligor with respect to any Loan (or portion thereof) of which a Responsible Officer of Servicer has knowledge or has received notice; and (2) that is reasonably expected to have a Material Adverse Effect;

(viii) providing prompt written notice to the Administrative Agent and each Lender, prior to the effective date thereof, of any changes in the Credit and Collection Policy that could be reasonably expected to have a Material Adverse Effect;

(ix) maintaining the perfected security interest of the Trustee, for the benefit of the Secured Parties, in the Collateral;

(x) maintaining the Loan Files with respect to Loans included as part of the Collateral, provided that, so long as the Servicer is in possession of any Required Loan Documents, the Servicer will hold such Required Loan Documents in a fireproof safe or fireproof file cabinet; and

(xi) directing the Trustee to make payments pursuant to the terms of the Servicing Report in accordance with Section 2.07 and Section 2.08.

(a) Notwithstanding anything to the contrary contained herein, the exercise by the Trustee, the Administrative Agent, each Lender and the Secured Parties of their rights hereunder shall not release the Servicer, the Originator or the Borrower from any of their duties or responsibilities with respect to the Collateral as expressly provided in the Transaction

Documents entered into respectively by them. The Secured Parties, the Administrative Agent, each Lender shall not have any obligation or liability with respect to any Collateral, nor shall any of them be obligated to perform any of the obligations of the Servicer or the Trustee hereunder.

Section 6.3 Authorization of the Servicer.

(a) Each of the Borrower, the Trustee and the Secured Parties hereby authorizes the Servicer (including any successor thereto) to take any and all reasonable steps in its name and on its behalf necessary or desirable and not inconsistent with the grant of the Collateral to the Trustee, for the benefit of the Secured Parties, in the determination of the Servicer, to collect all amounts due under any and all Collateral, including, without limitation, endorsing any of their names on checks and other instruments representing Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Collateral and, after the delinquency of any Collateral and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof, to the same extent as the Originator could have done if it had continued to own such Collateral. The Originator, the Borrower and the Trustee, for the benefit of the Secured Parties, shall furnish the Servicer (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder, and shall cooperate with the Servicer to the fullest extent in order to ensure the collectibility of the Collateral. In no event shall the Servicer be entitled to make the Trustee, the Secured Parties, the Administrative Agent or the Lenders a party to any litigation without such party’s express prior written consent, or to make the Borrower a party to any litigation, in each such case arising out of or relating to the administration, collection or enforcement of any Loan (other than any routine foreclosure or similar collection procedure), without the Administrative Agent’s consent.

(b) So long as an Event of Default has occurred and is continuing, at the direction of the Administrative Agent, the Servicer shall take such action as the Administrative Agent may deem necessary or advisable to enforce collection of the Collateral; provided that the Administrative Agent may, or may request the Trustee to, at any time that an Event of Default is continuing, notify any Obligor or any agent under any Agented Loan with respect to any Collateral of the Grant of such Collateral to the Trustee and direct that payments of all amounts due or to become due be made directly to the Trustee or any servicer, collection agent or lock-box or other account designated by the Trustee and, upon such notification and at the expense of the Borrower, the Administrative Agent may enforce collection of any such Collateral, and adjust, settle or compromise the amount or payment thereof or request that the Trustee do the same at its direction subject to the applicable provisions of this Agreement.

Section 6.4 Collection of Payments; Accounts.

(a) Collection Efforts, Modification of Collateral. The Servicer will collect, or cause to be collected, all payments called for under the terms and provisions of the Loans included in the Collateral as and when the same become due in accordance with the Credit and Collection Policy and the Servicing Standard, and will follow those collection procedures that it follows with respect to all comparable Collateral that it services for itself or others. The Servicer may not waive, modify or otherwise vary any provision of an item of Collateral in a manner that would impair in any material respect the collectability of the Collateral or in any manner contrary to the Credit and Collection Policy and the Servicing Standard.

(b) Prepaid Loan. The Servicer may not voluntarily permit a Loan to become a prepaid loan in whole or in part, unless (x) the Servicer provides a Substitute Loan in accordance with Section 2.15 (provided that a substitution shall only be permitted so long as no Event of Default has occurred and is continuing) or (y) such prepayment will not result in the Collection Account receiving an amount (the “Prepayment Amount”) less than the sum of (a) the Outstanding Balance (or portion thereof to be prepaid) on the date of such payment, and (b) any accrued and unpaid interest thereon.

(c) Acceleration. If required by the Credit and Collection Policy and the Servicing Standard, the Servicer shall accelerate the maturity of all or any Scheduled Payments and other amounts due under any Loan in which a default under the terms thereof has occurred and is continuing (after the lapse of any applicable grace period) promptly after such Loan becomes a Defaulted Loan.

(d) Taxes and other Amounts. To the extent the Borrower is required under the Underlying Instruments to perform such duties, the Servicer will use its best efforts to collect all payments with respect to amounts due for Taxes, assessments and insurance premiums relating to each Loan to the extent required to be paid to the Borrower for such application under the Underlying Instrument and remit such amounts to the appropriate Governmental Authority or insurer as required by the Underlying Instruments.

(e) Payments to Concentration Account. On or before the applicable Cut-Off Date, the Servicer shall have instructed all Obligors to make all payments in respect of the Collateral directly to the Concentration Account, provided that the Servicer is not required to so instruct any Obligor which is solely a guarantor unless and until the Servicer calls on the related guaranty. Following the occurrence of a Servicer Default, the Servicer shall immediately instruct all Obligors and agents under the Underlying Instruments to make all payments on the Loans directly into the Collection Account.

(f) Accounts. Each of the parties hereto hereby agrees that each Account shall be deemed to be a Securities Account. Each of the parties hereto hereby agrees to cause the Trustee or any other Securities Intermediary that holds any Cash or other Financial Asset for the Borrower in an Account to agree with the parties hereto that (A) the cash and other property (subject to Section 6.4(e) below with respect to any property other than investment property, as defined in Section 9-102(a)(49) of the UCC) is to be treated as a Financial Asset and (B) the jurisdiction governing the Account, all Cash and other Financial Assets credited to the Account and the “securities intermediary’s jurisdiction” (within the meaning of Section 8-110(e) of the UCC) shall, in each case, be the State of New York. In no event may any Financial Asset held in any Account be registered in the name of, payable to the order of, or specially Indorsed to, the Borrower, unless such Financial Asset has also been Indorsed in blank or to the Trustee or other Securities Intermediary that holds such Financial Asset in such Account.

(g) Underlying Instruments. Notwithstanding any term hereof (or any term of the UCC that might otherwise be construed to be applicable to a “securities intermediary” as defined in the UCC) to the contrary, none of the Trustee nor any Securities Intermediary shall be under any duty or obligation in connection with the acquisition by the Borrower, or the grant by the Borrower of a security interest to the Trustee, of any Loan to examine or evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Borrower under the related Underlying Instruments, or otherwise to examine the Underlying Instruments, in order to determine or compel compliance with any applicable requirements of or restrictions on transfer (including without limitation any necessary consents). The Trustee shall hold any Instrument delivered to it evidencing any Loan transferred to the Trustee hereunder as custodial agent for the Secured Parties in accordance with the terms of this Agreement.

(h) Adjustments. If (i) the Servicer makes a deposit into the Collection Account on behalf of the Borrower in respect of a Collection of a Loan and such Collection was received by the Servicer in the form of a check that is not honored for any reason or (ii) the Servicer makes a mistake with respect to the amount of any Collection and deposits an amount that is less than or more than the actual amount of such Collection, the Servicer shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake. Any Scheduled Payment in respect of which a dishonored check is received shall be deemed not to have been paid.

(i) Establishment of the Collection Account. The Servicer shall cause to be maintained with the Trustee and in the name of the Borrower, subject to the lien of the Trustee, for the benefit of the Secured Parties, the Collection Account, including the Principal Collection Account and Interest Collection Account as subaccounts thereof for the purpose of segregating, within two Business Days of the receipt of any Collections, Principal Collections and Interest Collections and over which the Trustee for the benefit of the Secured Parties shall have control and from which none of the Originator, the Servicer or the Borrower shall have any right of withdrawal.

(j) Establishment of the Collateral Account. The Borrower shall maintain at the Trustee the Collateral Account, which shall be held by the Trustee in trust in the name of Borrower, subject to the lien of the Trustee for the benefit of the Secured Parties and over which the Trustee, for the benefit of the Secured Parties, shall have exclusive control and sole right of withdrawal and into which the Trustee shall from time to time deposit Collateral. All Collateral deposited from time to time in the Collateral Account pursuant to this Agreement shall be held by the Trustee as part of the Collateral and shall be applied to the purposes herein provided. The Trustee agrees to give the Borrower immediate notice if the Collateral Account or any funds on deposit therein, or otherwise to the credit of the Collateral Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. The Borrower shall not have any legal, equitable or beneficial interest in the Collateral Account other than in accordance with Section 2.7 and Section 2.8.

(k) Establishment of the Unfunded Exposure Account. The Servicer shall cause to be maintained with the Trustee and in the name of the Borrower, subject to the lien of the Trustee, for the benefit of the Secured Parties, a segregated corporate trust account entitled “Unfunded Exposure Account for NewStar Arlington Funding LLC” (the “Unfunded Exposure

Account”). Funds on deposit in the Unfunded Exposure Account as of any date of determination may be withdrawn to fund draw requests of the relevant Obligors under any Delayed Draw Loan or Revolving Loan. Any such draw request made by an Obligor, along with wiring instructions for the applicable Obligor, shall be forwarded by the Borrower or the Servicer to the Administrative Agent, and the Servicer shall instruct the Trustee (with a copy to the Administrative Agent) to fund such draw request in accordance with the Underlying Instrument pertaining to such Delayed Draw Loan or Revolving Loan. As of any date of determination, any amounts on deposit in the Unfunded Exposure Account that exceed (i) the aggregate of all Unfunded Exposure Equity Amounts prior to the earlier to occur of the end of the Reinvestment Period or the Termination Date and (ii) the Aggregate Exposure Amount following the earlier to occur of the end of the Reinvestment Period or the Termination Date, in each case, shall be transferred at the direction of the Servicer into the Principal Collection Account as Principal Collections. So long as no Event of Default has occurred and is continuing, at the Servicer’s discretion, the Servicer may direct the Trustee to deposit in the Unfunded Exposure Account all Principal Collections received by the Borrower in respect of the Revolving Loans included in the Collateral to the extent necessary to cause the amount on deposit in the Unfunded Exposure Account to equal the Aggregate Exposure Amount; provided that if an Event of Default has occurred and is continuing, the foregoing deposit will be required to be made by the Servicer.

Section 6.5 Realization Upon Loans Subject to a Assigned Value Adjustment Event.

The Servicer will use reasonable efforts consistent with the Servicing Standard to exercise available remedies (which may include foreclosing upon or repossessing, as applicable, or otherwise comparably convert the ownership of any Related Property) with respect to any Loan that has become subject to one or more of the events specified in clauses (i) through (iv) or (viii) (solely with respect to a Material Modification of the type described in clause (a) of the definition thereof) of the definition of Assigned Value Adjustment Event and as to which no satisfactory arrangements can be made for collection of delinquent payments. The Servicer will comply with the Credit and Collection Policy, the Servicing Standard and Applicable Law in realizing upon such Related Property, which practices and procedures may include reasonable efforts to enforce all obligations of Obligors foreclosing upon, repossessing and causing the sale of such Related Property at public or private sale in circumstances other than those described in the preceding sentence. In any case in which any such Related Property has suffered damage, the Servicer will not expend funds in connection with any repair or toward the foreclosure or repossession of such Related Property unless it reasonably determines that such repair and/or foreclosure or repossession will increase the Recoveries by an amount greater than the amount of such expenses. The Servicer will remit to the Collection Account the Recoveries received in connection with the sale or disposition of Related Property relating to any Loan hereunder.

Section 6.6 Servicer Compensation.

As compensation for its administrative and management activities hereunder, the Servicer or its designee shall be entitled to receive the Servicing Fee pursuant to the provisions of Sections 2.7 and Section 2.8, as applicable.

Section 6.7 Expense Reimbursement.

Subject to Sections 2.7, 2.8, and 2.9(e), as applicable, the Borrower shall pay or reimburse the Servicer for its payment of any and all reasonable costs and expenses incurred on behalf of the Borrower in connection with its management, administration and collection activities with respect to the Collateral and compliance with the terms of this Agreement, including, without limitation: (i) any transfer fees necessary to register any Loan; (ii) any fees and expenses in connection with the acquisition, management, amendment, enforcement, pricing, valuation or disposition of Collateral or otherwise in connection with the Advances or the Borrower (including (a) investment related travel, communications and related expenses, (b) legal fees and expenses, (c) in connection with the termination, cancellation or abandonment of a potential acquisition or disposition of any Collateral that is not consummated, (d) amounts required to be paid or reimbursed to any agent under any Underlying Instrument, and (e) credit estimate fees); (iii) any and all taxes and governmental charges that may be incurred or payable by the Borrower; (iv) any and all costs and expenses for services to the Borrower and the Collateral in respect of assignment processing fees; (v) in the event the Borrower is included in the consolidated financial statements of the Servicer or its Affiliates, costs and expenses associated with the preparation of such financial statements and other information by the Servicer or its Affiliates to the extent related to the inclusion of the Borrower in such financial statements, and (vi) any and all expenses incurred to comply with any law or regulation related to the activities of the Borrower and, to the extent relating specifically to the Borrower (or its activities) and the Collateral, the Servicer; provided that, (i) to the extent the Borrower (or the Servicer on behalf of the Borrower) is entitled to be reimbursed for any such costs and expenses by any Obligor and is, in fact, paid or reimbursed thereby, the Borrower shall pay or reimburse the Servicer in accordance with this Section 6.7 (net of any amounts, if any, received by the Servicer directly) and (ii) in the event the Servicer has fees or expenses (including internal costs of the Servicer or that are allocated to the Servicer) that are allocable to one or more entities in addition to the Borrower to which the Servicer provides management or advisory services, the Borrower shall be responsible for only a pro rata portion (based on aggregate principal or committed amounts) of such fees and expenses, based on the aggregate assets under management of all entities to which such costs or expenses are allocable, all such reimbursable costs and expenses being the “Servicer Reimbursable Expenses”.

Section 6.8 Reports; Information.

(a) Funding or Repayment Notice. On each Funding Date, on each reduction of Advances Outstanding pursuant to Section 2.3, and on each reinvestment of Principal Collections pursuant to Section 2.14, the Borrower (and the Servicer on its behalf) will provide a Funding Notice or a Repayment Notice, as applicable, a Borrowing Base Certificate, updated as of such date, and a Loan Tape, updated as of such date, to the Administrative Agent and each Lender (with a copy to the Trustee).

(b) Servicing Report. On each Reporting Date, the Servicer will provide to the Borrower, the Administrative Agent, each Lender and the Trustee a monthly statement determined as of the tenth (10th) day of the month in which such Reporting Date falls (or, if such day is not a Business Day, the next succeeding Business Day) (a “Servicing Report”), signed by a Responsible Officer of the Servicer and the Borrower and substantially in the form of Exhibit I hereto (as such form may be amended from time to time by such changes as are mutually agreeable to the Servicer and the Administrative Agent) which shall include (i) a Borrowing Base calculated as of the most recent Determination Date, (ii) the Loan Tape calculated as of the most recent Determination Date and (iii) for each Reporting Date that immediately precedes a Payment Date, amounts to be remitted pursuant to Section 2.7 or 2.8, as applicable, to the applicable parties (which shall include any applicable wiring instructions of the parties receiving payment).

(c) Servicer’s Certificate. Together with each Servicing Report, the Servicer shall submit to the Administrative Agent, each Lender and the Trustee, a certificate (a “Servicer’s Certificate”) signed by a Responsible Officer of the Servicer and substantially in the form of Exhibit J.

(d) Financial Statements. The Servicer will submit to the Administrative Agent, each Lender and the Trustee, (i) within sixty (60) days after the end of each of its fiscal quarters (excluding the last fiscal quarter of each year), consolidated unaudited financial statements of the Borrower and the Equityholder, (ii) within sixty (60) days after the end of each of its fiscal quarters (excluding the last fiscal quarter of each year), consolidated unaudited financial statements of BDCA (to the extent such financial statements are prepared), (iii) within sixty (60) days after the end of each of its fiscal quarters (excluding the last fiscal quarter of each year), consolidated unaudited financial statements of the Servicer, (iv) within ninety (90) days after the end of each fiscal year, consolidated audited financial statements of the Borrower and the Equityholder audited by a firm of nationally recognized independent public accountants, as of the end of such fiscal year, (v) within ninety (90) days after the end of each fiscal year, consolidated audited financial statements of BDCA (to the extent such financial statements are prepared) audited by a firm of nationally recognized independent public accountants, as of the end of such fiscal year, and (vi) within ninety (90) days after the end of each fiscal year, consolidated audited financial statements of the Servicer, which will include the operations of the Borrower and the Equityholder, audited by a firm of nationally recognized independent public accountants, as of the end of such fiscal year.

(e) Tax Returns. Upon demand by the Administrative Agent, the Borrower shall deliver copies of any foreign, federal, state and local income tax returns and reports filed by the Borrower, if any.

(f) Obligor Financial Statements; Other Reports. The Servicer will deliver to the Administrative Agent (and, upon request, each Lender) with respect to each Obligor, (i) to the extent received by the Borrower and/or the Servicer pursuant to the Underlying Instruments, the complete financial reporting package with respect to such Obligor and with respect to each Loan for such Obligor (including any covenant compliance certificates with respect to such Obligor and with respect to each Loan for such Obligor) provided to the Borrower and/or the Servicer either monthly or quarterly, as the case may be, by such Obligor, which delivery shall be made within forty-five (45) days (or such longer period as specified in the Underlying Instruments) after the end of each such month or such Obligor’s fiscal quarters, as applicable (excluding the last month or fiscal quarter, as applicable, of each such Obligor’s fiscal year), and within ninety (90) days (or such longer period as specified in the Underlying Instruments) after the end of each such Obligor’s fiscal year, and (ii) a quarterly update to the “tear sheet” prepared by the Servicer with respect to such Obligor and with respect to each Loan for such Obligor, which delivery shall be made within forty-five (45) days (or such longer period as specified in the Underlying Instruments) after the end of each such Obligor’s fiscal quarters (excluding the last fiscal quarter of each such Obligor’s fiscal year) and within ninety (90) days (or such longer period as specified in the Underlying Instruments) after the end of each such Obligor’s fiscal year. The Servicer will promptly deliver to the Administrative Agent, upon reasonable request and to the extent received by the Borrower and/or the Servicer, all other documents and information required to be delivered by the Obligors to the Borrower with respect to any Loan included in the Collateral.

(g) Amendments to Loans. The Servicer will deliver to the Administrative Agent a copy of any material amendment, restatement, supplement, waiver or other modification to the Underlying Instruments of any Loan (along with any internal documents prepared by the Servicer and provided to its investment committee in connection with such amendment, restatement, supplement, waiver or other modification) within ten (10) Business Days of the effectiveness of such amendment, restatement, supplement, waiver or other modification.

Section 6.9 Annual Statement as to Compliance; Annual Independent Public Accountant’s Servicing Reports.

(a) The Servicer will provide to the Borrower, the Trustee, each Lender and the Administrative Agent, within ninety (90) days following the end of each fiscal year of the Servicer, commencing with the fiscal year ending on December 31, 2013, a report signed by a Responsible Officer of the Servicer certifying that (a) a review of the activities of the Servicer, and the Servicer’s performance pursuant to this Agreement, for the fiscal period ending on the last day of such fiscal year has been made under such Person’s supervision and (b) the Servicer has performed or has caused to be performed in all material respects all of its obligations under this Agreement throughout such year and no Servicer Default has occurred and is continuing or, if any such Servicer Default has occurred and is continuing, a statement describing the nature thereof and the steps being taken to remedy such Servicer Default.

(b) The Servicer will cause a firm of nationally recognized independent public accountants (who may also render other services to the Servicer) to furnish to the Administrative Agent, each Lender and the Trustee, within ninety (90) days following the end of each fiscal year of the Servicer: (i) a report relating to such fiscal year to the effect that (a) such firm has reviewed certain documents and records relating to the servicing of the Collateral, and (b) based on such examination, such firm is of the opinion that the Servicing Reports for such year were prepared in compliance with this Agreement, except for such exceptions as it believes to be immaterial and such other exceptions as will be set forth in such firm’s report and (ii) a report covering such fiscal year to the effect that such accountants have applied certain agreed-upon procedures (a draft of which procedures are attached hereto as Schedule IV, it being understood that the Servicer and the Administrative Agent will provide an updated Schedule IV reflecting any further amendments relating to such Schedule IV prior to the issuance of the first such agreed-upon procedures report) to certain documents and records relating to the Collateral under any Transaction Document, compared the information contained in the Servicing Reports and the Servicer’s Certificates delivered during the period covered by such report with such documents and records and that no matters came to the attention of such accountants that caused them to believe that such servicing was not conducted in compliance with this Article VI, except for such exceptions as such accountants shall believe to be immaterial and such other exceptions as shall be set forth in such statement.

(c) The Trustee shall have no responsibility to make any inquiry or investigation as to, and shall have no obligation in respect of, the terms of any engagement of firm of nationally recognized independent public accountants or the terms of any agreed upon procedures in respect of such engagement; provided, however that the Trustee shall be authorized, upon receipt of a Borrower request (or request of Servicer on behalf of Borrower) directing the same, to execute any acknowledgement or other agreement with the independent accountants required for the Trustee to receive any of the reports or instructions provided for herein, which acknowledgement or agreement may include, among other things, (i) acknowledgement that the Borrower or Servicer has agreed that the procedures to be performed by the independent accountants are sufficient for the Borrower’s purposes, (ii) releases by the Trustee (on behalf of itself and the other Secured Parties) of claims against the independent public accountants and acknowledgement of other limitations of liability in favor of the independent public accountants, and (iii) restrictions or prohibitions on the disclosure of information or documents provided to it by such firm of independent public accountants. Notwithstanding the foregoing, in no event shall the Trustee be required to execute any agreement in respect of the independent public accountants that the Trustee reasonably determines adversely affects it.

Section 6.10 Limitation on Liability of the Servicer and Others.

Except as provided herein, the Servicer shall not be under any liability to the Administrative Agent, any Lender, the Trustee, the Secured Parties or any other Person for any action taken or for refraining from taking any action pursuant to this Agreement whether arising from express or implied duties under this Agreement; provided that, notwithstanding anything to the contrary contained herein, nothing shall protect the Servicer against any liability that would otherwise be imposed by reason of its willful misfeasance, bad faith or negligence in the performance of duties or by reason of its willful misconduct hereunder.

Section 6.11 The Servicer Not to Resign.

The Servicer shall not resign from the obligations and duties hereby imposed on it except upon the Servicer’s good faith determination in consultation with legal counsel that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Servicer could take to make the performance of its duties hereunder permissible under Applicable Law. In connection with any such determination permitting the resignation of the Servicer, the Servicer shall deliver to the Administrative Agent a description of the circumstances giving rise to such determination. No such resignation shall become effective until a Successor Servicer shall have assumed the responsibilities and obligations of the Servicer in accordance with Section 6.13.

Section 6.12 Servicer Defaults.

If any one of the following events (each, a “Servicer Default”) shall occur and be continuing:

(a) any failure by the Servicer to make any payment, transfer or deposit into the Collection Account or the Unfunded Exposure Account (including, without limitation, with respect to bifurcation and remittance of Collections) as required by this Agreement which continues unremedied for a period of two (2) Business Days;

(b) any failure on the part of the Servicer duly to observe or perform in any material respect any other covenants or agreements of the Servicer set forth in this Agreement or the other Transaction Documents to which the Servicer is a party (including, without limitation, any material delegation of the Servicer’s duties that is not permitted by Article VI) and the same continues unremedied for a period of thirty (30) days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Servicer by the Administrative Agent, any Lender or the Trustee and (ii) the date on which a Responsible Officer of the Servicer acquires knowledge thereof;

(c) the failure of the Servicer to make any payment when due (after giving effect to any related grace period) with respect to any recourse debt or other obligations, which debt or other obligations are in excess of $5,000,000, individually or in the aggregate, or the occurrence of any event or condition that has resulted in the acceleration of such recourse debt or other obligations, if such event or condition has not been waived;

(d) an Insolvency Event shall occur with respect to the Servicer;

(e) the Servicer fails in any material respect to comply with the Credit and Collection Policy and the Servicing Standard regarding the servicing of the Collateral and the same continues unremedied for a period of thirty (30) days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Servicer by the Administrative Agent, any Lender or the Trustee and (ii) the date on which a Responsible Officer of the Servicer acquires knowledge thereof;

(f) the Servicer consents or agrees to, or otherwise permits to occur, under circumstances in which the Servicer could have reasonably prevented the occurrence thereof, any material amendment, modification, change, supplement or rescission (any of the foregoing an “amendment” for purposes of this clause) of or to the Credit and Collection Policy (after the adoption of same) in whole or in part that could have a Material Adverse Effect on the Collateral, the Administrative Agent, any Lender or the other Secured Parties, without the prior written consent of the Administrative Agent and each Lender, which amendment shall remain in effect for a period of thirty (30) days after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Servicer by the Administrative Agent, any Lender or the Trustee and (ii) the date on which a Responsible Officer of the Servicer acquires knowledge thereof; provided that such prior written consent shall not be required in the case of an amendment which was mandated by any Applicable Law or Governmental Authority;

(g) NewStar Financial, Inc. or an Affiliate thereof shall cease to be the Servicer;

(h) the Servicer has undergone a material adverse change in its business, financial condition, operation or properties;

(i) with respect to the initial Servicer only, such Servicer fails to maintain the aggregate of its GAAP stockholders’ equity and subscribed stockholders’ equity in an amount equal to $490,172,500, as (i) increased by 80% of the proceeds of any equity offerings (including capital contributions) of such Servicer consummated after December 31, 2012, (ii) increased by 50% of cumulative positive GAAP net income earned by such Servicer after December 31, 2012, and (iii) as decreased, due to an accounting change or changes in tax rates imposed after December 31, 2012, by the amounts of any reductions in the assets designated on such Servicer’s consolidated balance sheet as “deferred income taxes, net” and/or “deferred financing costs, net” from the amounts thereof shown on the Company’s consolidated balance sheet as of December 31, 2012;

(j) any failure by the Servicer to deliver any required Servicing Report or other Required Reports hereunder on or before the date occurring two (2) Business Days after the date such report is required to be made or given, as the case may be, under the terms of this Agreement;

(k) any representation, warranty or certification made by the Servicer in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect in any materially adverse respect, when made which continues to be unremedied for a period of thirty (30) days after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Servicer by the Administrative Agent, any Lender or the Trustee and (ii) the date on which a Responsible Officer of the Servicer acquires knowledge thereof;

(l) [intentionally omitted];

(m) the rendering against the Servicer of one or more final judgments, decrees or orders for the payment of money in excess of $7,500,000, individually or in the aggregate, and the continuance of such judgment, decree or order unsatisfied, unstayed and in effect for any period of more than sixty (60) consecutive days without a stay of execution;

(n) any change in the management of the Servicer (whether by resignation, termination, disability, death or lack of day to day management) relating to any three (3) of Tim Conway, Peter Schmidt-Fellner, John Frishkopf, John Bray and/or Rob Brown, or any failure by any three (3) of the aforementioned Persons to provide active and material participation in the Servicer’s daily activities including, but not limited to, general management, underwriting, and the credit approval process and credit monitoring activities, which no later than sixty (60) days after the occurrence of any event specified above is not cured by the Servicer hiring a reputable, experienced individual reasonably satisfactory to the Controlling Lender to replace the Person who is no longer actively participating in the management of the Servicer or which is not waived in writing by the Controlling Lender; provided that time relating to an individual’s vacation within the Servicer’s employee policy and customary industry standards shall not constitute lack of day-to-day management or failure to provide active and material participation in the Servicer’s daily activities; or

(o) any Change-in-Control of the Servicer that takes the form of either a merger or consolidation that does not comply with the provisions of Section 5.4(b).

Upon the occurrence of a Servicer Default, notwithstanding anything herein to the contrary, so long as any such Servicer Default shall not have been remedied within any applicable cure period, the Controlling Lender, by written notice to the Servicer with a copy to the Borrower, the Equityholder, the Trustee and each other Lender (such notice, a “Servicer Termination Notice”), may, in its sole discretion, terminate all of the rights and obligations of the Servicer as “Servicer” under this Agreement. Each Servicer Termination Notice shall include a list of at least two (2) potential replacement servicers identified by the Controlling Lender (each, a “Potential Replacement Servicer”), which list may include the Controlling Lender. Within three (3) Business Days following the receipt of a Servicer Termination Notice, the Class B Lenders shall, in consultation with the Borrower, approve at least one (1) of the Potential Replacement Servicers; provided, that if more than one Potential Replacement Servicer is approved by the Class B Lenders, the Controlling Lender shall make the final selection. If the Class B Lenders fail to approve a Potential Replacement Servicer within three (3) Business Days, the Controlling Lender shall select the replacement Servicer in its sole discretion. Until a Servicer Termination Notice is delivered as set forth above and a replacement Servicer (the “Successor Servicer”) is appointed and accepts such appointment, the Servicer shall (i) unless otherwise notified by the Administrative Agent, continue to act in such capacity pursuant to Section 6.1 and (ii) as requested by the Administrative Agent in its sole discretion (A) terminate some or all of its activities as Servicer hereunder by the Administrative Agent in its sole discretion as necessary or desirable, (B) provide such information as may be requested by the Administrative Agent to facilitate the transition of the performance of such activities to the Administrative Agent or any agent thereof and (C) take all other actions requested by the Administrative Agent, in each case to facilitate the transition of the performance of such activities to the Administrative Agent or any agent thereof.

Section 6.13 Appointment of Successor Servicer.

(a) Upon its appointment and acceptance, the Successor Servicer shall be the successor in all respects to the Servicer with respect to servicing functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and all references in this Agreement to the Servicer shall be deemed to refer to the Successor Servicer; provided that the Successor Servicer shall have (i) no liability with respect to any action performed by the terminated Servicer prior to the date that the Successor Servicer becomes the successor to the Servicer or any claim of a third party based on any alleged action or inaction of the terminated Servicer, (ii) no obligation to perform any advancing obligations, if any, of the Servicer unless it elects to in its sole discretion, (iii) no obligation to pay any taxes required to be paid by the Servicer (provided that the Successor Servicer shall pay any income taxes for which it is liable), (iv) no obligation to pay any of the fees and expenses of any other party to the transactions contemplated hereby, and (v) no liability or obligation with respect to any Servicer indemnification obligations of any prior Servicer, including the original Servicer. The indemnification obligations of the Successor Servicer, upon becoming a Successor Servicer, are expressly limited to those arising on account of its failure to act in good faith and with reasonable care under the circumstances. In addition, the Successor Servicer shall have no liability relating to the representations and warranties of the Servicer contained in Article IV.

(b) All authority and power granted to the Servicer under this Agreement shall automatically cease and terminate upon termination of this Agreement and shall pass to and be vested in the Borrower and, without limitation, the Borrower is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights. The Servicer agrees to cooperate with the Borrower in effecting the termination of the responsibilities and rights of the Servicer to conduct servicing of the Collateral.

(c) As compensation, any Successor Servicer (including, without limitation, the Administrative Agent) so appointed shall be entitled to receive the Servicing Fee, together with any other servicing compensation in the form of assumption fees, late payment charges or otherwise as provided herein that accrued prior thereto.

(d) Notwithstanding anything contained in this Agreement to the contrary, a Successor Servicer if appointed as the Servicer, is authorized to accept and rely on all of the accounting, records (including computer records) and work of the prior Servicer relating to the Loans (collectively, the “Predecessor Servicer Work Product”) without any audit or other examination thereof, and such Successor Servicer shall have no duty, responsibility, obligation or liability for the acts and omissions of the prior Servicer. If any error, inaccuracy, omission or incorrect or non-standard practice or procedure (collectively, “Errors”) exist in any Predecessor Servicer Work Product and such Errors make it materially more difficult to service or should cause or materially contribute to the Successor Servicer making or continuing any Errors (collectively, “Continued Errors”), such Successor Servicer shall have no duty, responsibility, obligation or liability for such Continued Errors; provided that such Successor Servicer agrees to use its best efforts to prevent further Continued Errors. In the event that the Successor Servicer becomes aware of Errors or Continued Errors, it shall, with the prior consent of the Administrative Agent, reconstruct and reconcile such data as is commercially reasonable to correct such Errors and Continued Errors and to prevent future Continued Errors. Such Successor Servicer shall be entitled to recover its costs thereby expended in accordance with Section 2.7, Section 2.8 or Section 2.9(e), as applicable.

(e) In connection with the transfer of servicing, the Servicer agrees to cooperate and use its best efforts in effecting the transition of the responsibilities and rights of servicing of the Loans, including, without limitation, the transfer to the Successor Servicer for the administration by it of all cash amounts that shall at the time be held by Servicer for deposit, or have been deposited by the Servicer, or thereafter received with respect to the Loans and the delivery to the Successor Servicer in an orderly and timely fashion of all files and records with respect to the Loans and a computer tape in readable form containing all information necessary to enable the Successor Servicer to service the Loans. In addition, the Servicer agrees to cooperate and use its best efforts in providing at its expense to the Successor Servicer, reasonable access (including at the premises of the Servicer) to Servicer’s employees, and any and all of the books, records (in electronic or other form) or other information reasonably requested by it to enable the Successor Servicer, to assume the servicing functions hereunder.

Section 6.14 Maintenance of Insurance Policies.

The Servicer shall obtain and maintain at its own expense and keep in full force and effect throughout the term of this Agreement a blanket fidelity bond and an errors and omissions insurance policy covering the Servicer’s officers and employees in connection with its activities under this Agreement in an amount not less than $2,000,000. Coverage of the Servicer under a policy or bond obtained by an Affiliate of the Servicer and providing the coverage required by this Section 6.14 shall satisfy the requirements of this Section 6.14.

ARTICLE VII

THE TRUSTEE

Section 7.1 Designation of Trustee.

(a) Initial Trustee. The role of custodian with respect to the Underlying Instruments shall be conducted by the Person designated as Trustee hereunder from time to time in accordance with this Section 7.1. Until the Administrative Agent shall give to U.S. Bank a Trustee Termination Notice, U.S. Bank National Association is hereby appointed as, and hereby accepts such appointment and agrees to perform the duties and obligations of, Trustee and Document Custodian pursuant to the terms hereof and of the other Transaction Documents to which it, as Trustee, is a party.

(b) Successor Trustee. Upon the Trustee’s receipt of a Trustee Termination Notice from the Administrative Agent of the designation of, and acceptance of appointment by, a successor Trustee pursuant to the provisions of Section 7.5 and payment of all amounts owing to it hereunder and under the other Transaction Documents, the Trustee agrees that it will terminate its activities as Trustee hereunder.

(c) Secured Party. The Administrative Agent and the Lenders hereby appoint U.S. Bank, in its capacity as Trustee, as their trustee for purposes of perfection of a security interest in the Collateral. U.S. Bank, in its capacity as Trustee and Document Custodian, hereby accepts such appointment and agrees to perform the duties set forth in Section 7.2(b) and (c).

Section 7.2 Duties of Trustee.

(a) Appointment. The Borrower and the Administrative Agent each hereby appoints U.S. Bank to act as Trustee for the benefit of the Secured Parties. The Trustee hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein and in the other Transaction Documents to which it, as Trustee, is a party.

(b) Duties. Until its removal pursuant to Section 7.5 in its capacity as Document Custodian, the Trustee shall perform, on behalf of the Administrative Agent and the Secured Parties, the following duties and obligations:

(i) The Document Custodian, as custodian for the Borrower hereunder, shall take and retain custody of the Required Loan Documents delivered by the Borrower pursuant to Sections 3.2 and 3.3 in accordance with the terms and conditions of this Agreement, all for the benefit of the Secured Parties. Within five (5) Business Days of its receipt (excluding, for the avoidance of doubt, any Required Loan Documents in the custody of the Document Custodian as of the Closing Date provided such Required Loan Documents shall have been received by the Document Custodian at least two Business Days prior to the Closing Date) of any Required Loan Documents, the Document Custodian shall review the related Required Loan Documents (as identified on the related Loan Checklist) to confirm that (A) such documents have been properly executed and have no missing or mutilated pages, (B) as identified on the Loan Checklist, there is evidence in the file that UCC and other filings (required by the Required Loan Documents) have been made, (C) if listed on the Loan Checklist, an Insurance Policy exists with respect to any real or personal property constituting the Related Property, and (D) the original principal balance of such Loan, Loan number and Obligor name with respect to such Loan is referenced on the related electronic file delivered with such loan documents as specified below and, on the basis of the information contained in the Loan File, such Loan is not a duplicate Loan (such items (A) through (D) collectively, the “Review Criteria”). In order to facilitate the foregoing review by the Document Custodian, in connection with each delivery of Underlying Instruments hereunder to the Document Custodian, the Servicer shall provide to the Document Custodian an electronic file (in EXCEL or a comparable format acceptable to the Document Custodian) or the related Loan Checklist that contains a list of all Required Loan Documents and whether they require original signatures, the Loan identification number and the name of the Obligor and the original Loan balance with respect to each related Loan. If, at the conclusion of such review, the Document Custodian shall determine that (1) the original Loan balances of the Loans with respect to which it has received Required Loan Documents and other Underlying Instruments is less than as set forth on the electronic file, the Document Custodian shall promptly notify the Administrative Agent and the Servicer of such discrepancy, and (2) any Review Criteria is not satisfied, the Document Custodian shall within one (1) Business Day notify the Servicer of such determination and provide the Servicer with a list of the non-complying Loans and the applicable Review Criteria that they fail to satisfy. The Servicer shall have ten (10) Business Days to correct any non-compliance with any Review Criteria. If after the conclusion of such time period the Servicer has still not cured any non-compliance by a Loan with any Review Criteria, the Document Custodian shall promptly notify the Borrower and the Administrative Agent of such determination by providing a written report to such persons identifying, with particularity, each Loan and each of the applicable Review Criteria that such Loan fails to satisfy. In addition, if requested in writing in the form of Exhibit E by the Servicer and approved by the Administrative Agent, the Document Custodian shall return the Underlying Instruments for any Loan which fails to satisfy a Review Criteria to the Borrower. Other than the foregoing, the Document Custodian shall not have any responsibility for reviewing any Underlying Instruments.

(ii) In taking and retaining custody of the Required Loan Documents, the Document Custodian shall be deemed to be acting as the agent of the Administrative Agent and the Secured Parties; provided that neither the Trustee nor the Document Custodian makes any representations as to the existence, perfection or priority of any Lien on the Required Loan Documents or the instruments therein; and provided, further that the Document Custodian’s duties as agent shall be limited to those expressly contemplated herein.

(iii) All Required Loan Documents shall be kept in fire resistant vaults, rooms or cabinets at the locations specified on Annex A attached hereto, or at such other office as shall be specified to the Administrative Agent and the Servicer by the Document Custodian in a written notice delivered at least forty-five (45) days prior to such change. All Required Loan Documents shall be placed together with an appropriate identifying label and maintained in such a manner so as to permit retrieval and access. All Required Loan Documents shall be clearly segregated from any other documents or instruments maintained by the Document Custodian.

(iv) On each Reporting Date, the Trustee shall provide a written report prepared by the Document Custodian to the Administrative Agent and the Servicer (in a form acceptable to the Administrative Agent) identifying each Loan for which it holds Required Loan Documents, the non-complying Loans and the applicable Review Criteria that any non-complying Loan fails to satisfy.

(v) Prior to acquiring a Loan, the Borrower or the Servicer will provide the Trustee with a Trade Ticket, together with the proposed form of Funding Notice to be used in connection therewith.

(vi) Promptly after receipt thereof, the Trustee shall provide to the Servicer a copy of all written notices and communications identified as being sent to it in connection with the Collateral held hereunder which it receives from the related Obligor or any other Person. In no instance shall the Trustee be under any duty or obligation to take any action on behalf of the Servicer (or Borrower) in respect of the exercise of any voting or consent rights, or similar actions, unless it receives specific written instructions from the Servicer (so long as no Event of Default has occurred and is continuing) or the Administrative Agent (after the occurrence and during the continuation of an Event of Default) in which event the Trustee shall vote, consent or take such other action in accordance with such instructions.

(vii) In performing its duties, the Document Custodian shall use the same degree of care and attention as it employs with respect to similar collateral that it holds as Trustee for others.

(c) Additional Duties. Until its removal pursuant to Section 7.5 (after which the successor Trustee shall perform the duties of the Trustee hereunder), the Trustee shall perform, on behalf of the Borrower and the Servicer, the following duties and obligations:

(i) No later than 11:00 a.m. on each Business Day, the Trustee shall deliver to the Servicer either via e-mail or via the Trustee’s Internet website a daily “cash availability report” which will detail all cash receipts with respect to the Loans received as of the close of business of the prior Business Day, identifying which portion thereof constitutes Interest Collections, which portion thereof constitutes Principal Collections and any other amounts received not classified as either Interest Collections or Principal Collections. No later than the close of business on the Business Day the Servicer receives such a daily cash availability report, the Servicer shall review the same and identify any discrepancies between the cash receipts shown on the Trustee’s daily cash availability report and the cash receipts relating to the Loans shown on the WSO System. Thereafter the Trustee and the Servicer will cooperate to promptly resolve any discrepancies.

(ii) The Document Custodian shall provide a list of all Required Loan Documents held in custody by it pursuant to this Agreement to the Administrative Agent on at least a monthly basis, either via e-mail or via the Trustee’s Internet website.

(iii) The Trustee and Document Custodian shall maintain all necessary or appropriate records, operating procedures and systems with respect to its express duties under this Agreement and shall provide with reasonable promptness such additional reports and information (which information is reasonably available to the Trustee or Document Custodian, as applicable) as may be reasonably requested from time to time by the Servicer.

(iv) The Trustee shall make payments pursuant to the terms of the Servicing Report in accordance with Section 2.7 and Section 2.8 (the “Payment Duties”).

(d) (i) Each of the Administrative Agent, each Lender and each Secured Party further authorizes the Trustee to take such action as Trustee hereunder and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Trustee by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. In furtherance, and without limiting the generality of the foregoing, each Secured Party hereby appoints the Trustee (acting at the direction of the Administrative Agent) as its agent to execute and deliver all further instruments and documents, and take all further action that the Administrative Agent deems necessary in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including, without limitation, the execution by the Trustee as secured party/assignee of such financing or continuation statements, or amendments thereto or assignments thereof, relative to all or any of the Loans now existing or hereafter arising, and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove. Nothing in this Section 7.2(d)(i) shall be deemed to relieve the Servicer or Borrower of its obligation to protect the interest of the Trustee (for the benefit of the Secured Parties) in the Collateral, including to file financing and continuation statements in respect of the Collateral in accordance with Article V or to require the Administrative Agent or the Trustee to assume any of the obligations of the Servicer or the Borrower.

(ii) The Administrative Agent may direct the Trustee to take any such incidental action hereunder provided however that the Trustee shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Administrative Agent; provided that the Trustee shall not be required to take any action hereunder if the taking of such action, in the reasonable determination of the Trustee, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Trustee to liability hereunder or otherwise (unless it has received an indemnity reasonably satisfactory to it with respect thereto). In the event the Trustee requests the consent of the Administrative Agent and the Trustee does not receive a response (either consenting or declining to consent) from the Administrative Agent within ten (10) Business Days of its receipt of such request, then the Administrative Agent shall be deemed to have declined to consent to the relevant action.

(iii) Except as expressly provided herein, the Trustee shall not be under any duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement or any of the Required Loan Documents (x) unless and until expressly so directed by the Administrative Agent and provided with indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred in complying with or performing such request or direction or (y) prior to the occurrence of the Termination Date (and upon such occurrence, the Trustee shall act in accordance with the written instructions of the Administrative Agent pursuant to clause (x)). The Trustee shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party has the right to so direct the Trustee, or the Administrative Agent. The Trustee shall not be deemed to have notice or knowledge of any matter hereunder, including an Event of Default, unless a Responsible Officer of the Trustee has knowledge of such matter or written notice thereof is received by the Trustee.

Section 7.3 Merger or Consolidation.

Any Person (i) into which the Trustee may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Trustee shall be a party, or (iii) that may succeed to the properties and assets of the Trustee substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Trustee hereunder, shall be the successor to the Trustee under this Agreement without further act of any of the parties to this Agreement.

Section 7.4 Trustee Compensation.

As compensation for their activities hereunder, the Trustee and Document Custodian shall be compensated as provided in the Trustee Fee Letter and paid in accordance with the provision of Section 2.7(a)(1), Section 2.7(b)(1) or Section 2.8(1), as applicable. In addition, the Trustee and Document Custodian shall be entitled to be reimbursed by the Borrower for its reasonable expenses, disbursement and advances (including without limitation the fees and expenses of its attorney and agents) incurred or made by the Trustee or Document

Custodian, as applicable, in accordance with any provision of this Agreement or other Transaction Document in accordance with the applicable priority of payments in Section 2.7 or 2.8, except any such expense, disbursement or advance as may be attributable to its negligence, willful misconduct or bad faith). The Trustee’s or Document Custodian’s, as applicable entitlement to receive the Trustee Fee shall cease on the earlier to occur of: (i) its removal as Trustee pursuant to Section 7.5 or (ii) the termination of this Agreement.

Section 7.5 Trustee Removal.

The Trustee (including in its capacity as Document Custodian) may be removed, with or without cause, by the Administrative Agent by notice given in writing to the Trustee and the Lenders (the “Trustee Termination Notice”); provided that notwithstanding its receipt of a Trustee Termination Notice, the Trustee shall continue to act in such capacity until a successor Trustee has been appointed, has agreed to act as Trustee hereunder in full compliance with the requirements of Section 5.5(d), and has received all Underlying Instruments held by the previous Trustee.

Section 7.6 Limitation on Liability.

(a) The Trustee undertakes to perform only such duties and obligations as are specifically set forth in this Agreement, it being expressly understood by all parties hereto that there are no implied duties or obligations of the Trustee hereunder. Without limiting the generality of the foregoing, the Trustee, except as expressly set forth herein, shall have no obligation to supervise, verify, monitor or administer the performance of the Servicer or the Borrower. The Trustee may act through its agents, nominees, attorneys and custodians (each selected with due care) in performing any of its duties and obligations under this Agreement and shall not be responsible for the actions or omissions of such agents appointed with due care; provided however that the Trustee will be responsible for any misconduct or negligence on the part of such agents, or custodians acting on the routine and ordinary day-to-day operations for and on behalf of the Trustee. Neither the Trustee nor any of its officers, directors, employees or agents shall be liable, directly or indirectly, for any damages or expenses arising out of the services performed under this Agreement other than damages or expenses that result from the gross negligence or willful misconduct of it or them or the failure to perform materially in accordance with this Agreement. It being understood that no action taken in accordance with the directions of the Administrative Agent (or Controlling Lender) shall be deemed to constitute gross negligence or willful misconduct.

(b) The Trustee shall not be liable for any obligation of the Servicer or the Borrower contained in this Agreement or for any errors of the Servicer or the Borrower contained in any computer tape, certificate or other data or document delivered to the Trustee hereunder or on which the Trustee must rely in order to perform its obligations hereunder, and the Secured Parties, the Administrative Agent and the Trustee each agree to look only to the Servicer to perform such obligations. The Trustee shall have no responsibility and shall not be in default hereunder or incur any liability for any failure, error, malfunction or any delay in carrying out any of its duties under this Agreement if such failure or delay results from the Trustee acting in accordance with information prepared or provided by a Person other than the Trustee or the failure of any such other Person to prepare or provide such information. The

Trustee shall have no responsibility, shall not be in default and shall incur no liability for (i) any act or failure to act of any third party, including the Servicer, (ii) any inaccuracy or omission in a notice or communication received by the Trustee from any third party, (iii) the invalidity or unenforceability of any Collateral under Applicable Law, (iv) the breach or inaccuracy of any representation or warranty made with respect to any Collateral, or (v) the acts or omissions of any successor Trustee.

(c) The Trustee may conclusively rely on and shall be fully protected in acting upon any certificate (including any Officer’s Certificate of the Servicer or the Borrower), instrument, opinion, notice, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Trustee may rely conclusively on and shall be fully protected in acting upon (i) the written instructions of any designated officer of the Administrative Agent (or Controlling Lender) or (ii) the verbal instructions of the Administrative Agent. The Trustee shall not be liable for any action taken by it in good faith and reasonably believed by it to be within the discretion or powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed hereunder, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action.

(d) The Trustee may consult counsel satisfactory to it (including for the avoidance of doubt, counsel to the Borrower, the Servicer or the Administrative Agent) and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(e) The Trustee shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct or grossly negligent performance or omission of its duties and in the case of the negligent performance of its Payment Duties and in the case of its negligent performance of its duties in taking and retaining custody of the Required Loan Documents.

(f) The Trustee makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral. The Trustee shall not be responsible for or have any duty to ascertain or inquire into the satisfaction of any condition precedent set forth in Sections 3.1, 3.2 or 3.4 or elsewhere herein. The Trustee shall not be obligated to take any action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(g) The Trustee shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Trustee. Except as expressly provided for herein, the Trustee shall have no duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates, that is communicated or obtained by the Responsible Officer of the Trustee.

(h) The Trustee shall not be required to expend or risk its own funds in the performance of its duties hereunder.

(i) It is expressly agreed and acknowledged that the Trustee is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral.

(j) In case any reasonable question arises as to its duties hereunder, the Trustee may, so long as no Event of Default has occurred or is continuing and prior to the occurrence of the Termination Date, request instructions from the Servicer and may, after the occurrence and during the continuation of an Event of Default or the Termination Date, request instructions from the Administrative Agent or Controlling Lender, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Servicer or the Administrative Agent or Controlling Lender, as applicable, except where it would be grossly negligent to do so. The Trustee shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent, or Controlling Lender. In no event shall the Trustee be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(k) The Trustee shall not be liable for failing to perform or delay in performing its specified duties hereunder which results from or is caused by a failure or delay on the part of the Borrower or the Servicer or another Person in furnishing necessary, timely and accurate information to the Trustee.

(l) The Trustee shall be without liability to the Borrower, Servicer or any Secured Party for any damage or loss resulting from or caused by events or circumstances beyond the Trustee’s reasonable control including nationalization, expropriation, currency restrictions, the interruption, disruption or suspension by any Governmental Authority of any securities market, power, mechanical, communications or other technological failures or interruptions, computer viruses or the like, fires, floods, earthquakes or other natural disasters, civil and military disturbance, acts of war or terrorism, riots, revolution, acts of God, work stoppages, strikes, national disasters of any kind, or other similar events or acts; errors by the Servicer or any Secured Party in its instructions to the Trustee; or changes in applicable law, regulation or orders.

(m) The Trustee shall not be charged with knowledge or notice of any matter unless actually known to a Responsible Officer of the Trustee responsible for the administration of this Agreement, or unless and to the extent written notice of such matter is received by the Trustee at its address in accordance with Section 13.2. Any permissive grant of power to the Trustee hereunder shall not be construed to be a duty to act. The rights, protections and immunities afforded to the Trustee hereunder shall be afforded to U.S. Bank in its capacity as Document Custodian and paying agent.

(n) Except as otherwise provided herein, delivery of reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Borrower’s compliance with any of its covenants hereunder.

Section 7.7 Resignation of the Trustee.

The Trustee shall not resign from the obligations and duties hereby imposed on it except upon the Trustee’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Trustee could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Trustee shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Administrative Agent. No such resignation shall become effective until a successor Trustee acceptable to the Controlling Lender in its reasonable discretion (which successor Trustee, so long as an Event of Default has not occurred and is not continuing, shall be reasonably acceptable to Borrower) shall have assumed the responsibilities and obligations of the Trustee hereunder and has made the representations and warranties contained in Section 4.4, which Trustee satisfies all requirements of Section 5.5(d).

Section 7.8 Release of Documents.

(a) Release for Servicing. From time to time and as appropriate for the enforcement or servicing of any of the Collateral, the Trustee is hereby authorized (unless and until such authorization is revoked by the Administrative Agent after the occurrence and during the continuation of an Event of Default), upon written receipt from the Servicer of a request for release of documents and receipt in the form annexed hereto as Exhibit E, to release to the Servicer within two (2) Business Days of receipt of such request, the related Underlying Instruments or the documents set forth in such request and receipt to the Servicer. All documents so released to the Servicer shall be held by the Servicer in trust for the benefit of the Trustee in accordance with the terms of this Agreement. The Servicer shall return to the Trustee the Underlying Instruments or other such documents (i) promptly upon the request of the Administrative Agent (after the occurrence and during the continuation of an Event of Default), or (ii) when the Servicer’s need therefor in connection with such enforcement or servicing no longer exists, unless the Loan shall be liquidated or sold, in which case, upon receipt of an additional request for release of documents and receipt certifying such liquidation or sale from the Servicer to the Trustee in the form annexed hereto as Exhibit E, the Servicer’s request and receipt submitted pursuant to the first sentence of this subsection shall be released by the Trustee to the Servicer.

(b) Limitation on Release. The foregoing provision respecting release to the Servicer of the Required Loan Documents and documents by the Trustee upon request by the Servicer shall be operative only to the extent that at any time the Trustee shall not have released to the Servicer active Required Loan Documents (including those requested) pertaining to more than 15 Loans at the time being serviced by the Servicer under this Agreement. Any additional Required Loan Documents or documents requested to be released by the Servicer may be released only upon written authorization of the Administrative Agent (other than with respect to the release of Required Loan Documents in connection with Sections 2.15, 2.16 and 2.17). The limitations of this paragraph shall not apply to the release of Required Loan Documents to the Servicer pursuant to the immediately succeeding subsection.

(c) Release for Payment. Upon receipt by the Trustee of the Servicer’s request for release of documents and receipt in the form annexed hereto as Exhibit E (which certification shall include a statement to the effect that all amounts received in connection with such payment or repurchase have been or will be credited to the Collection Account as provided in this Agreement), the Trustee shall promptly release the related Underlying Instruments to the Servicer.

Section 7.9 Return of Underlying Instruments.

The Borrower (or the Servicer on its behalf) may, with the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, and which consent shall not be required in connection with the release of Underlying Instruments as specified in Section 2.19), require that the Trustee return each Required Loan Document (as applicable), respectively (a) delivered to the Trustee in error, (b) as to which the lien on the Underlying Asset has been so released pursuant to Section 8.2, (c) that has been the subject of a Discretionary Sale, Substitution or Optional Sale or (e) that is required to be redelivered to the Borrower in connection with the termination of this Agreement, in each case by submitting to the Trustee and the Administrative Agent a written request in the form of Exhibit E hereto (signed by both the Borrower (or the Servicer on its behalf) and the Administrative Agent; provided, that the signature of the Administrative Agent shall not be required in connection with the release of Underlying Instruments as specified in Section 2.19) specifying the Collateral to be so returned and reciting that the conditions to such release have been met (and specifying the Section or Sections of this Agreement being relied upon for such release). The Trustee shall upon its receipt of each such request for return executed by the Borrower (or the Servicer on its behalf) and the Administrative Agent (when required to be executed by the Administrative Agent) promptly, but in any event within five (5) Business Days, return the Underlying Instruments so requested to the Borrower (or the Servicer on its behalf).

Section 7.10 Access to Certain Documentation and Information Regarding the Collateral; Audits.

(a) The Trustee shall provide to the Administrative Agent access to the Underlying Instruments and all other documentation in the possession of the Trustee regarding the Collateral including in such cases where the Administrative Agent may direct the Trustee in connection with the enforcement of the rights or interests of the Trustee hereunder, or by applicable statutes or regulations, to review such documentation, such access being afforded without charge but only (i) upon two (2) Business Days’ prior written request, (ii) during normal business hours and (iii) subject to the Servicer’s and Trustee’s normal security and confidentiality procedures. Prior to the Closing Date and periodically thereafter at the discretion of the Administrative Agent, the Administrative Agent may review the Servicer’s collection and administration of the Collateral in order to assess compliance by the Servicer with Article VI, may have access to the Underlying Instruments and all other documentation in the possession of the Servicer regarding the Collateral in connection with the enforcement of rights hereunder or to review such documentation and may conduct an audit of the Collateral, and Underlying Instruments in conjunction with such a review. Such review shall be reasonable in scope and shall be completed in a reasonable period of time. Prior to the occurrence of an Event of Default or Default, the Servicer shall be required to bear the expense of no more than two such reviews within any 12-month period and any additional reviews shall be at the expense of the Administrative Agent and each Lender.

(b) Without limiting the foregoing provisions of Section 7.10(a), from time to time on request of the Administrative Agent, the Trustee shall permit certified public accountants or other independent auditors acceptable to the Administrative Agent to conduct a review of the Underlying Instruments and all other documentation regarding the Collateral. Up to two (2) such reviews per fiscal year shall be at the expense of the Borrower and additional reviews in a fiscal year shall be at the expense of the requesting Lender(s); provided that, after the occurrence and during the continuation of an Event of Default, any such reviews, regardless of frequency, shall be at the expense of the Borrower.

ARTICLE VIII

SECURITY INTEREST

Section 8.1 Grant of Security Interest.

(a) This Agreement constitutes a security agreement and the Advances effected hereby constitute secured loans by the applicable Lenders to the Borrower under Applicable Law. For such purpose, the Borrower hereby transfers, conveys, assigns and grants as of the Closing Date to the Trustee for the benefit of the Secured Parties, a lien and continuing security interest in all of the Borrower’s right, title and interest in, to and under (but none of the obligations under) all Collateral, whether now existing or hereafter arising or acquired by the Borrower, and wherever the same may be located, to secure the prompt, complete and indefeasible payment and performance in full when due, whether by lapse of time, acceleration or otherwise, of the Obligations of the Borrower arising in connection with this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, including, without limitation, all Obligations. The powers conferred on the Trustee hereunder are solely to protect the Trustee’s interests in the Collateral and shall not impose any duty upon the Trustee to exercise any such powers. The Trustee shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Trustee nor any of its officers, directors, employees or agents shall be responsible to the Borrower for any act or failure to act hereunder, except for its own gross negligence or willful misconduct. If the Borrower fails to perform or comply with any of its agreements contained herein, the Trustee, at its option and at the direction of the Administrative Agent, but without any obligation to do so, may itself perform or comply, or otherwise cause performance or compliance, with such agreement. The expenses of the Trustee incurred in connection with such performance or compliance, together with interest thereon at the rate per annum applicable to Advances, shall be payable by the Borrower to the Trustee on demand and shall constitute Obligations secured hereby.

(b) The grant of a security interest under this Section 8.1 does not constitute and is not intended to result in a creation or an assumption by the Trustee of any obligation of the Borrower or any other Person in connection with any or all of the Collateral or under any agreement or instrument relating thereto. Anything herein to the contrary notwithstanding, (a) the Borrower shall remain liable under the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Trustee on behalf of the Secured Parties, of any of its rights in the Collateral shall not release the Borrower from any of its duties or obligations under the Collateral, and (c) the Trustee shall not have any obligations or liability under the Collateral by reason of this Agreement, nor shall the Trustee be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

(c) Notwithstanding anything to the contrary, the Lender, the Borrower, the Servicer, the Administrative Agent, the Trustee and each Lender hereby agree to treat, and to cause each of their respective Affiliates to treat, each Variable Funding Note as indebtedness for purposes of United States federal and state income tax or state franchise tax to the extent permitted by Applicable Law and shall file its tax returns or reports, or cause its Affiliates to file such tax returns or reports, in a manner consistent with such treatment.

Section 8.2 Release of Lien on Collateral.

At the same time as (i) any Loan expires by its terms or is prepaid in full and all amounts in respect thereof have been paid in full by the related Obligor and deposited in the Collection Account, (ii) any Loan has been the subject of a Discretionary Sale, Substitution or Optional Sale, has been sold to the Originator as required under the Sale Agreement or has been sold pursuant to Section 9.2, or (iii) the earlier of (a) the termination of the Facility Amount in whole pursuant to Section 2.3(a) and (b) the Collection Date, the Trustee, as agent for the Secured Parties will, to the extent requested by the Servicer or the Borrower, release its interest in such Collateral or contemporaneously release its interest in the Collateral as provided herein upon completion of such substitution or deposit of the required amounts into the Collection Account. In connection with any release of such Collateral, the Trustee, on behalf of the Secured Parties, will upon receipt of the Proceeds of any such sale, payment in full or prepayment in full of a Loan into the Collection Account, at the sole expense of the Borrower, (x) execute and deliver to the Borrower or the Servicer (or its designee) requesting the same, any assignments, bills of sale, termination statements and any other releases and instruments as such Person may reasonably request in order to effect the release and transfer of such Collateral, (y) deliver any portion of the Collateral to be released from the Lien granted under this Agreement in its possession to or at the direction of the Borrower or the Servicer (on behalf of the Borrower) and (z) otherwise take such actions as are necessary and appropriate to release the Lien of the Trustee for the benefit of the Secured Parties on the applicable portion of the Collateral to be released and delivered to or at the direction of the Borrower or the Servicer on its behalf such portion of the Collateral to be so released; provided that, the Trustee, as agent for the Secured Parties, will make no representation or warranty, express or implied, with respect to any such Collateral in connection with such release, sale, transfer and/or assignment. Nothing in this Section shall diminish the Servicer’s obligations pursuant to Section 6.5 with respect to the Proceeds of any such sale.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.1 Events of Default.

The following events shall be Events of Default (“Events of Default”) hereunder:

(a) the Borrower or the Equityholder or the Originator fails to make any payment when due under and in accordance with any Transaction Document (including, without limitation, with respect to bifurcation and remittance of Collections and the payment in full on each Payment Date of all Class A Interest and Class B Interest accrued during the related Accrual Period), and such failure continues unremedied for two (2) Business Days; or the Borrower fails to pay all outstanding Class A Obligations in full on the Class A Facility Maturity Date or all outstanding Class B Obligations on the Class B Facility Maturity Date; or

(b) the Borrower, the Equityholder or BDCA defaults in making any payment required to be made under an agreement for borrowed money (other than, in the case of the Borrower, this Agreement) to which it is a party individually or in an aggregate principal amount in excess of (i) with respect to the Borrower, $500,000, and (ii) with respect to the Equityholder or BDCA, $1,000,000 and, in either case, such default is not cured within the applicable cure period, if any, provided for under such agreement (such cure period not to exceed two (2) Business Days); or

(c) any failure on the part of the Borrower, the Originator or the Equityholder to duly to observe or perform in any material respect any other covenants or agreements of such Person (other than those specifically addressed by a separate Event of Default), as applicable, set forth in this Agreement or the other Transaction Documents to which such Person is a party and the same continues unremedied for a period of thirty (30) days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to such Person by the Administrative Agent or any Lender and (ii) the date on which a Responsible Officer of such Person acquires actual knowledge thereof; or

(d) the occurrence of an Insolvency Event relating to the Borrower, the Equityholder or BDCA; or

(e) (i) the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $500,000, $1,000,000, or $1,000,000 against the Borrower, the Equityholder or BDCA, respectively, and such Person shall not have (A) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (B) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal or (ii) the Borrower, the Equityholder or BDCA shall have made payments in amounts in excess of $500,000, $1,000,000, or $1,000,000, respectively, in the settlement of any litigation, claim or dispute (excluding payments from insurance proceeds); or

(f) the Borrower shall assign or attempt to assign any of its rights, obligations or duties under this Agreement without the prior written consent of each Lender (such consent not to be unreasonably withheld, delayed or conditioned); or

(g) the Borrower fails to observe or perform any agreement or obligation with respect to the management and distribution of funds received with respect to the Collateral, and such failure is not cured with two (2) Business Days; or

(h) the Borrower shall fail to qualify as a bankruptcy-remote entity based upon the criteria set forth in Section 4.1(u), such that reputable counsel of national standing could no longer render a substantive nonconsolidation opinion with respect thereto; or

(i) any Transaction Document or any material provision thereof, or any Lien granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower or the Originator; or

(j) the Borrower or Equityholder shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Transaction Document, any material provision thereof or any lien or security interest thereunder, or

(k) the Borrower ceases to have a valid ownership interest in all of the Collateral (subject to Permitted Liens) and the Trustee shall fail to have a first priority perfected security interest in any part of the Collateral (subject to Permitted Liens), except as otherwise expressly permitted to be released in accordance with the applicable Transaction Document, after the earlier of (i) written notice thereof having been given to the Borrower by the Administrative Agent or the Lenders or (ii) the first date on which a Responsible Officer of the Borrower had actual knowledge of such default; or

(l) the existence of a Class A Borrowing Base Deficiency or a Class B Borrowing Base Deficiency which continues unremedied for five (5) Business Days (provided that if such Borrowing Base Deficiency is solely the result of a decrease in the Assigned Value of a Loan by the Controlling Lender pursuant to clause (b) or clause (c) of the definition of Assigned Value, the applicable cure period shall be ten (10) Business Days); or

(m) the Borrower shall become required to register as an “investment company” within the meaning of the 1940 Act; or

(n) the Internal Revenue Service or any other Governmental Authority shall file notice of a lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower, or the Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to Section 4068 of ERISA with regard to any assets of the Borrower and such lien shall not have been released within five (5) Business Days; or

(o) any representation, warranty or certification made or deemed made by the Borrower, the Equityholder or the Originator in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect in any material respect when made or deemed made, such failure has a Material Adverse Effect on the

Lenders and the same continues unremedied for a period of thirty (30) days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to such Person by the Administrative Agent or any Lender and (ii) the date on which a Responsible Officer of such Person acquires actual knowledge thereof; or

(p) at the end of any fiscal quarter, BDCA fails to maintain the Asset Coverage Ratio at greater than or equal to 2:1; or

(q) BDCA permits its shareholders’ equity (as reflected in its 10Q or 10K without any deductions) at the last day of any of its fiscal quarters to be less than $105,068,412 plus 80% of the net proceeds of the sale of equity interests by BDCA after December 31, 2012; or

(r) a Change-in-Control of the Borrower, BDCA or the Equityholder (other than in connection with a Permitted Securitization or any other simultaneous repayment of the Obligations in full) occurs without the prior written consent of each Lender; or

(s) (i) failure of the Borrower to maintain at least one (1) Independent Manager (it being understood that the Borrower shall not be in violation of the requirement to have at least one (1) Independent Manager after the earlier of an Independent Manager resigning or becoming deceased so long as a new Independent Manager is appointed within thirty (30) days after a Responsible Officer of the Borrower has actual knowledge or receives written notice thereof), (ii) the Borrower or Equityholder causes the removal of any Independent Manager of the Borrower without “cause” (as such term is defined in the organizational document of the Borrower) or without giving prior written notice to the Administrative Agent, each as required in the organizational documents of the Borrower or (iii) an Independent Manager of the Borrower which is not provided by a nationally recognized service reasonably acceptable to the Administrative Agent shall be appointed without the consent of the Administrative Agent.

Section 9.2 Remedies.

(a) Upon the occurrence and during the continuation of an Event of Default and the expiration of the Standstill Period, the Trustee shall, at the request of the Controlling Lender and by notice to the Borrower, the Servicer and the other Lenders, declare the Termination Date to have occurred and all outstanding Obligations to be immediately due and payable in full (without presentment, demand, protest or notice of any kind (other than such notice specified above) all of which are hereby waived by the Borrower); provided that, in the case of any event with respect to the Borrower described in Section 9.1(d), all of the Obligations shall be immediately due and payable in full (without presentment, demand, notice of any kind, all of which are hereby expressly, waived by the Borrower) and the Termination Date shall be deemed to have occurred automatically upon the occurrence of any such event.

(b) On and after the declaration or occurrence of the Termination Date (but subject to the rights of the Class B Lenders and the Borrower to exercise their respective rights pursuant to Sections 12.3 and 12.4), the Trustee, for the benefit of the Secured Parties, shall have, with respect to the Collateral granted pursuant to Section 8.1, and in addition to all other rights and remedies available to the Trustee and the Secured Parties under this Agreement or other Applicable Law, all rights and remedies of a secured party upon default provided under the UCC of each applicable jurisdiction and other Applicable Laws, which rights shall be cumulative. Without limiting the generality of the foregoing, the Trustee, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Borrower or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Trustee or any Secured Party or elsewhere upon such terms and conditions (including by lease or by deferred payment arrangement) as it (acting at the direction of the Controlling Lender) may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk and/or may take such other actions as may be available under applicable law. The Trustee, the Equityholder or any Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, auction or closed tender, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in the Borrower, which right or equity is hereby waived or released. In addition, the Borrower and the Servicer hereby agree that they will, at the Borrower’s expense and at the direction of the Trustee, forthwith, (i) assemble all or any part of the Collateral as directed by the Trustee (acting at the direction of the Controlling Lender) and make the same available to the Trustee at a place to be designated by the Trustee, whether at the Borrower’s premises or elsewhere, and (ii) without notice except as specified below, sell the Collateral or any part thereof upon such terms, in such lots, to such buyers, and according to such other instructions as the Trustee at the direction of the Controlling Lender may deem commercially reasonable. The Borrower agrees that, to the extent notice of sale shall be required by law, ten (10) days’ notice to the Borrower of any sale hereunder shall constitute reasonable and proper notification. All cash Proceeds received by the Trustee on behalf of the Secured Parties in respect of any sale of, collection from, or other realization upon, all or any part of the Loans (after payment of any amounts incurred in connection with such sale) shall be deposited into the Collection Account and to be applied pursuant to Section 2.8. For the avoidance of doubt, the occurrence of a Termination Date as defined in clauses (a) through (c) of the definition of “Termination Date” shall constitute a Termination Date for the purposes of this Section 9.2.

(c) Notwithstanding any other provision of this Article IX, in connection with the sale of the Collateral following a declaration that the Obligations are immediately due and payable pursuant to Section 9.2(a), (x) first, the Equityholder (or any of its Affiliates) and (y) second, the Class B Lenders (or any of their respective Affiliates) shall have the right to purchase all of the Loans in the Collateral by paying to the Trustee in immediately available funds, the Equityholder Purchase Price (with respect to any purchase by the Equityholder or any of its Affiliates) or the Class B Lender Purchase Price (with respect to any purchase by a Class B Lender or any of their respective Affiliates) for each such purchased Loan. If the Equityholder fails to exercise this purchase right by paying the Equityholder Purchase Price to the Trustee in immediately available funds within three (3) days following the declaration that the Obligations are immediately due and payable pursuant to Section 9.2(a), then such rights shall be irrevocably forfeited by the Equityholder and any of the Class B Lenders shall then have three (3) days to exercise their purchase right. If the Class B Lenders then fail to exercise their purchase right by paying the Class B Lender Purchase Price to the Trustee in immediately available funds within three (3) days following the expiration of the Equityholder’s purchase right, such rights shall be irrevocably forfeited by the Class B Lenders.

For purposes of this Section 9.2(c), “Equityholder Purchase Price” means, (1) with respect to any Loan or Loans (but, for the avoidance of doubt, not in the case of the purchase of all Loans), a gross purchase price equal to the greatest of (I) the Borrower GAAP book value of such Loan, (II) the Fair Market Value of such Loan, (III) the Adjusted Borrowing Value of such Loan and (IV) the sum of (A) the outstanding Advances with respect to such Loan, plus (B) all accrued Class A Non-Usage Fees and Class A Interest on the Class A Advances related to such Loan as of the purchase date, plus (C) all accrued Class B Non-Usage Fees and Class B Interest on the Class B Advances related to such Loan as of the purchase date, plus (D) all unpaid Administrative Expenses and all costs and expenses incurred by the Secured Parties in connection with the proposed sale of such Loan in the enforcement of its rights pursuant to this Section 9.2, plus (E) all accrued and unpaid Servicing Fees and expenses owing to the Servicer related to such Loan and (2) with respect to all Loans, a gross purchase price equal to the sum of (A) the outstanding Advances with respect to such Loans, plus (B) all accrued Class A Non-Usage Fees and Class A Interest on the Class A Advances related to such Loans as of the purchase date, plus (C) all accrued Class B Non-Usage Fees and Class B Interest on the Class B Advances related to such Loans as of the purchase date, plus (D) all unpaid Administrative Expenses and all costs and expenses incurred by the Secured Parties in connection with the proposed sale of such Loans in the enforcement of its rights pursuant to this Section 9.2, plus (E) all accrued and unpaid Servicing Fees and expenses owing to the Servicer related to such Loans.

For purposes of this Section 9.2(c), “Class B Lender Purchase Price” means, with respect to any Loan, a gross purchase price equal to the greatest of (I) the Borrower GAAP book value of such Loan, (II) the Fair Market Value of such Loan, (III) the Adjusted Borrowing Value of such Loan and (IV) the sum of (A) the outstanding Class A Advances with respect to such Loan, plus (B) all accrued Class A Non-Usage Fees and Class A Interest on the Class A Advances related to such Loan as of the purchase date, plus (C) costs and expenses incurred by the Secured Parties (other than any costs or expenses separately incurred by the Class B Lender) in connection with the proposed sale of such Loan in the enforcement of its rights pursuant to this Section 9.2, plus (D) all other Administrative Expenses owing to the Trustee and accrued and unpaid Servicing Fees and expenses owing to the Servicer related to such Loan.

(d) At any time after the Borrower has received notice of a Termination Date from the Administrative Agent and before the Collateral has been sold, the Borrower or any Class B Lender may pay to the Trustee an amount equal to all Obligations outstanding, and, once such payment is applied by the Trustee to reduce the Obligations to $0, the Collection Date shall have occurred and the Collateral shall be released in accordance with Section 8.2(b).

Section 9.3 Trustee May Enforce Claims Without Possession of VFNs.

All rights of action and claims under this Agreement or any other Transaction Document may be prosecuted and enforced by the Trustee without the possession of any of the

VFNs or the production thereof in any legal or equitable proceeding, judicial or otherwise, relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall be applied as set forth in Section 2.8.

Section 9.4 Application of Cash Collected.

Any Cash collected by the Trustee with respect to the VFNs pursuant to this Article IX and any Cash that may then be held or thereafter received by the Trustee with respect to the Obligations hereunder shall be applied in accordance with Section 2.8, at the date or dates fixed by the Trustee; provided, that (a) subject to clause (b), no such date may be fixed by the Trustee unless the Trustee has given the Borrower no fewer than two (2) Business Days’ prior written notice of such date, which notice shall set forth in reasonable detail the expected applications of Cash on such date and (b) no failure by the Trustee to deliver the notice required pursuant to the foregoing clause (a) will affect the application of funds in the Collection Accounts pursuant to Section 2.8 on the next succeeding Payment Date.

Section 9.5 Rights of Action.

Notwithstanding any other provision of this Agreement, the Controlling Lender shall have the right to cause the institution of and direct the time, method and place of conducting any Proceeding for any remedy available to the Trustee or for exercising any right, remedy or power conferred on the Trustee, and the Trustee shall, without delay, implement such direction of the Controlling Lender; provided, that such direction shall not conflict with any rule of law or with this Agreement and the Trustee shall have been provided with indemnity reasonably satisfactory to it. The Trustee shall only institute proceedings and exercise remedies hereunder at the direction of the Controlling Lender and, in taking any action as so directed, shall have the right to indemnity against the costs, expenses and liabilities to be incurred in compliance with such request, it being understood and intended that the Class B Lenders (so long as they are not the Controlling Lender) are subordinated in the manner and to the extent set forth in Article XII.

Section 9.6 Unconditional Rights of Lenders to Receive Principal and Interest

(a) Notwithstanding any other provision in this Agreement, each Lender shall have the right, which is absolute and unconditional, to receive payment of the principal of and interest on the Obligations as such principal and interest becomes due and payable in accordance with the terms hereof and, subject to the provisions of Section 9.5, to institute proceedings for the enforcement of any such payment, and such right shall not be impaired without the consent of such Lender.

(b) If collections in respect of the Collateral are insufficient to make payments due in respect of the VFNs, no other assets will be available for payment of the deficiency following realization of the Collateral and application of the proceeds thereof in accordance with Sections 2.7 and 2.8, and the obligations of the Borrower to pay any deficiency shall thereupon be extinguished and shall not thereafter revive.

Section 9.7 Restoration of Rights and Remedies.

If the Trustee or any Lender has instituted any judicial proceeding to enforce any right or remedy under this Agreement and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Lender, then and in every such case the Borrower, the Trustee and the Lenders shall, subject to any determination in such proceeding, be restored severally and respectively to their former positions hereunder, and thereafter all rights and remedies of the Secured Parties shall continue as though no such proceeding had been instituted.

Section 9.8 Rights and Remedies Cumulative.

No right or remedy herein conferred upon or reserved to the Trustee or to the Lenders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing by law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 9.9 Delay or Omission Not Waiver

No delay or omission of the Trustee or of any Lender to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article IX or by law to the Trustee or to the Lenders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Lenders, as the case may be.

Section 9.10 Waiver of Stay or Extension Laws.

The Borrower covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force (including filing a voluntary petition under Chapter 11 of the Bankruptcy Code and by the voluntary commencement of a proceeding or the filing of a petition seeking winding up, liquidation, reorganization or other relief under any bankruptcy, insolvency, receivership or similar law now or hereafter in effect), which may affect the covenants, the performance of or any remedies under this Agreement; and the Borrower (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 9.11 Power of Attorney. The Borrower hereby irrevocably appoints the Trustee its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense, in connection with the enforcement of the rights and remedies provided for (and subject to the terms and conditions set forth) in this Agreement during the continuation of an Event of Default, including without limitation the following powers: (a) to give any necessary receipts or acquittance for amounts collected or received hereunder, (b) to make all necessary transfers of the Collateral in connection with any such sale or other disposition made pursuant hereto, (c) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, and (d) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document. Nevertheless, if so requested by the Trustee, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Trustee or such purchaser all proper bills of sale, assignments, releases and other instruments as may be designated in any such request. For the avoidance of doubt, the power of attorney granted by the Borrower pursuant to this Section 9.11 supersedes any other power of attorney or similar rights granted by the Borrower to any other party (including, without limitation, the Servicer) under this Agreement, any other Transaction Document or any other agreement; provided that, the Servicer may continue to exercise its rights under this Agreement until the Servicer has received notice of the Trustee’s exercise of its power of attorney hereunder.

ARTICLE X

INDEMNIFICATION

Section 10.1 Indemnities by the Borrower.

(a) Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify the Administrative Agent, the Trustee (including for avoidance of doubt in its capacity as Document Custodian), the Secured Parties, the Lenders and each of their respective assigns and officers, directors, employees and agents thereof (collectively, the “Indemnified Parties”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements awarded against, incurred by or asserted by the Borrower or any third party against such Indemnified Party or any of them arising out of or as a result of this Agreement or having an interest in the Collateral or in respect of any Loan included in the Collateral, excluding, however, any amounts to the extent resulting from gross negligence or willful misconduct on the part of any Indemnified Party or in respect of Taxes (other than those described in clause (xiv) of this Section 10.1(a) or in Section 2.12, Section 2.13, or Section 13.9) (all of the foregoing being collectively referred to as the “Indemnified Amounts”). If the Borrower has made any indemnity payment pursuant to this Section 10.1 and Section 10.3 and such payment fully indemnified the recipient thereof and the recipient thereafter collects any payments from others in respect of such Indemnified Amounts then, the recipient shall repay to the Borrower an amount equal to the amount it has collected from others in respect of such Indemnified Amounts. Without limiting the foregoing, the Borrower shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from:

(i) any representation or warranty made or deemed made by the Borrower, the Servicer (on behalf of the Borrower) or any of their respective officers under or in connection with this Agreement or any other Transaction Document, which shall have been false or incorrect in any material respect when made or deemed made or delivered;

(ii) the failure of any Loan acquired on the Closing Date to be an Eligible Loan as of the Closing Date and the failure of any Loan acquired after the Closing Date to be an Eligible Loan on the related Funding Date;

(iii) the failure by the Borrower or the Servicer (on behalf of the Borrower) to comply with any term, provision or covenant contained in this Agreement or any agreement executed in connection with this Agreement, or with any Applicable Law, with respect to any Collateral or the nonconformity of any Collateral with any such Applicable Law;

(iv) the failure to vest and maintain vested in the Trustee, for the benefit of the Secured Parties, a first priority, perfected security interest in the Collateral, together with all Collections, free and clear of any Lien (other than Permitted Liens) whether existing at the time of any Advance at any time thereafter;

(v) the failure to maintain, as of the close of business on each Business Day prior to the Termination Date, an amount of Advances Outstanding that is less than or equal to the Borrowing Base on such Business Day;

(vi) the failure to file, or any delay in filing, financing statements, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Law with respect to any Collateral, whether at the time of any Advance at any subsequent time;

(vii) any dispute, claim, offset or defense (other than the discharge in bankruptcy of the Obligor) of the Obligor to the payment with respect to any Collateral (including, without limitation, a defense based on the Collateral not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Collateral or the furnishing or failure to furnish such merchandise or services;

(viii) any failure of the Borrower or the Servicer (on behalf of the Borrower) to perform its duties or obligations in accordance with the provisions of this Agreement or any of the other Transaction Documents to which it is a party or any failure by the Borrower or the Servicer (on behalf of the Borrower) to perform its respective duties under any Collateral;

(ix) the failure of any Concentration Account Bank to remit any amounts held in a Concentration Account pursuant to the instructions of the Servicer or the Trustee (to the extent such Person is entitled to give such instructions in accordance with the terms hereof and of the Intercreditor Agreement) whether by reason of the exercise of set-off rights or otherwise;

(x) the failure of the Trustee to remit any amounts held in the Collection Account pursuant to the instructions of the Servicer (on behalf of the Borrower) or the Administrative Agent (to the extent such Person is entitled to give such instructions in accordance with the terms hereof) whether by reason of the exercise of set-off rights or otherwise;

(xi) any inability to obtain any judgment in, or utilize the court or other adjudication system of, any state in which an Obligor may be located as a result of the failure of the Borrower, the Originator or the Servicer to qualify to do business or file any notice or business activity report or any similar report;

(xii) any action taken by the Borrower or the Servicer (on behalf of the Borrower) in the enforcement or collection of any Collateral;

(xiii) any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with the Related Security or services that are the subject of any Collateral;

(xiv) the failure by the Borrower to pay when due any Taxes for which the Borrower is liable, including without limitation, sales, excise or personal property taxes payable in connection with the Collateral;

(xv) any repayment by the Administrative Agent or another Secured Party of any amount previously distributed in reduction of Advances Outstanding or payment of Interest or any other amount due hereunder which amount the Administrative Agent or another Secured Party believes in good faith is required to be repaid;

(xvi) except for funds held in the Concentration Account, the commingling of Collections on the Collateral at any time with other funds;

(xvii) any investigation, litigation or proceeding related to this Agreement or the use of proceeds of Advances or the security interest in the Collateral;

(xviii) any failure by the Borrower to give reasonably equivalent value to the Originator or to the applicable third party transferor, in consideration for the transfer by the Originator or such third party to the Borrower of any item of Collateral or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code;

(xix) the use of the proceeds of any Advance in a manner other than as provided in this Agreement and the Sale Agreement; or

(xx) the failure of the Borrower or any of its agents or representatives to remit to the Servicer (on behalf of the Borrower) or the Trustee, Collections on the Collateral remitted to the Borrower, the Servicer (on behalf of the Borrower) or any such agent or representative as provided in this Agreement.

(b) Any amounts subject to the indemnification provisions of this Section 10.1 shall be paid by the Borrower to the Indemnified Party on the Payment Date following such Person’s demand therefor, accompanied by a reasonably detailed description in writing of the related damage, loss, claim, liability and related costs and expenses.

(c) If for any reason the indemnification provided above in this Section 10.1 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Borrower shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Borrower on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations; provided that the Borrower shall not be required to contribute in respect of any Indemnified Amounts excluded in Section 10.1(a).

(d) The obligations of the Borrower under this Section 10.1 shall survive the resignation or removal of the Administrative Agent, the Servicer or the Trustee and the termination of this Agreement.

(e) Notwithstanding anything contained in this Section 10.1 or otherwise in this Agreement or in any other Transaction Document, the Borrower shall not be liable to the Administrative Agent, the Lenders, any of the Secured Parties or any other Person for any consequential (including loss of profit), indirect, special or punitive damages under this Agreement or any other Transaction Document.

Section 10.2 Indemnities by the Servicer.

(a) Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Servicer hereby agrees to indemnify each Indemnified Party, the Borrower, and their respective managers, officers, directors, employees and agents (collectively, the “Servicer Indemnified Parties”) forthwith on demand, from and against any and all Indemnified Amounts awarded against or incurred by any such Indemnified Party by reason of any acts or omissions of the Servicer arising out of any acts or omissions or alleged acts or omissions of the Servicer, including, but not limited to (i) any representation or warranty made by the Servicer under or in connection with any Transaction Document or any other information or report delivered by or on behalf of the Servicer pursuant hereto, which shall have been false, incorrect or misleading in any material respect when made or deemed made, (ii) the failure by the Servicer to comply with any Applicable Law, (iii) the failure of the Servicer to comply with its duties or obligations in accordance with this Agreement, (iv) any gross negligence, willful misconduct, bad faith or fraud on the part of the Servicer or (v) any litigation, proceedings or investigation against the Servicer in connection with any Transaction Document or its role as Servicer hereunder solely to the extent arising from the Servicer’s breach of its obligations and duties under this Agreement or any other Transaction Document to which it is a party excluding, however, any Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of any Servicer Indemnified Party. The provisions of this indemnity shall run directly to and be enforceable by a Servicer Indemnified Party subject to the limitations hereof. The parties agree that the provisions of this Section 10.2 shall not be interpreted to provide recourse to the Servicer against loss by reason of the bankruptcy, insolvency or lack of creditworthiness of an Obligor with respect to any Loan.

(b) Any amounts subject to the indemnification provisions of this Section 10.2 shall be paid by the Servicer to the applicable Servicer Indemnified Party within five (5) Business Days following such Person’s demand therefor.

(c) For the avoidance of doubt, the Servicer shall have no liability for making indemnification hereunder to the extent any such indemnification constitutes recourse for uncollectible or uncollected Loans.

(d) The obligations of the Servicer under this Section 10.2 shall survive the resignation or removal of the Administrative Agent or the Trustee and the termination of this Agreement.

(e) Any indemnification pursuant to this Section 10.2 shall not be payable from the Collateral.

Section 10.3 After-Tax Basis.

Indemnification under Section 10.1, Section 10.2, and Section 13.9 shall be on an after-Tax basis so that an indemnified party receives the same amount it would have received (on an after-Tax basis) had the loss, liability or cost that gave rise to an indemnification payment has not been suffered by the indemnified party, but subject to the provisions of Section 2.13.

ARTICLE XI

THE ADMINISTRATIVE AGENT

Section 11.1 Appointment.

Each Secured Party hereby appoints and authorizes the Administrative Agent as its agent and bailee for purposes of perfection pursuant to the applicable UCC and hereby further authorizes the Administrative Agent to appoint additional agents and bailees (including, without limitation, the Trustee) to act on its behalf and for the benefit of each of the Secured Parties. Each Secured Party further authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. In furtherance, and without limiting the generality, of the foregoing, each Secured Party hereby appoints the Administrative Agent as its agent to execute and deliver all further instruments and documents, and take all further action that the Administrative Agent may deem necessary or appropriate or that a Secured Party may reasonably request in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including, without limitation, the execution by the Administrative Agent as secured party/assignee of such financing or continuation statements, or amendments thereto or assignments thereof, relative to all or any of the Collateral now existing or hereafter arising, and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove. The Lenders may direct the Administrative Agent to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Administrative Agent hereunder, the Administrative Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Lenders; provided that the Administrative Agent shall not be required to take any action hereunder if the taking of such action, in the reasonable determination of the Administrative Agent, shall be in violation of any Applicable Law or contrary to any provision of this Agreement or shall expose the Administrative Agent to liability hereunder or otherwise. In the event the Administrative Agent requests the consent of a Lender pursuant to the foregoing provisions and the Administrative Agent does not receive a consent (either positive or negative) from such Person within ten (10) Business Days of such Person’s receipt of such request, then such Lender shall be deemed to have declined to consent to the relevant action. To the extent not delivered or required to be delivered to the Lenders by the Borrower or the Servicer hereunder or the other Transaction Documents, the Administrative Agent shall furnish to the Lenders, promptly upon the Administrative Agent’s receipt of the same, copies of all notices, certificates and other information delivered to the Administrative Agent under the Transaction Documents.

Section 11.2 Standard of Care.

The Administrative Agent shall exercise such rights and powers vested in it by this Agreement and the other Transaction Documents, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

Section 11.3 Administrative Agent’s Reliance, etc.

Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement or any of the other Transaction Documents, except for its or their own gross negligence or willful misconduct. Without limiting the foregoing, the Administrative Agent: (i) may consult with legal counsel (including counsel for the Borrower or the Originator), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation and shall not be responsible for any statements, warranties or representations made by any other Person in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Transaction Documents on the part of any of the Borrower, the Servicer, the Equityholder or the Originator or to inspect the property (including the books and records) of any of the Borrower, the Servicer, the Equityholder or the Originator; (iv) shall not be responsible for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any of the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto; and (v) shall incur no liability under or in respect of this Agreement or any of the other Transaction Documents by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

Section 11.4 Credit Decision with Respect to the Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based upon such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and the other Transaction Documents to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement and the other Transaction Documents to which it is a party.

Section 11.5 Indemnification of the Administrative Agent.

Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower or the Servicer), ratably in accordance with its Pro Rata Share from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any of the other Transaction Documents, or any action taken or omitted by the Administrative Agent hereunder or thereunder; provided that, the Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. The payment of amounts under this Section 11.5 shall be on an after-Tax basis. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent, ratably in accordance with its Pro Rata Share promptly upon demand for any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Transaction Documents, to the extent that such expenses are incurred in the interests of or otherwise in respect of the Lenders hereunder and/or thereunder and to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower or the Servicer.

Section 11.6 Successor Administrative Agent.

(a) The Administrative Agent may resign at any time, effective upon the appointment and acceptance of a successor Administrative Agent as provided below, by giving at least five (5) days’ written notice thereof to each Lender and the Borrower and may be removed at any time with cause by the Lenders acting jointly. Upon any such resignation or removal, the Lenders acting jointly shall appoint a successor Administrative Agent with the consent of the Borrower, such consent not to be unreasonably withheld. Each of the Borrower and each Lender agree that it shall not unreasonably withhold or delay its approval of the appointment of a successor Administrative Agent. If no such successor Administrative Agent shall have been so appointed, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation or the removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent which successor Administrative Agent shall be either (i) a commercial bank organized under the laws of the United States or of any state thereof and have a combined capital and surplus of at least $50,000,000, (ii) a Lender or (iii) an Affiliate of such a bank or a Lender. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article XI shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

(b) Notwithstanding Section 11.6(a), on the date that the Class A Obligations are repaid in full (other than contingent indemnification or reimbursement obligations as to which no claim giving rise thereto has been asserted) and no Class A Commitments are outstanding, the Administrative Agent shall be deemed to have automatically resigned as Administrative Agent, effective as of such date, and the Company shall be deemed to be automatically appointed as the successor Administrative Agent hereunder, in each case, without any notice or any additional action by any such party. Such Person shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the “Administrative Agent”, and the resigned Administrative Agent shall be discharged from its duties and obligations under this Agreement. After the resigning Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article XI shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

Section 11.7 Payments by the Administrative Agent.

Unless specifically allocated to a specific Lender pursuant to the terms of this Agreement, all amounts received by the Administrative Agent on behalf of the Lenders shall be paid by the Administrative Agent to the Lenders in accordance with their respective Pro Rata Shares in the applicable Advances Outstanding, or if there are no Advances Outstanding in accordance with their most recent Commitments, on the Business Day received by the Administrative Agent, unless such amounts are received after 12:00 noon on such Business Day, in which case the Administrative Agent shall use its reasonable efforts to pay such amounts to each Lender on such Business Day, but, in any event, shall pay such amounts to such Lender not later than the following Business Day.

ARTICLE XII

INTERCREDITOR PROVISIONS

Section 12.1 Priorities. Subject to the priority of payments set forth in Sections 2.7 and 2.8, each Lender hereby acknowledges that (i) the Trustee has been granted Liens upon the Collateral to secure the Borrower’s Obligations to each of the Lenders and other Secured Parties, and (ii) until the Class A Commitments have been terminated and the Class A Obligations have been paid in full, (1) the rights of the Class A Lenders to direct the Trustee or the Administrative Agent with respect to any rights or remedies relating to the Collateral are and shall be in all respects senior and prior in right to the rights of the Class B Lenders with respect thereto, (2) the rights of the Class B Lenders to direct the Trustee or the Administrative Agent with respect to any rights or remedies relating to the Collateral are and shall be in all respects junior and subordinate to the rights of the Class A Lenders with respect thereto, (3) as and to the extent provided in Sections 2.7 and 2.8, the rights of payment of the Class A Lenders against the Borrower is senior in all respects to the rights of payment of the Class B Lenders against the Borrower, and (4) as and to the extent provided in Sections 2.7 and 2.8, the rights of payment of the Class B Lenders are subordinate in all respects to the rights of payment to the Class A Lenders.

Section 12.2 Management and Enforcement of Collateral.

(a) Standstill. The Administrative Agent will promptly notify both the Borrower and the Servicer of the commencement of the Standstill Period but any failure to so notify the Borrower and the Servicer of such commencement shall not prevent the start of the Standstill Period. If an Event of Default occurs (other than an Event of Default described in Section 9.1(d) with respect to the Borrower or the Equityholder), the Controlling Lender hereby agrees solely for the benefit of the Class B Lenders that it will not exercise its right to direct the Trustee to accelerate under Section 9.2(a) until the earlier of (i) the end of the Standstill Period, and (ii) the date on which the Majority Class B Lenders consent to the exercise of such direction right by the Controlling Lender. The Class B Lenders acknowledge and agree that the provisions of this Section 12.2(a) shall only apply with respect to the first such Event of Default to occur (other than any Event of Default which has been cured or waived pursuant to the terms of this Agreement) and shall be of no further force and effect with respect to any subsequent Event of Default. During the Standstill Period, the Controlling Lender and the Majority Class B Lenders, with the cooperation of the Servicer and the Borrower, shall use commercially reasonable efforts to negotiate a mutually acceptable remediation plan (a “Remediation Plan”). If a Remediation Plan is not agreed to before the end of the Standstill Period by both the Controlling Lender and the Majority Class B Lenders and the Majority Class B Lenders have not agreed to the Controlling Lender instructing the Trustee to accelerate under Section 9.2(a), then the Controlling Lender, in its sole discretion, may effectuate and direct any and all remedies available to the Lenders hereunder or under any other Transaction Documents (including, without limitation, the sale of any Loans included in the Collateral). On any day during the Standstill Period (x) the Controlling Class B Lender (or any Affiliate of the Controlling Class B Lender designated by the Controlling Class B Lender) shall have the right (but not the obligation) to purchase any or all Loans included in the Collateral at a purchase price equal to the Class B Lender Purchase Price as set forth in Section 9.2(c) (provided that, if less than all Loans are purchased, such purchase shall require the prior written consent of the Controlling Lender in its sole discretion) and (y) the Borrower shall, in its sole discretion, have the right (but not the obligation) to purchase any or all Loans included in the Collateral at the Equityholder Purchase Price as set forth in Section 9.2(c) (provided that, if less than all Loans are purchased, such purchase shall require the prior written consent of the Controlling Lender in its sole discretion), with such purchase to close on or prior to the last day of the Standstill Period (unless otherwise agreed to by the Controlling Lender).

(b) Management of Collateral. Subject in all respects to any Remediation Plan, the Controlling Lender shall have the exclusive right to direct the Trustee to manage, perform and enforce the terms of this Agreement and the other Transaction Documents with respect to the Collateral, and to exercise and enforce all privileges and rights hereunder and thereunder, with respect to the Collateral, including the exclusive right to take Enforcement

Actions hereunder or thereunder after the occurrence and during the continuation of an Event of Default and subject to the purchase rights provided in Sections 9.2(c), 12.2, 12.3 and 12.4. Except as specifically provided in this Section 12.2(b) or 12.2(c) below, notwithstanding any rights or remedies available to any Lender other than the Controlling Lender under this Agreement or any of the other Transaction Documents, Applicable Law or otherwise, no such Lender shall, directly or indirectly, take any Enforcement Action or instruct the Trustee to take any Enforcement Action. In no event shall any Lender other than the Controlling Lender commence or continue (or direct the Trustee to commence or continue) any Enforcement Action if the Controlling Lender is diligently attempting to vacate any stay prohibiting an Enforcement Action with respect to all or a material portion of Collateral.

(c) Permitted Actions. Section 12.2(b) shall not be construed to limit or impair in any way any right of: (a) any Lender to bid for or purchase Collateral at any public, private or judicial foreclosure upon such Collateral initiated by the Trustee upon the instruction of the Controlling Lender, or at any sale of Collateral during an Insolvency Proceeding (provided that no such bid may include a “credit bid” in respect of the Class B Obligations unless the proceeds of such bid are otherwise sufficient to enable the Class A Obligations to be paid in full), (b) any Class B Lender to file any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Class B Lenders including any claims secured by the Collateral to the extent not in contravention of the terms of this Agreement, (c) any Class B Lender to exercise any rights or remedies or file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Borrower under applicable law, in each case, to the extent not in contravention of the terms of this Agreement, (d) any Class B Lender to vote on any plan of reorganization or file any proof of claim, (e) any Class B Lender to direct the Trustee to take an Enforcement Action to the extent permitted under Section 12.2(b), (f) any Class B Lender to receive Proceeds of Collateral in accordance with Section 2.7 or 2.8, (g) any Class B Lender, in any Insolvency Proceeding commenced by or against any of the Borrower, the Servicer, the Equityholder or the Originator, to file a claim or statement of interest with respect to the Class B Obligations, (h) any Class B Lender to exercise its purchase rights under Article IX or Section 12.3, and (i) the Borrower to exercise its purchase rights under Section 12.4; provided, that any such rights shall be subject in all respects to any Remediation Plan.

Section 12.3 Purchase of Class A Obligations.

(a) Purchase Notice. Upon the declaration that the Obligations are immediately due and payable pursuant to Section 9.2(a), the Controlling Class B Lender shall have the option, but not the obligation, to purchase all, but not less than all, of the Class A Obligations from the Class A Lenders, by giving irrevocable written notice (a “Class B Purchase Notice”) to the Class A Lenders no later than the fifth (5th) Business Day after such declaration. For the avoidance of doubt, this purchase option shall not constitute a standstill period or in any way restrict the ability of the Administrative Agent or the Secured Parties from exercising any remedies following the acceleration of the Obligations pursuant to Section 9.2(a).

(b) Purchase Option Closing. On the date specified by the Class B Lenders in the Class B Purchase Notice (which shall not be less than three (3) Business Days nor more than fifteen (15) Business Days after the receipt by the Class A Lenders of the Class B Purchase Notice), the Class A Lenders shall sell to the Class B Lenders, and the Class B Lenders shall purchase from the Class A Lenders, all, but not less than all, of the Class A Obligations. On such date, in accordance with Section 11.6(b), the Company shall become the Administrative Agent.

(c) Purchase Price. Upon the date of such purchase and sale, the Class B Lenders shall pay to the Class A Lenders as the purchase price therefor one hundred percent (100%) of the full amount of all Class A Obligations then outstanding and unpaid (including principal, interest, fees, indemnities and expenses, including reasonable attorneys’ fees and legal expenses, but excluding contingent indemnification, cost reimbursement and similar obligations for which no claim has been determined). The purchase price and cash collateral described herein shall be remitted by wire transfer of immediately available funds to such bank account of the Class A Lenders as the Class A Lenders may designate in writing to the Class B Lenders for such purpose. Interest shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the amounts so paid by the Class B Lenders to the bank account designated by the Class A Lenders are received in such bank account prior to 1:00 p.m., New York City time.

(d) Nature of Sale. Such purchase and sale shall be expressly made without representation or warranty of any kind by the Class A Lenders as to the Class A Obligations or otherwise and without recourse to the Class A Lenders, except for representations and warranties as to the following: (i) the amount of the Class A Obligations being purchased (including as to the principal of and accrued and unpaid interest on such Class A Obligations, fees and expenses thereof), (ii) that the Class A Lenders own the Class A Obligations free and clear of any Liens and (iii) each Class A Lender has the full right and power to assign its Class A Obligations and such assignment has been duly authorized by all necessary corporate action by such Class A Lender.

(e) Notice of Election to Purchase. The Class A Lenders shall not (and shall instruct the Trustee not to) initiate or complete any Enforcement Action (other than any Enforcement Action necessary to prevent material diminution in the value of the Collateral) following the delivery of a Class B Purchase Notice as long as the purchase and sale of the Class A Obligations provided for herein shall have closed within fifteen (15) Business Days following the declaration that the Obligations are immediately due and payable pursuant to Section 9.2(a) and the Class A Lenders shall have received payment in full of the Class A Obligations as provided for herein within such fifteen (15) Business Day period.

Section 12.4 Purchase of Class A and Class B Obligations.

(a) Purchase Notice. If the Controlling Class B Lender shall not have delivered the Class B Purchase Notice during the period specified in Section 12.3(a), the Borrower shall have the option, but not the obligation, to purchase all, but not less than all, of (1) the Class A Obligations or (2) the Class A Obligations and Class B Obligations, in each case, from the applicable Lenders by giving an irrevocable notice (a “Borrower Purchase Notice”) to the Lenders no later than the fifth (5th) Business Day after such declaration. For the avoidance of doubt, this purchase option shall not constitute a standstill period or in any way restrict the ability of the Administrative Agent or the Secured Parties from exercising any remedies following the acceleration of the Obligations pursuant to Section 9.2(a).

(b) Purchase Option Closing. On the date specified by the Borrower in the Borrower Purchase Notice (which shall not be less than three (3) Business Days nor more than fifteen (15) Business Days, after the receipt by the Lenders of the Borrower Purchase Notice), the applicable Lenders shall sell to the Borrower, and the Borrower shall purchase from the Lenders, all, but not less than all, of (1) the Class A Obligations or (2) the Class A Obligations and the Class B Obligations. On such date, in accordance with Section 11.6(b), the Company shall become the Administrative Agent.

(c) Purchase Price. Upon the date of such purchase and sale, the Borrower shall (i) pay to the Lenders as the purchase price therefor one hundred (100%) of the full amount of all (1) Class A Obligations or (2) Class A Obligations and Class B Obligations, as applicable, then outstanding and unpaid (including principal, interest, fees, indemnities and expenses, including reasonable attorneys’ fees and legal expenses, but excluding contingent indemnification, cost reimbursement and similar obligations for which no claim has been determined), (ii) agree to reimburse the Lenders for any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) in connection with any checks or other payments provisionally credited to the Class A Obligations or Class B Obligations, and/or as to which the Lenders have not yet received final payment, and (iii) furnish cash collateral to the Lenders with respect to the reasonably anticipated amount of any costs, expenses and contingent indemnification obligations not yet due and payable but with respect to which a claim may reasonably be expected to be asserted under this Agreement or any other Transaction Document (which cash collateral shall be returned to the Borrower to the extent not applied in respect of any claim within ninety (90) days after such cash collateral was posted). The purchase price and cash collateral described herein shall be remitted by wire transfer of immediately available funds to such bank account of the Lenders, as the Lenders may designate in writing to the Borrower for such purpose. Interest shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the amounts so paid by the Borrower to the bank account designated by the Lenders are received in such bank account prior to 2:00 p.m., New York City time.

(d) Nature of Sale. Such purchase and sale shall be expressly made without representation or warranty of any kind by the Lenders as to the Class A Obligations and/or Class B Obligations or otherwise and without recourse to the Lenders, except for representations and warranties as to the following: (i) the amount of the Class A Obligations and/or Class B Obligations being purchased (including as to the principal of and accrued and unpaid interest on such Obligations, fees and expenses thereof), (ii) that the Lenders own the Class A Obligations and/or Class B Obligations free and clear of any Liens and (iii) each Lender has the full right and power to assign its Class A Obligations and Class B Obligations and such assignment has been duly authorized by all necessary corporate action by such Lender.

(e) Notice of Election to Purchase. The Lenders shall not (and shall instruct the Trustee not to) initiate or complete any Enforcement Action (other than any Enforcement Action necessary to prevent material diminution in the value of the Collateral) following the delivery of a Borrower Purchase Notice as long as the purchase and sale of the (1) Class A

Obligations or (2) Class A Obligations and Class B Obligations provided for herein shall have closed within fifteen (15) Business Days following the declaration that the Obligations are immediately due and payable pursuant to Section 9.2(a) and the Lenders shall have received payment in full of the (1) Class A Obligations or (2) Class A Obligations and Class B Obligations, as applicable, as provided for herein within such fifteen (15) Business Day period.

Section 12.5 Subrogation.

The Class B Lenders hereby agree that until the Class A Obligations have been paid in full and the Class A Commitments have been terminated, they will not assert any rights of subrogation it or they may acquire as a result of any payment hereunder; provided that, as between the Borrower, on the one hand, and the Class B Lenders, on the other hand, any such payment that is paid over to any Class A Lender pursuant to this Agreement shall be deemed not to reduce any of the Class B Obligations.

ARTICLE XIII

MISCELLANEOUS

Section 13.1 Amendments and Waivers.

Except as provided in this Section 13.1, no amendment, waiver or other modification of any provision of this Agreement shall be effective without the written agreement of the Borrower, the Administrative Agent, the Servicer, and the Required Lenders; provided that, (i) any amendment of the Agreement that is solely for the purpose of adding a Lender may be effected without the written consent of the Borrower or any Lender (provided that no new Class B Lender may be added hereunder without the prior written consent of each existing Class B Lender), (ii) no such amendment, waiver or modification materially adversely affecting the rights or obligations of the Trustee shall be effective without the written agreement of the Trustee, and (iii) each party to this Agreement agrees to make any amendment or modification to the Transaction Documents necessary to permit the Borrower to be owned (either directly or indirectly) by a “Business Development Company” within the meaning of the 1940 Act to the extent any such amendment or modification does not adversely affect the rights of such party under this Agreement or any other Transaction Document, as determined in such party’s sole and complete discretion. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

Section 13.2 Notices, etc.

All notices, reports and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including communication by facsimile copy) and mailed, e-mailed, faxed, transmitted or delivered, as to each party hereto, at its address set forth on Annex A to this Agreement or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of (a) notice by mail, five (5) days after being deposited in the United States mail, first class postage prepaid, (b) notice by e-mail, when verbal or electronic communication of receipt is obtained, or (c) notice by facsimile copy, when verbal communication of receipt is obtained.

Section 13.3 Ratable Payments.

If any Secured Party, whether by setoff or otherwise, has payment made to it with respect to any portion of the Obligations owing to such Secured Party (other than payments received pursuant to Section 10.1) in a greater proportion than that received by any other Secured Party, such Secured Party agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of the Obligations held by the other Secured Parties so that after such purchase each Secured Party will hold its ratable proportion of the Obligations; provided that if all or any portion of such excess amount is thereafter recovered from such Secured Party, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 13.4 No Waiver; Remedies.

No failure on the part of the Administrative Agent, the Trustee or a Secured Party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.

Section 13.5 Binding Effect; Benefit of Agreement.

This Agreement shall be binding upon and inure to the benefit of the Borrower, the Servicer, the Administrative Agent, the Trustee, the Secured Parties and their respective successors and permitted assigns. Each Servicer Indemnified Party and each Indemnified Party shall be an express third-party beneficiary of this Agreement to the extent set forth herein.

Section 13.6 Term of this Agreement.

This Agreement, including, without limitation, the Borrower’s representations and covenants set forth in Articles IV and V, and the Servicer’s representations, covenants and duties set forth in Articles IV and V, creates and constitutes the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect during the Covenant Compliance Period; provided that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Borrower or the Servicer pursuant to Articles IV and V, the provisions, including, without limitation the indemnification and payment provisions, of Article X, Section 2.13, Section 13.9, Section 13.10 and Section 13.11, shall be continuing and shall survive (i) any termination of this Agreement and the occurrence of the Collection Date, (ii) with respect to the rights and remedies of the Class A Lenders under Article X, any sale by the Class A Lenders of the Class A Obligations hereunder and (iii) with respect to the rights and remedies of the Class B Lenders under Article X, any sale by the Class B Lenders of the Class B Obligations hereunder.

Section 13.7 Governing Law; Consent to Jurisdiction; Waiver of Objection to Venue; Service of Process.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

Each of the Borrower and the Servicer agrees that service of process may be effected by mailing a copy thereof by registered or certified mail, postage prepaid, to the Borrower or the Servicer, as applicable, at its address specified in Annex A to this Agreement or at such other address as the Administrative Agent shall have been notified in accordance herewith. Nothing in this Section 13.7 shall affect the right of the Lenders or the Administrative Agent to serve legal process in any other manner permitted by law.

Section 13.8 Waivers.

(a) Each of the Servicer and the Borrower hereby irrevocably and unconditionally:

(i) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Transaction Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower or the Servicer, as applicable;

(iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(v) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.8 any special, indirect, exemplary, punitive or consequential (including loss of profit) damages.

(b) TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

Section 13.9 Costs and Expenses.

(a) In addition to the rights of indemnification granted to the Indemnified Parties under Article X hereof, the Borrower agrees to pay on demand all reasonable costs and expenses of the Administrative Agent, the Trustee and the Secured Parties incurred in connection with the preparation, execution, delivery, administration (including periodic auditing), renewal, amendment or modification of, or any waiver or consent issued in connection with, this Agreement and the other documents to be delivered hereunder or in connection herewith, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent, the Trustee and the Secured Parties with respect thereto and with respect to advising the Administrative Agent, the Trustee and the Secured Parties as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith, and all reasonable costs and expenses, if any (including reasonable counsel fees and expenses), incurred by the Administrative Agent, the Trustee or the Secured Parties in connection with the enforcement of this Agreement by such Person and the other documents to be delivered hereunder or in connection herewith.

(b) The Borrower shall pay, on the Payment Date following receipt of a request therefor, all other reasonable costs and expenses that have been invoiced at least ten (10) Business Days prior to such Payment Date and incurred by the Administrative Agent and the Secured Parties, in each case in connection with periodic audits of the Borrower’s books and records.

Section 13.10 No Proceedings. Each of the parties hereto (other than the Administrative Agent) hereby agrees that it will not institute against, or join any other Person in instituting against, the Borrower or the Equityholder any Insolvency Proceeding so long as there shall not have elapsed one year and one day (or such longer preference period as shall then be in effect) since the end of the Covenant Compliance Period.

Section 13.11 Recourse Against Certain Parties.

(a) No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of any party hereto as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any incorporator, affiliate, stockholder, officer, partner, member, manager, employee or director thereof by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of each party hereto contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the corporate or limited liability company obligations of such party and that no personal liability whatsoever shall attach to or be incurred by such party or any incorporator, stockholder, affiliate, officer, partner, member, manager, employee or director thereof under or by reason of any of the obligations, covenants or agreements of any such party hereto contained in this Agreement or in any other such instruments, documents or agreements, or that are implied therefrom, and that any and all personal liability of any party hereto and each incorporator, stockholder, affiliate, officer, partner, member, manager, employee or director thereof or any of them, for breaches by any such party hereto of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement; provided that the foregoing non-recourse provisions shall in no way affect any rights the Secured Parties might have against any incorporator, affiliate, stockholder, officer, employee, partner, member, manager or director of any the Borrower, the Servicer, the Originator or the Equityholder to the extent of any fraud, misappropriation, embezzlement or any other financial crime constituting a felony by such Person.

(b) Notwithstanding any contrary provision set forth herein, no claim may be made by the Borrower, the Servicer or any other Person against the Administrative Agent and the Secured Parties or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect to any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each of the Borrower and the Servicer hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected.

(c) Notwithstanding any contrary provision set forth herein, no claim may be made by the Servicer against the Borrower or its Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect to any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and the Servicer hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected.

(d) No obligation or liability to any Obligor under any of the Loans is intended to be assumed by the Administrative Agent and the Secured Parties under or as a result of this Agreement and the transactions contemplated hereby.

(e) The provisions of this Section 13.11 shall survive the termination of this Agreement.

Section 13.12 Protection of Right, Title and Interest in the Collateral; Further Action Evidencing Advances.

(a) The Servicer (on behalf of the Borrower) shall cause this Agreement, all amendments hereto and/or all financing statements and continuation statements and any other necessary documents covering the right, title and interest of the Trustee for the benefit of the Secured Parties, and of the Secured Parties to the Collateral to be promptly recorded, registered and filed, and at all times to be kept recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect the right, title and interest of the Trustee for the benefit of the Secured Parties, hereunder to all property comprising the Collateral. The Borrower shall cooperate fully with the Servicer in connection with the obligations set forth above and will execute any and all documents reasonably required to fulfill the intent of this Section 13.12(a).

(b) The Borrower agrees that from time to time, at its expense, it will promptly authorize, execute and deliver all instruments and documents, and take all actions, that the Administrative Agent may reasonably request in order to perfect, protect or more fully evidence the security interest granted in the Collateral, or to enable the Administrative Agent or the Secured Parties to exercise and enforce their rights and remedies hereunder or under any other Transaction Document.

(c) If the Borrower or the Servicer fails to perform any of its obligations hereunder, the Administrative Agent or any Secured Party may (but shall not be required to) perform, or cause performance of, such obligation; and the Administrative Agent’s or such Secured Party’s costs and expenses incurred in connection therewith shall be payable as provided in Article X. The Borrower irrevocably authorizes the Administrative Agent and appoints the Administrative Agent as its attorney-in-fact to act on behalf of the Borrower (i) to complete on behalf of the Borrower as debtor and to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Secured Parties in the Collateral, including those that describe the Collateral as “all assets,” or words of similar effect, and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Secured Parties in the Collateral. This appointment is coupled with an interest and is irrevocable.

(d) Without limiting the generality of the foregoing, the Borrower (or the Servicer on its behalf) will, not earlier than six (6) months and not later than one (1) month prior to the fifth (5th) anniversary of the date of filing of the financing statement referred to in Section 3.1(m) or any other financing statement filed pursuant to this Agreement or in connection with any Advance hereunder, unless the Covenant Compliance Period shall have ended, authorize, and deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement.

Section 13.13 Confidentiality.

(a) Each of the Administrative Agent, the Secured Parties, the Trustee, the Borrower and the Servicer shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Agreement and all information with respect to the other parties, including all information regarding the business and beneficial ownership of the Borrower and the Servicer hereto and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that each such party and its officers and employees may (i) disclose such information to its external accountants, investigators, auditors, attorneys, investors, potential investors or other agents, including any Approved Valuation Firm, engaged by such party in connection with any due diligence or comparable activities with respect to the transactions and Loans contemplated herein and the agents of such Persons (“Excepted Persons”); provided that each Excepted Person shall, as a condition to any such disclosure, agree for the benefit of the Administrative Agent, the Secured Parties, the Trustee, the Servicer and the Borrower that such information shall be used solely in connection with such Excepted Person’s evaluation of, or relationship with, the Borrower and its affiliates, (ii) disclose the existence of the Agreement, but not the financial terms thereof, (iii) disclose such information as is required by Applicable Law, and (iv) disclose this Agreement and such information in any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving any of the Transaction Documents for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies, or interests under or in connection with any of the Transaction Documents. It is understood that the financial terms that may not be disclosed except in compliance with this Section 13.13(a) include, without limitation, all fees and other pricing terms, and all Events of Default, Servicer Defaults, and priority of payment provisions.

(b) Anything herein to the contrary notwithstanding, each of the Borrower and the Servicer hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Administrative Agent, the Trustee or the Secured Parties by each other, (ii) by the Administrative Agent, the Trustee and the Secured Parties to any prospective or actual assignee or participant of any of them provided such Person agrees to hold such information confidential in accordance with the terms hereof, or (iii) by the Administrative Agent, and the Secured Parties to any Rating Agency, any commercial paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to any Lender, and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information and agrees to hold such information confidential. In addition, the Secured Parties, the Administrative Agent, and the Servicer may disclose any such nonpublic information as required pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

(c) Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all information that is or becomes publicly known; (ii) disclosure of any and all information (A) if required to do so by any applicable statute, law, rule or regulation, (B) to any government agency or regulatory body having or claiming authority to regulate or oversee any respects of the Administrative Agents’, the Secured Parties’, the Trustee’s, the Servicer’s or the Borrower’s business or that of their affiliates, (C) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the Administrative Agent, the Secured Parties, the Trustee, the Servicer or the Borrower or an officer, director, employer, shareholder or affiliate of any of the foregoing is a party, (D) (1) to the extent required by Applicable Law, the filing of any Transaction Document (other than the Fee Letter) (together with any exhibits and schedules thereto) as an exhibit to the Equityholder’s filings with the SEC or otherwise (including in connection with an N-2 amendment by the Equityholder) or (2) in any preliminary or final offering circular, registration statement or contract or other document approved in advance by the Borrower or, to the extent information with respect to the Servicer is included therein, the Servicer, (E) to any affiliate, independent or internal auditor, agent (including any potential sub-or-successor servicer), employee or attorney of the Trustee or the Servicer having a need to know the same, (F) to any Person whose consent is required or to whom notice is required to be given in connection with the Borrower’s acquisition or disposition of any Loan or any assignment thereof, or (G) to any Person when required for USA PATRIOT Act or other “know your customer” purposes, provided that the Trustee or the Servicer, as applicable, advises such recipient of the confidential nature of the information being disclosed; or (iii) any other disclosure authorized by the Borrower or the Servicer, as applicable.

Section 13.14 Execution in Counterparts; Severability; Integration.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts (including by facsimile), each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement, the other Transaction Documents and any agreements or letters (including fee letters) executed in connection herewith contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

Section 13.15 Waiver of Setoff.

Each of the parties hereto hereby waives any right of setoff it may have or to which it may be entitled under this Agreement from time to time against any Lender or its assets.

Section 13.16 Assignments by the Lenders.

(a) With the prior written consent of the Borrower (which consent shall not be unreasonably withheld) and the Administrative Agent, each Lender may at any time assign, grant a security interest or sell a participation interest in such Lender’s rights and obligations hereunder and interest herein in whole or in part and/or any Advance (or portion thereof) or any VFN (or any portion thereof) to any Person rated “A3” or higher by Moody’s or “A” or higher by S&P; provided that (i) no transfer of any Advance (or any portion thereof) or of any VFN (or any portion thereof) shall be made unless such transfer is exempt from the registration requirements of the Securities Act and any applicable state securities laws or is made in accordance with the Securities Act and such laws, and is made only to either an “accredited investor” as defined in paragraphs (a)(1), (2), (3), or (7) of Rule 501 of Regulation D under the Securities Act (or any entity in which all of the equity owners are entities described within such paragraphs) or to a “qualified institutional buyer” as defined in Rule 144A under the Securities Act, (ii) following the occurrence and during the continuation of an Event of Default, no such consent of the Borrower shall be required and the Person to whom the Lender assigns, grants a security interest or sells a participation interest of any Advance (or portion thereof) or VFN (or portion thereof) shall not be required to meet the aforementioned rating threshold of “A3” or higher by Moody’s or “A” or higher by S&P, (iii) in the case of an assignment of any Advance (or any portion thereof) or of any VFN (or of any portion thereof), the assignee executes and delivers to the Servicer, the Borrower and the Administrative Agent a fully executed Transferee Letter substantially in the form of Exhibit G hereto (a “Transferee Letter”), (iv) any Lender may assign or participate all or a portion of its interests hereunder or under its VFN without the consent of the Borrower to any Person rated “A3” or higher by Moody’s or “A” or higher by S&P upon such Lender’s good faith determination that such assignment or participation is required for regulatory reasons, and (v) no Lender shall need prior consent of the Borrower to assign, grant a security interest in, sell a participation interest in any Advance (or portion thereof) or any VFN (or portion thereof) to an Affiliate or another Lender that meets the aforementioned ratings thresholds. Notwithstanding anything contained in this Agreement to the contrary, if any Lender (other than Wells Fargo) becomes a Defaulting Lender, unless such Lender shall have been deemed to no longer be a Defaulting Lender pursuant to Section 2.21(b), then, in each case, the Administrative Agent with consent of Borrower (not to be unreasonably withheld) shall have the right to cause such Person to assign its entire interest in the Advances and this Agreement to a transferee selected by the Administrative Agent in an assignment which satisfies the conditions set forth in the first sentence of this Section 13.16(a). The parties to any such assignment, grant or sale of a participation interest shall execute and deliver to the Administrative Agent, for its acceptance and recording in its books and records, such agreement or document as may be satisfactory to such parties and the Administrative Agent. The Borrower shall not assign or delegate, or grant any interest in, or permit any Lien to exist upon, any of the Borrower’s rights, obligations or duties under this Agreement without the prior written consent of the Administrative Agent.

(b) Notwithstanding any other provision of this Section 13.16, any Lender may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, rights to payment of principal and interest) under this Agreement to secure obligations of such Lender to a Federal Reserve Bank, without notice to or consent of the Borrower or the Administrative Agent; provided that no such pledge or grant of a security interest shall release such Lender from any of its obligations hereunder, or substitute any such pledgee or grantee for such Lender as a party hereto.

(c) The Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its lending offices, a copy of each transfer pursuant to Section 13.16(a) delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Transfer by a Lender of its rights hereunder or under any VFN may be effected only by the recording by the Administrative Agent of the identity of the transferee in the Register. The entries in the Register shall be conclusive, and Borrower, the Servicer the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The register shall be available for inspection by Borrower, the Servicer and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

Section 13.17 Heading and Exhibits.

The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof. The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

Section 13.18 Intent of the Parties.

It is the intent and understanding of each party hereto that the Advances are loans from the Lenders to the Borrower and do not constitute a “security” within the meaning of Section 8-102(15) of the UCC.

Section 13.19 Non-Confidentiality of Tax Treatment.

All parties hereto agree that each of them and each of their employees, representatives, and other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including, without limitation, opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure. “Tax treatment” and “tax structure” shall have the same meaning as such terms have for purposes of Treasury Regulation Section 1.6011-4; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, the provisions of this Section 13.19 shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated hereby.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

NEWSTAR ARLINGTON FUNDING LLC

By:	NewStar Financial, Inc., its Designated Manager

By:	/s/ JOHN J. FRISHKOPF
Name:	John J. Frishkopf
Title:	Treasurer

Loan and Security Agreement

SERVICER:

NEWSTAR FINANCIAL, INC.

By:	/s/ JOHN J. FRISHKOPF
Name:	John J. Frishkopf
Title:	Treasurer

[Signatures Continued on the Following Page]

Loan and Security Agreement

THE ADMINISTRATIVE AGENT:

WELLS FARGO SECURITIES, LLC, in its capacity as Administrative Agent

By:	/s/ MATT JENSEN
Name:	Matt Jensen
Title:	Vice President

CLASS A LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ KEVIN SUNDAY
Name:	Kevin Sunday
Title:	Director

CLASS B LENDER:

NEWSTAR FINANCIAL, INC.

By:	/s/ JOHN J. FRISHKOPF
Name:	John J. Frishkopf
Title:	Treasurer

[Signatures Continued on the Following Page]

Loan and Security Agreement

THE TRUSTEE:

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Trustee

By:	/s/ KYLE HARCOURT
Name:	Kyle Harcourt
Title:	Vice President

DOCUMENT CUSTODIAN:

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ KYLE HARCOURT
Name:	Kyle Harcourt
Title:	Vice President

Loan and Security Agreement

Annex A

NEWSTAR ARLINGTON FUNDING LLC

as Borrower

500 Boylston Street, Suite 1250

Boston, Massachusetts 02116

Attention: Brian Forde

Telephone: (617) 848-4373

Fax: (617) 848-4300

with a copy to:

NewStar Financial, Inc.

500 Boylston Street, Suite 1250

Boston, Massachusetts 02116

Attention: Rob Brown

Telephone: (617) 848-2558

Fax: (617) 848-4399

NEWSTAR FINANCIAL, INC.

as Servicer or Originator

500 Boylston Street, Suite 1250

Boston, Massachusetts 02116

Attention: Brian Forde

Telephone: (617) 848-4373

Fax: (617) 848-4300

NEWSTAR ARLINGTON FUND LLC

as Equityholder

500 Boylston Street, Suite 1250

Boston, Massachusetts 02116

Attention: Brian Forde

Telephone: (617) 848-4373

Fax: (617) 848-4300

with a copy to:

NewStar Financial, Inc.

500 Boylston Street, Suite 1250

Boston, Massachusetts 02116

Attention: Rob Brown

Telephone: (617) 848-2558

Fax: (617) 848-4399

Annex A to LSA

WELLS FARGO SECURITIES, LLC,

as Administrative Agent

Duke Energy Center

550 South Tryon Street

5th Floor

MAC D1086-051

Charlotte, NC 28202

Attention: Kevin Sunday

Facsimile: (704) 715-0067

Confirmation: (704) 410-2384

All electronic dissemination of Notices should be sent to scp.mmloans@wellsfargo.com

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Class A Lender

Duke Energy Center

550 South Tryon Street

5th Floor

MAC D1086-051

Charlotte, NC 28202

Attention: Kevin Sunday

Facsimile: (704) 715-0067

Confirmation: (704) 410-2384

All electronic dissemination of Notices should be sent to scp.mmloans@wellsfargo.com

U.S. BANK NATIONAL ASSOCIATION (Document Custody Facilities)

1719 Otis Way

Mail Code: Ex - SC - FLOR

Florence, South Carolina 29501

Attn: Steve Garrett

Ref: NewStar Arlington Funding/Wells Fargo Warehouse

Facsimile No.: 843-673-0162

Confirmation No: 843-676-8901

U.S. BANK NATIONAL ASSOCIATION (Corporate Trust Office)

Corporate Trust Services - CDO Unit

One Federal Street, Third Floor

Boston, Massachusetts 02110

Attn: Kyle Harcourt

Reference: NewStar Arlington Funding/Wells Fargo Warehouse

Facsimile No.: 503-258-6028

Confirmation No: 617-603-6506

NEWSTAR FINANCIAL, INC.

as Class B Lender

500 Boylston Street, Suite 1250

Boston, Massachusetts 02116

Attention: Brian Forde

Telephone: (617) 848-4373

Fax: (617) 848-4300

2

Annex B

Lender	Commitment

Wells Fargo Bank, National Association	$147,000,000 of Class A Advances

NewStar Financial, Inc.	$28,000,000 of Class B Advances

Annex A to LSA